As filed with the Securities and Exchange Commission on May 31, 2023

Registration No. 333-270958

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Amendment No. 1 to
FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

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HUHUTECH International Group Inc.
(Exact name of registrant as specified in its charter)

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Not Applicable
(Translation of Registrant’s Name into English)

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Cayman Islands	3366	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3-1208 Tiananzhihui Compound
228 Linghu Road
Xinwu District, Wuxi City, Jiangsu Province
People’s Republic of China 214135
0510-88681689 — telephone
(Address, including zip code, and telephone number,
including area code, of principal executive offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

________________

Copies to:

William S. Rosenstadt, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 Telephone: +1-212-588-0022	Laura Hua Luo Hemmann, Esq. King & Wood Mallesons LLP 50th Floor, 500 Fifth Avenue New York, New York 10110 Telephone: +1-212-319-4755

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Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Ordinary shares, par value US$0.00001 per share(3)
Underwriter’s warrants(4)
Ordinary shares, par value US$0.00001, underlying the underwriter’s warrants

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(1)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)      Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)      In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)      The Registrant will issue to the underwriter warrants to purchase a number of ordinary shares equal to an aggregate of [•]% of the ordinary shares sold in the offering. The exercise price of the underwriter’s warrants is equal to [•]% of the offering price of the ordinary shares offered hereby. The underwriter’s warrants are exercisable at any time, and from time to time, in whole or in part, within [•] years commencing from the effective date of the offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 31, 2023

HUHUTECH International Group Inc.

— Ordinary Shares

This is an initial public offering of Ordinary Shares of HUHUTECH International Group Inc., a Cayman Islands company. We are offering on a firm commitment basis — Ordinary Shares, par value $— per share. Prior to this offering, there has been no public market for our Ordinary Shares. We expect the initial public offering price will be between $— and $— per ordinary share. This offering is contingent upon us listing our Ordinary Shares on Nasdaq or another national exchange. There is no guarantee or assurance that our Ordinary Shares will be approved for listing on the Nasdaq Capital Market or another national exchange. We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “—”. We cannot assure you that our application will be approved; however, if it is not approved, we will not complete this offering.

HUHUTECH International Group Inc. was incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations in China through Jiangsu Huhu Electromechanical Technology Co., Ltd, or HUHU China, our wholly owned subsidiary. Investors will not and may never directly hold equity interests in HUHU China. HUHUTECH controls and receives the economic benefits of HUHU China’s business operations, if any, through equity ownership. Any references to “HUHUTECH” are to HUHUTECH International Group Inc., the ultimate holding company and any references to “we”, “us”, “our Company,” “the Company,” or “our” are to HUHUTECH International Group Inc. (“HUHUTECH”) and its subsidiaries. Any references to the “holding company” is to HUHUTECH, in which investors are purchasing an interest. HUHU China conducts business operations, and is the operating subsidiary. Any references to HUHU HK is to HUHUTECH(HK) Limited. Any reference to WFOE is to Wuxi Xinwu District Jianmeng Electromechanical Technology Co., Limited. Any references to HUHU Japan is to HUHU Technology Co., Ltd. For more details regarding the risks regarding the Company’s holding company structure, please refer to “Prospectus Summary — Holding Company Structure” and “Risk Factor — Risks related to Doing Business in the PRC — HUHUTECH is a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Ordinary Shares” on page 25 of the prospectus.

Investors are cautioned that you are not buying shares of a China-based operating company but instead are buying shares of a Cayman Islands holding company with operations conducted by our subsidiaries based in China. For more details, see “Risk Factors — Risks related to doing Business in the PRC — HUHUTECH is a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Ordinary Shares.”

The holding company may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements. As of the date of this prospectus, neither HUHUTECH nor any of its subsidiaries have paid dividends or made distributions to their shareholders. We do not expect to pay dividends in the foreseeable future.

If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. However, none of our subsidiaries has made any dividends or other distributions to our holding company or any U.S. investors as of the date of this prospectus. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our PRC subsidiaries via capital contribution or shareholder loans, as applicable.

To make loans to HUHU HK, WFOE or HUHU China, according to Matters relating to the Macro-prudential Management of Comprehensive Cross-border Financing, or PBOC Circular 9 promulgated by the People’s Bank of China, the total cross-border financing of a company shall be calculated using a risk-weighted approach and shall not exceed the statutory foreign debt upper limit. The statutory foreign debt upper limit shall be calculated as capital or assets (for enterprises, net assets shall apply) multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter. The macro-prudential regulation parameter is currently 1, which may be adjusted by the People’s Bank of China and the State Administration of Foreign Exchange in the future, and the cross-border financing leverage ratio is 2 for enterprises. Therefore, the statutory foreign debt upper limit of the loans that a PRC company can borrow from foreign companies shall be calculated at 2 times the borrower’s net assets. When WFOE and HUHU China jointly apply for borrowing foreign debt, the upper limit of borrowing shall be 2 times of the net assets in the consolidated financial statement, and HUHU China shall make a commitment to refrain from borrowing foreign debt in their own respective names. As of the date of this prospectus, no cash transfer or transfer of other assets has occurred between HUHUTECH and any of its subsidiaries.

Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from, or registration with, appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for transfer of funds involving money laundering and criminal activities. Cayman Islands law prescribes that a company may only pay dividends out of its profits. Other than that, there is no restrictions on HUHU China’s ability to transfer cash to investors.

The PRC has currency and capital transfer regulations that require us to comply with certain requirements for the movement of capital. The Company is able to transfer cash (US Dollars) to its PRC subsidiaries through an investment (by increasing the Company’s registered capital in a PRC subsidiary). The Company’s subsidiaries within China can transfer funds to each other when necessary through the way of current lending. The transfer of funds among companies are subject to the Provisions on Private Lending Cases, which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by our PRC counsel, Jiangsu Junjin Law Firm, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between PRC subsidiaries. The Company’s subsidiaries in the PRC have not transferred any earnings or cash to the Company to date. As of the date of this prospectus, there has not been any assets or cash transfer between the holding company and its subsidiaries. As of the date of this prospectus, there has not been any dividends or distributions made to US investors. The Company’s business is primarily conducted through its subsidiaries. The Company is a holding company and its material assets consist solely of the ownership interests held in its PRC subsidiaries. The Company relies on dividends paid by its subsidiaries for its working capital and cash needs, including the funds necessary: (i) to pay dividends or cash distributions to its shareholders, (ii) to service any debt obligations and (iii) to pay operating expenses. As a result of PRC laws and regulations (noted below) that require annual appropriations of 10% of after-tax income to be set aside in a general reserve fund prior to payment of dividends, the Company’s PRC subsidiaries are restricted in that respect, as well as in other respects noted below, in their ability to transfer a portion of their net assets to the Company as a dividend.

To date, we have not raised any capital, and thus, have not transferred funds to our any of our subsidiaries. In the future, however, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our subsidiary via capital contribution or shareholder loans. As of the date of this prospectus, there have not been any such dividends or other distributions from our PRC subsidiaries to our Hong Kong subsidiary. In addition, none of our subsidiaries have ever issued any dividends or distributions to us or their respective shareholders outside of China. We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. For more details, see “Prospectus Summary — Transfers of Cash” on page 4 of this prospectus.

The holding company has limited operation and operation expenses. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, under PRC law, our PRC subsidiary is required to set aside at least 10% of their respective after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. These reserves are not distributable as cash dividends. If any of our Chinese subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to its shareholders and, ultimately, to HUHUTECH. To date, there have not been any such dividends or other distributions from our Chinese subsidiaries to our subsidiaries located outside of China. In addition, as of the date of this prospectus, none of our subsidiaries have issued any dividends or distributions to HUHUTECH or its shareholders. Furthermore, as of the date of this prospectus, neither HUHUTECH nor any of its subsidiaries have paid dividends or made distributions to their shareholders. HUHUTECH is permitted under PRC laws and regulations as an offshore holding company to provide funding to its PRC subsidiaries in China through shareholder loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements. According to the relevant PRC regulations on foreign-invested enterprises in China, there are no quantity limits on HUHUTECH’s ability to make capital contributions to its PRC subsidiaries. However, our PRC subsidiaries may not procure loans which exceed the statutory foreign debt upper limit and must register with the State Administration of Foreign Exchange (“SAFE”) or its local counterparts, and must submit a foreign exchange loan registration with the National Development and Reform Commission (“NDRC”) if required. In the future, cash proceeds raised from overseas financing activities, including this offering, may continue to be transferred by HUHUTECH to the PRC subsidiaries via capital contribution or shareholder loans, as the case may be. We intend to retain most, if not all, of our available funds and any future earnings after this offering to the development and growth of our business in China. We do not expect to pay dividends in the foreseeable future. Our management monitors the cash position of each entity within our organization regularly and prepare monthly budgets to ensure each entity has the necessary funds to fulfill its obligation for the foreseeable future and to ensure adequate liquidity. In the event that there any current or potential liquidity issue, it will be reported to our Chief Financial Officer and subject to approval by our board of directors, we will enter into an intercompany loan for the applicable subsidiary. See “Prospectus Summary — Transfers of Cash to and from Our Subsidiaries” beginning on page 4 and “Corporate History and Structure — Transfers of Cash to and from Our Subsidiaries” beginning on page 60.

We are subject to certain legal and operational risks associated with having substantially all business operations in China. Such risks may include changes in the legal, political, and economic policies of the Chinese government, the relations between China and the United States, and Chinese or United States regulations that may materially and adversely affect our business, financial condition, results of operations and the market price of the Ordinary Shares. Any such changes could significantly limit or completely hinder our ability to offer or continue to offer securities to investor and could cause the value of offered securities to significantly decline or become worthless. PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Recently, the PRC government initiated a series of regulatory actions and made statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on the daily business operation of HUHU China and its subsidiaries and HUHUTECH’s ability to accept foreign investments and list on an U.S. or other foreign exchange. These risks may cause significant depreciation of the value of our Ordinary Shares, or a complete hinderance of our ability to offer or continue to offer our securities to investors. See “Risk Factors — Risks Related to Doing Business in the PRC” beginning on page 22.

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines. On the same date, the CSRC also released the Notice on the Arrangements for the Filing Management of Overseas Listing of Domestic Companies, or the Notice. The Trial Measures came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

According to the Circular, since the date of effectiveness of the Trial Measures on March 31, 2023, PRC domestic enterprises falling within the scope of filing that have been listed overseas or met the following circumstances are “existing enterprises”: before the effectiveness of the Trial Measures on March 31, 2023, the application for indirect overseas issuance and listing has been approved by the overseas regulators or overseas stock exchanges (such as the registration statement has become effective on the U.S. market), it is not required to perform issuance and listing supervision procedures of the overseas regulators or overseas stock exchanges, and the overseas issuance and listing will be completed by September 30, 2023. Existing enterprises are not required to file with the CSRC immediately, and filings with the CSRC should be made as required if they involve refinancings and other filing matters. PRC domestic enterprises that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures on March 31, 2023 can reasonably arrange the timing of filing applications with the CSRC and shall complete the filing with the CSRC before the overseas issuance and listing.

According to the Circular, we can reasonably arrange the timing for submitting the filing application with the CSRC, and shall complete the filing with the CSRC in accordance with the Trial Measures before this offering. In sum, we are subject to the filing requirements of the CSRC for this offering under the Trial Measures. As of the date of this prospectus, we have not submitted our filing materials to the CSRC. We are actively gathering recording documents and plan to submit them to CSRC pursuant to the Trial Measures. We have not received any formal inquiry, notice, warning, sanction, or objection from the CSRC with respect to this offering. As the Circular and Trial Measures were newly published and there exists uncertainty with respect to the filing requirements and their implementation, if we are required to submit to the CRSC and complete the filing procedure, we cannot be sure that we will be able to complete such filings in a timely manner, or at all. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in China — The approval, filing or other requirements of the CSRC or other PRC government authorities may be required under PRC law in connection with our issuance of securities overseas, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing or other requirement.” on page 32.

Our Ordinary Shares may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCAA”) if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the period of time for foreign companies to comply with PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. The SOP Agreement remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the SOP Agreement disclosed by the SEC, the PCAOB shall have sole discretion to select any audit firms for inspection or investigation and the PCAOB inspectors and investigators shall have a right to see all audit documentation without redaction. Under the PCAOB’s rules, a reassessment of a determination under the HFCAA may result in the PCAOB reaffirming, modifying or vacating the determination.

On December 2, 2021, the U.S. Securities and Exchange Commission (“SEC”) adopted final amendments to its rules implementing the HFCAA. The rules apply to registrants the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate (Commission-Identified Issuers) and require Commission-Identified Issuers identified by the SEC to submit documentation and make disclosures required under the HFCAA. In addition, the final amendments also establish procedures the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer” and (ii) prohibiting the trading on U.S. securities exchanges and in the over-the-counter market of securities of a “Commission-Identified Issuer” under the HFCAA. The final amendments are effective on January 10, 2022. The SEC has begun to identify and list Commission-Identified Issuers on its website shortly after registrants begin filing their annual reports for 2021. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021, which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong, a Special Administrative Region of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Statement of Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The terms of the Statement of Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in China and Hong Kong.

On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

Our auditor, Wei, Wei & Co., LLP has been inspected by the PCAOB on a regular basis, with the last inspection completed in August 2020, and it is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Ordinary Shares is prohibited under the HFCAA in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares. If our Ordinary Shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Ordinary Shares. See “Risk Factors — Risks Related to Doing Business in the PRC — Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” on page 36 of this prospectus.

Our holding company is an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” for additional information.

Upon completion of this offering, our CEO, Yujun Xiao, will beneficially own approximately [    ]% of the aggregate voting power of our issued and outstanding Ordinary Shares, assuming no exercise of the over-allotment option, or [    ]%, assuming full exercise of the over-allotment option. As a result, we will be deemed a “controlled company” for the purpose of the Nasdaq Stock Market Rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including the requirements that:

•        a majority of our board of directors consist of independent directors;

•        our director nominees be selected or recommended solely by independent directors; and

•        we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption after we complete this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors after we complete this offering.

Additionally, pursuant to Nasdaq’s phase-in rules for newly listed companies, we have one year from the date on which we are first listed on Nasdaq to comply fully with the Nasdaq listing standards. We do not plan to rely on the phase-in rules for newly listed companies and will comply fully with the Nasdaq listing standards at the time of listing.

As a foreign private issuer, however, Nasdaq corporate governance rules allow us to follow corporate governance practice in our home country, PRC, with respect to appointments to our board of directors and committees in lieu of Nasdaq corporate governance rules. We intend to follow home country practice as permitted by Nasdaq rather than rely on the “controlled company” exception to the corporate governance rules. See “Risk Factors — Risks Related to this Offering and the Trading Market — Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.” Accordingly, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in the Ordinary Shares involves risks. See “Risk Factors” beginning on page 22.

	Price to Public	Underwriting Discounts and Commissions[1]	Proceeds to Us
Per ordinary share(1)	US$	US$	US$
Total	US$	US$	US$

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(1)       Initial public offering price per share is assumed at US$[*].00.

(2)       We have agreed to pay Univest Securities LLC (the “Underwriter”) a discount equal to [7]% of the gross proceeds of this offering. For a description of other compensation to be received by the Underwriter, see “Underwriting” beginning on page 124.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Underwriter expects to deliver the Ordinary Shares against payment in U.S. dollars to purchasers on or about            , 2023.

Prospectus dated            , 2023.

The date of this prospectus is ____________, 2023.

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where offers and sales are permitted and lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares.

Neither we nor any of the underwriters have taken any action that would permit a public offering of the Ordinary Shares outside the United States or permit the possession or distribution of this prospectus or any related free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any related free-writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Ordinary Shares and the distribution of the prospectus outside the United States.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the Securities and Exchange Commission, or the SEC, as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Until and including            , 2023 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Ordinary Shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Prospectus Conventions

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•        “China” or the “PRC” are to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

•        “HUHUTECH” is to HUHUTECH International Holding Inc., a Cayman Islands exempted company limited by shares;

•        “HUHU China” is to Jiangsu Huhu Electromechanical Technology Co., Ltd.., a PRC incorporated limited liability company. HUHU China is a wholly owned subsidiary of WFOE;

•        “HUHU HK” is to HUHUTECH(HK) Limited, a Hong Kong company, limited by shares, which is a wholly-owned subsidiary of HUHUTECH;

•        “HUHU Japan” is to “HUHU Technology Co., Ltd. a Japanese limited company and a wholly owned subsidiary of HUHUTECH;

•        “Ordinary Shares” are to the ordinary shares of the Company, par value US$0.00001 per share;

•        “WFOE” is to Wuxi Xinwu District Jianmeng Electromechanical Technology Co., Limited, a wholly foreign-owned enterprise in the PRC and a wholly owned subsidiary of HUHU HK;

•        “we,” “us,” “our,” “our company,” or “the Company” are to HUHUTECH and its subsidiaries, and to HUHU China in the context of describing our operations and consolidated financial information.

This prospectus contains translations of certain RMB and JPY amounts into U.S. dollar amounts at specified rates solely for the convenience of the US reporting. The relevant exchange rates are listed below:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Period Ended RMB: USD exchange rate	6.8972	6.3726
Period Average RMB: USD exchange rate	6.7290	6.4508
Period Ended JPY: USD exchange rate	131.81	115.17
Period Average JPY: USD exchange rate	131.46	109.84

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chief Executive Officer will be presented as “Yujun Xiao,” even though, in Chinese, Mr. Xiao’s name is presented as “Xiao Yujun.”

We have relied on statistics provided by a variety of publicly available sources regarding China’s expectations of growth. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. Except where otherwise stated, all ordinary share accounts provided herein are on a pre-share-increase basis.

Overview

Our holding company is incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our subsidiaries established in the People’s Republic of China, or “PRC” or “China”. Our PRC subsidiary, HUHU China was incorporated in Wuxi City, Jiangsu Province, PRC on August 20, 2015 under the laws of the PRC.

We, through our subsidiaries, specialize in providing factory facility management and monitoring systems, including high-purity gas, chemicals and liquid system (“HPS”) and factory management and control systems (“FMCS”) for our industrial clients, who are mainly semi-conductor manufacturers and electronics manufacturers in China. We believe our products and services are widely used by semi-conductor manufacturers, LED and micro-electronics factories, as well as some pharmaceutical, food and beverage manufacturers.

Within the HPS, we provide two types of solutions: (1) High-purity gas conveyor system. The high-purity gas conveyor consists of a specialized gas cabinet, the Valve Manifold Box (“VMB”), the gas monitoring software and gas valve parts. This system is connected to our clients’ own factory equipment, which will receive gas through the system we install. The gas conveyor ensures that the high-purity gas will not be contaminated by being exposed to air, liquid or small particles during the delivery. (2) High-purity chemicals conveyor system. The high-purity chemicals conveyor system conveys multiple chemicals used in the cleaning, corrosion and grinding process. This system consolidates multiple sub-systems including high-purity chemical pipes, valve, chemical sensor, and the chemical monitoring software. With the high-purity chemical conveyor system, we deliver chemicals from the storage container to the client’s manufacture equipment through the distribution valve. Both high-purity gas conveyor system and high-purity chemicals conveyor system are capable of delivering special high purity gas and chemicals in a highly controlled environment that ensures the gas and chemicals meet the purity requirement of our clients’ production process, as well as monitors potential safety issues in the production.

Our FMCS solution provides instant and effective monitoring over our clients’ manufacturing process through the control center located in the clients’ factory. The FMCS service monitors the facility production atmosphere, and consolidates sub-systems, including gas monitoring system (GMS), chemical monitoring system (CMS), high and low voltage power distribution, air pressure system, air conditioning system, water system, access control system, elevator system, sewage treatment system, waste gas emission system, pure water system and other systems. Our software is capable of consolidating all the sub-systems by creating a facility-wide software monitoring platform, where one can monitor and control every aspect of the factory condition. Additionally, we also develop individual sub-system for our clients, such as gas monitoring system and chemical monitoring system.

We believe that we have grown to be one of the larger companies in the HPS and FMCS industry in China. Some of our clients are seasoned manufacturers in their industries in China. Our clients include Li Yi System Engineering (Shanghai) Limited, Hefei Lanke Investment Co., Ltd., Shiyuan Technology Engineering Co., Ltd., and AUO Corporation.

We are a nationally recognized brand: we have received ISO9001 standard quality management system certification in June 2021, from Beijing Zhong Jian Xie Certification Centre Co., Ltd., and received both ISO14001 Standard Environmental Management System Certification and ISO45001 Occupational Health and Safety Management System Certification in April 2021, both from TQCS International (Group) Pty, Ltd. We have been recognized as a Technology Driven Medium-Small Enterprise by the Science and Technology Bureau in Jiangsu Province in April 2020. We have been rewarded as First-class Qualification for Professional Contracting of Construction Mechanical and Electrical Installation Engineering by Jiangsu Provincial Department of Housing and Construction in September 2021.

We obtain raw materials mainly from suppliers in the Mainland China. Our most common raw materials include programmable logic controllers (“PLC”) modules, network switches, power modules, signal lines, control lines, cables, bridges, and heating materials. For the year ended December 31, 2022, one supplier accounted for approximately 13.8% of total purchases. For the year ended December 31, 2021, no supplier accounted for more than 10% of our total purchases. As of December 31, 2022, four suppliers accounted for approximately 14.0%, 12.8%, 11.4% and 10.9% of total accounts payable. As of December 31, 2021, two suppliers accounted for approximately 21.2% and 21.1% of our total accounts payable.

Corporate history and structure

HUHUTECH is a holding company with no operations of its own. We conduct our operations in China primarily through our subsidiaries in the PRC. The Ordinary Shares offered in this prospectus are those of HUHUTECH.

The following diagram shows our corporate structure as of the date of this prospectus, including our main subsidiaries and consolidated affiliated entities:

HUHUTECH International Group Inc., a Cayman Islands company limited by shares, was incorporated on July 8, 2021. It is a holding company and is not actively engaged in any business as of the date of this prospectus. Under the post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to this offering, or the memorandum of association, HUHUTECH is authorized to issue 5,000,000,000 Ordinary Shares, par value $0.00001 per ordinary share. There are currently 5,000,000 issued and outstanding Ordinary Shares of HUHUTECH. HUHUTECH’s registered office is at Harneys Fiduciary and its registered office is at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands.

HUHU HK was incorporated on July 28, 2021 under the laws of Hong Kong. HUHU HK is a Hong Kong limited company and a wholly owned subsidiary of HUHUTECH. HUHU HK is a holding company and does not have any operations.

HUHU Japan was incorporated on April 25, 2022 under the laws of Japan as a limited company and a wholly owned subsidiary of HUHUTECH.

Wuxi Xinwu District Jianmeng Electromechanical Technology Co., Ltd. (“WFOE”) was incorporated on December 10, 2021 under the laws of the People’s Republic of China. WFOE is a limited liability company, and a wholly-owned subsidiary of HUHU HK. WFOE is a holding company and does not have any operations.

Jiangsu Huhu Electromechanical Technology Co., Ltd. (“HUHU China”) was incorporated on August 20, 2015 under the laws of the People’s Republic of China. HUHU China is a limited liability company.

Holding Company Structure

HUHUTECH is a holding company with no material operations of its own. We currently conduct our operations primarily through HUHU China. Investors will not and may never directly hold equity interests in HUHU China. We control and receive the economic benefits of HUHU China’s business operations, if any, through equity ownership.

Transfers of cash to and from our subsidiaries

Our management monitors the cash position of each entity within our organization regularly and prepares budgets on a monthly basis to ensure each entity has the necessary funds to fulfill its obligation for the foreseeable future and to provide adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our Chief Financial Officer and subject to approval by our board of directors, we will enter into an intercompany loan for the applicable subsidiary.

HUHUTECH is permitted under the laws of the Cayman Islands to provide funding to HUHU HK through loans or capital contributions without restrictions on the amount of the funds. HUHU HK is permitted under the respective laws of Hong Kong to provide funding to WFOE through dividend distribution without restrictions on the amount of the funds. There are no restrictions on dividend transfers from Hong Kong to the Cayman Islands.

To transfer cash from HUHU HK to WFOE, HUHU HK can increase its registered capital in WFOE, which requires a report with the local commerce department, the registration with the local administration for market regulation and registration with a local bank authorized by SAFE, or through a shareholder loan, which requires a registration with the State Administration of Foreign Exchange or its local bureau. Aside from the aforesaid declaration to the relevant authorities, there is no restriction or limitations on such cash transfer.

To make loans to HUHU HK, WFOE or HUHU China, according to Matters relating to the Macro-prudential Management of Comprehensive Cross-border Financing, or PBOC Circular 9 promulgated by the People’s Bank of China, the total cross-border financing of a company shall be calculated using a risk-weighted approach and shall not exceed the statutory foreign debt upper limit. The statutory foreign debt upper limit shall be calculated as capital or assets (for enterprises, net assets shall apply) multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter. The macro-prudential regulation parameter is currently 1, which may be adjusted by the People’s Bank of China and the State Administration of Foreign Exchange in the future, and the cross-border financing leverage ratio is 2 for enterprises. Therefore, the statutory foreign debt upper limit of the loans that a PRC company can borrow from foreign companies shall be calculated at 2 times the borrower’s net assets. When WFOE and HUHU China jointly apply for borrowing foreign debt, the upper limit of borrowing shall be 2 times of the net assets in the consolidated financial statement, and HUHU China shall make a commitment to refrain from borrowing foreign debt in their own respective names. As of the date of this prospectus, no cash transfer or transfer of other assets has occurred between HUHUTECH and any of its subsidiaries.

Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from, or registration with, appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for transfer of funds involving money laundering and criminal activities. Cayman Islands law prescribes that a company may only pay dividends out of its profits. Other than that, there is no restrictions on HUHU China’s ability to transfer cash to investors. As of the date of this prospectus, neither HUHUTECH nor any of its subsidiaries have paid dividends or made distributions to their shareholders. We do not expect to pay dividends in the foreseeable future.

The PRC has currency and capital transfer regulations that require us to comply with certain requirements for the movement of capital. The Company is able to transfer cash (US Dollars) to its PRC subsidiaries through an investment (by increasing the Company’s registered capital in a PRC subsidiary). The Company’s subsidiaries within China can transfer funds to each other when necessary through the way of current lending. The transfer of funds among companies are subject to the Provisions on Private Lending Cases, which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by our PRC counsel, Jiangsu Junjin Law Firm, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between PRC subsidiaries. The Company’s subsidiaries in the PRC have not transferred any earnings or cash to the Company to date. As of the date of this prospectus, there has not been any assets or cash transfer between the holding company and its subsidiaries. As of the date of this prospectus, there has not been any dividends or distributions made to US investors. The Company’s business is primarily conducted through its subsidiaries. The Company is a holding company and its material assets consist solely of the ownership interests held in its PRC subsidiaries. The Company relies on dividends paid by its subsidiaries for its working capital and cash needs, including the funds necessary: (i) to pay dividends or cash distributions to its shareholders, (ii) to service any debt obligations and (iii) to pay operating expenses. As a result of PRC laws and regulations (noted below) that require annual appropriations of 10% of after-tax income to be set aside in a general reserve fund prior to payment of dividends, the Company’s PRC subsidiaries are restricted in that respect, as well as in other respects noted below, in their ability to transfer a portion of their net assets to the Company as a dividend.

HUHUTECH may rely on dividends paid by its subsidiaries for its working capital and cash needs, including the funds necessary to pay dividends to its shareholders. If HUHUTECH’s subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to HUHUTECH. As of the date of this prospectus, HUHUTECH’s subsidiaries have loans from several banks, but the loans do not restrict their ability to pay dividends to HUHUTECH. As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions and we have not made any dividends or distributions to our shareholders. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future.

As a result of PRC laws and regulations (noted below) that require annual appropriations of 10% of after-tax income to be set aside in a general reserve fund prior to payment of dividends, WFOE is restricted in that respect, as well as in other respects noted below, in their ability to transfer a portion of their net assets to HUHU HK as a dividend. We note the following:

1.      PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations;

2.      WFOE is required to set aside, at a minimum, 10% of their net income after taxes, based on PRC accounting standards, each year as statutory general reserves until the cumulative amount of such reserves reaches 50% of their registered capital;

3.      Such reserves may not be distributed as cash dividends;

4.      WFOE may, upon a decision made by the shareholder, draw a discretionary common reserve from the after-tax profits; and

5.      The incurrence of debt, specifically the instruments governing such debt, may restrict a subsidiary’s ability to pay stockholder dividends or make other cash distributions.

6.      A withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

As of the date of this prospectus, HUHUTECH and its subsidiaries do not have any plans to distribute earnings or settle amounts in the foreseeable future. During the six months ended June 30, 2022 and the fiscal years ended December 31, 2021 and 2020, there was no cash transfer between the holding company and its subsidiaries.

See “Corporate History and Structure — Transfers of Cash to and from Our Subsidiaries”

Dividend Policy

We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business after the Company’s initial public offering. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant. As of the date of this prospectus, we have not paid any dividends or distributions to our shareholders.

Our Solutions

We, through HUHU China, design and provide customized high-purity gas and chemical production system and equipment. Our products mainly include HPS and FMCS. Our products are customized according to the needs of our clients.

High-purity Process System

The high-purity process system revolves around applying effective control of impurities in the production process. It is mainly used in the core processes of integrated circuit manufacturing in the pan-semiconductor industry, including the processes of doping, photolithography, etching and CVD film formation processes. The system consists of high-purity process system equipment, high-purity process system piping, valve boxes, valve components and monitoring systems. We offer the overall solution design, installation and value-added services such as ancillary engineering, testing, plant hosting, calibration and maintenance. The technology used in this industry involves a variety of basic sciences such as physics, semiconductor physics, physical chemistry and electrochemistry and various engineering disciplines such as chemical, mechanical, materials and surface treatment. The new production lines of domestic fabrication plants (“fabs”) will bring development opportunities for us for the following reason: our high-purity process system covers 16-65nm equipment, and our high-purity process system possesses the essential technology to support equipment that is used to produce 5nm sized wafers; we believe such capacity gives us a comparative advantage in the industry, due to the technical difficulty in supporting equipment producing wafers of that size; such comparative advantage will help us gain more market shares in the industry, which will bring us development opportunities.

We provide high-purity process systems which we design and install for the clients, utilizing the equipment we procure from our suppliers, which is special equipment used in high-purity process systems and transport distribution pipelines. Within high purity process systems, there are two main types: high purity gas delivery systems and high purity chemical delivery systems.

High-purity Gas Conveyor System

The high purity gas conveyor system consists of components including special gas cabinets, valve manifold box, gas monitoring software systems (safety and security systems), gas pipes and valve fittings etc. The front end of the system is connected to the high-purity gas plant and the rear end of the system is connected to the client’s own production equipment. This system currently generates most of the Company’s revenue.

High-purity Chemical Conveyor System

The high- purity chemical delivery system is used during the manufacturing process in the pan-semiconductor industry. It supplies a wide range of chemicals for cleaning, etching, grinding and other industrial processes at production facilities in the pan-semiconductor industry. The chemical conveyor system delivers chemicals from tanks and tankers to the various machine demand points via VMB distribution valves. In addition to the associated piping, equipment and valves, a reliable chemical software monitoring system is also required for the system to work properly.

We also offer our customers value-added services related to the conveyor systems, such as ancillary engineering, testing, plant hosting, calibration and maintenance, if applicable.

Factory Management and Control System (FMCS)

Our FMCS provides instant and effective monitoring of our clients’ manufacturing process through the control center of the clients’ factories. We offer a consolidated factory monitoring system that combines multiple factory monitoring systems on one platform and individual factory monitoring systems that specialize in certain aspects of factory environment, including gas monitoring system and chemical monitoring system. All our systems are equipped with a control room where multiple monitoring screens show live status of the facility condition.

Consolidated FMCS

Consolidated FMCS integrates the monitoring information of the various systems of the plant facilities into the central monitoring server, using Ethernet, controllers and communication equipment to form a factory-wide monitoring web, so as to interoperate the information of the whole factory, improve the overall management performance of the factory, simplify the operation and maintenance process, and reduce the management costs. This system integrates the entire factory sub-systems. Through integration, it manages the operational status of each sub-system, serving as the monitoring and management center and coordinating and managing the operation of the entire facility.

We prioritize the software development of the FMCS, among other aspects of the FMCS solution. The system monitors our clients’ entire plant, including the plant’s gas monitoring, process cooling water monitoring, water supply and drainage monitoring, pure water station monitoring, waste water treatment monitoring, plant environment monitoring, air conditioning monitoring, hot and cold source monitoring, ventilation and exhaust system monitoring, compressed air/vacuum and bulk gas system monitoring, variable power distribution system monitoring, and comprehensive automation monitoring.

Gas Monitoring System (GMS)

We also design and install individual gas monitoring systems. As hazardous gas is routinely used in the manufacturing process in the semi-conductor facilities, the monitoring system of poisonous gas plays a crucial role in the facility. The design of our gas monitoring system takes into account the types of particular gas and the pipeline used to distribute the particular gas, as well as the arrangement of the processing machines. The monitoring system collects data, transmits signals through the gas monitoring equipment and turns off the gas valve timely when warning signs appear. The GMS system has great stability, and is supported by a network of multiple internet devices that work independently without being interfered by any breakdown that could occur to one of the devices. The system is also equipped with backup monitors in the monitoring room in case any individual monitor stops working. The above designs ensures that our monitoring system provides around-the-clock control of the gas transportation process and sends a signal that can turn off the gas valve timely. The picture below illustrates our GMS design:

GMS&GDS Service Description-System Structure

Monitoring Layer
GIS SCADA
GDS SCADA
GMS VIEW
Internet Layer
GMS Internet
S7 400H (two back-ups)
S7 1500
Control Layer
ET200M
ET200M
ETH
Device Singal
EtherNet & Comm Serial
Equipment Layer

The GMS is connected to the alarm system and is capable of detecting any leakage of hazardous gas and sending timely signals to people in the facilities. The design is fairly flexible and easy to adapt and improve through our software control. It works with any number of equipment without the need of being adapted or rewritten.

Chemical Monitoring System (CMS)

In the factories in the pan-semiconductor industry, various chemical ingredients are used for cleaning, etching, grinding and other processes, and are distributed through chemical containers and distribution valves. The CMS monitors the safety of the distribution process. The display unit in the control room shows the facility status, including the valve status, pressure number, error signs, electricity input and output, and then sends warnings to the technicians onsite who can timely check the equipment status.

Production Procedure

For a typical production project, we obtain clients’ needs and formulate an initial proposal of our design, which we will submit for bidding to the client. The client will assess our qualifications before admitting us into the bidding process. If we win the bid, we enter into an agreement with the clients. Our team will then start production. We have adopted an integrated business model to meet our clients’ needs in the production stage: our engineering team sets up the schedule and production steps; the quality control team confirms the qualification of equipment, material sample quality and staff qualification. We charge our clients based on the quantity of equipment that is connected to our system. 10% – 20% of payment will be made upon entry of the agreement, with the remainder of the payment made throughout the production stage. Typically, 95% to 97% of the total purchase price will have been paid upon project delivery. The remaining payment will be made one to two years after the delivery, when the customer is satisfied with our production.

The following chart illustrates our production process:

Our Suppliers

For the year ended December 31, 2022, one supplier accounted for approximately 13.8% of total purchases. For the year ended December 31, 2021, no supplier accounted for more than 10% of our total purchases. As of December 31, 2022, four suppliers accounted for approximately 14.0%, 12.8%, 11.4% and 10.9% of total accounts payable. As of December 31, 2021, two suppliers accounted for approximately 21.2% and 21.1% of total accounts payable.

Our Customers and Sales

We service major players in the pan-semiconductor and pharmaceutical industries by supplying reliable high-purity gas and chemical systems and equipment and FMCS. We are a business partner and supplier of many renowned companies in Asia, including Shiyuan Technology Engineering Co., Ltd., Suzhou Ruize System Engineering Co., Ltd., Hesheng Enterprise Co., Ltd., China Electronic System Engineering Fourth Construction Co., Ltd., Li Yi System Engineering (Shanghai) Co., Ltd.

For the year ended December 31, 2022, four customers accounted for 24.4%, 12.7%, 11.5% and 10.0% of total revenues. For the year ended December 31, 2021, three customers accounted for 28.6%,13.3% and,10.6% of total revenues. As of December 31, 2022, five customers accounted for 18.4%, 16.7%, 12.2%, 11.2% and 10.6% of total accounts receivable. As of December 31, 2021, five customers accounted for 20.6%, 17.7%, 16.8%, 13.2% and 11.6% of total accounts receivable.

Our Growth Strategy

Our growth strategies include the following:

•        Client Development and Management — Our team consists of members with years of experience in the industry. We have built an excellent relationship with our suppliers and customers.

•        Research & Development — We will keep investing substantially in research and development, including research and development of semiconductor process line cleaning control systems, semiconductor ultrapure water system control software, semiconductor process gas detection systems, semiconductor process pipeline temperature automatic control system, FMCS related technology and new equipment. We will keep improving our existing technology and explore the development of FMCS and related new equipment.

•        Expand Product and Service Range — We aim to expand our product range to areas including water supply systems, electricity supply systems, air conditioning and ventilation systems. In the services section, we plan to offer annual maintenance and servicing program, the software maintenance and valve and PLC module replacement for the FMCS product. We believe such plans will improve our profitability.

Competitive Advantages

We are committed to providing our customers with high quality service. We believe we have several competitive advantages that will enable us to maintain and further improve our market position in the industry. Our competitive advantages include:

•        Technological Capacity.    We own software copyright over various programs in fields including facility gas supply, chemical and water processing. Our products, such as the FMCS software, effectively increase operation efficiency by using standardized module software.

•        Experienced and Diverse Management Team.    Our management team members have more than ten years of experience in their respective fields. Our founder Yujun Xiao is an experienced entrepreneur with extensive experience in business management and operations. Since the founding of the Company, we have established a reliable, professional team with many management and strategy talents. Mr. Xiao and members of this team entered the semiconductor industry relatively early, and have experienced the early development stage of the monitoring service industry for semiconductor businesses in China. He built this team from years of experience as an industry veteran.

•        Software Solution Modularity.    The PLC module in the system adopts mature algorithm. After the one-time arrangement is completed, the subsequent increase of detector gas cabinet, valve manifold box equipment does not require redownloading of the PLC program. This reduces the errors caused by frequent updates of the program (such as mistakenly shutting down the gas delivery equipment) that could cause customer downtime and lead to significant economic losses. Utilizing software simulation, we test and improve our software without interfering with the operation of the equipment. Our software solution is user-friendly and our clients can add monitoring applications from their end.

Sales and Marketing

We believe that our solutions have a strong competitive edge in China’s domestic market. Our CEO and CTO play essential roles in bringing in new clients, due to their multiple years of experience in the industry. Additionally, we have established a good reputation among our clients through our consistent high-quality products, which ensures we have plenty of long-term clients that we maintain carefully on a periodical basis. Our sales and marketing department work diligently in maintaining existing client relationships by visiting clients regularly. Our sales personnel also attend industry events and exhibitions to expand our connections and promote our products. Due to our renowned reputation in China, we also receive consultation requests and offers from prospective clients, who discover our product and service by word of mouth and industry exhibitions such as SEMII CHINA and China (Shanghai) International Semiconductor Exhibition.

Risk Factors Summary

An investment in our Ordinary Shares is subject to a number of risks, including risks related to our business, risks related to doing business in China and risks related to our Ordinary Shares and this offering. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.

Risks Related to Doing Business in the PRC

•        PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits. See “Risk Factors — Risks Related to Doing Business in the PRC — PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.” on page 22 of the prospectus.

•        The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We will likely be required to obtain approval from Chinese authorities to list on U.S exchanges. If we were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange and the value of our Ordinary Shares may significantly decline or be worthless, which would materially affect the interest of the investors. See “Risk Factors — Risks Related to Doing Business in the PRC — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We will likely be required to obtain approval from Chinese authorities to list on U.S exchanges. If we were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange and the value of our Ordinary Shares may significantly decline or be worthless, which would materially affect the interest of the investors.” on page 24 of the prospectus.

•        Because our business is conducted in RMB and the price of our Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Changes in the conversion rate between the United States dollar and the RMB will affect that amount of proceeds we will have available for our business. See “Risk Factors — Risks Related to Doing Business in the PRC — Because our business is conducted in RMB and the price of our Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Changes in the conversion rate between the United States dollar and the RMB will affect that amount of proceeds we will have available for our business.” on page 26 of the prospectus.

•        Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us. See “Risk Factors — Risks Related to Doing Business in the PRC — Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us.” on page 27 of the prospectus.

•        We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information, and the greater oversight by the Cybersecurity Administration of China over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and proposed offering. See “Risk Factors — Risks Related to Doing Business in the PRC — We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information, and the greater oversight by the Cybersecurity Administration of China over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and proposed offering” on page 28 of the prospectus.

•        You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us, the majority of our directors or our management named in the prospectus based on foreign laws. See “Risk Factors — Risks Related to Doing Business in the PRC — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us, the majority of our directors or our management named in the prospectus based on foreign laws” on page 30 of the prospectus.

•        The approval of the China Securities Regulatory Commission may be required in connection with this offering. See “Risk Factors — Risks Related to Doing Business in the PRC — The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval” on page 32 of the prospectus.

•        Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. See “Risk Factors — Risks Related to Doing Business in the PRC — Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” on page 36 of the prospectus.

Risks Related to Our Business

•        We may fail to anticipate or adapt to technology innovations in a timely manner, so our software design may fail to gain recognition from the customers and the software design industry.

•        The average selling prices of our products may decrease from time to time due to technological advancement, and we may not be able to pass onto our suppliers such decreases, which may in turn adversely affect our profitability.

•        If we fail to maintain an effective quality control system, our business could be materially and adversely affected.

•        Our limited operating history and our volatile historical results of operations could make it difficult for us to forecast our business and assess the seasonality and volatility in our business.

•        The ongoing global coronavirus COVID-19 outbreak had caused significant disruptions in our business, which we expect will materially and adversely affect our results of operations and financial condition.

•        Our management team lacks experience in managing a U.S.-listed public company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial conditions and results of operations.

•        We will incur increased costs as a result of being a public company.

•        Increases in labor costs in the PRC may adversely affect our business and our profitability.

•        We may be unable to make the substantial research and development investments that are required to remain competitive in our business

•        We may encounter difficulties in recruiting and retaining key personnel.

•        We may face difficulties in protecting our intellectual property rights.

Risks Related to this Offering

•        There has been no public market for our shares or Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you paid, or at all.

•        The trading price of the Ordinary Shares is likely to be volatile, which could result in substantial losses to investors.

•        We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

•        If securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding the Ordinary Shares, the market price for the Ordinary Shares and trading volume could decline.

•        We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on the price appreciation of our Ordinary Shares for a return on your investment.

•        If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

•        Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited because we are incorporated under Cayman Islands law.

•        We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

•        There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of the Ordinary Shares.

•        We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

•        Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the company’s listed securities

Holding Foreign Companies Accountable Act (the “HFCAA”)

Our Ordinary Shares may be prohibited from trading on a national exchange under the HFCAA if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for three consecutive years. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the period of time for foreign companies to comply with PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On December 2, 2021, the U.S. Securities and Exchange Commission (“SEC”) adopted final amendments to its rules implementing the HFCAA. The rules apply to registrants the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate (Commission-Identified Issuers) and require Commission-Identified Issuers identified by the SEC to submit documentation and make disclosures required under the HFCAA. In addition, the final amendments also establish procedures the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer” and (ii) prohibiting the trading on U.S. securities exchanges and in the over-the-counter market of securities of a “Commission-Identified Issuer” under the HFCAA. The final amendments are effective on January 10, 2022. The SEC will begin to identify and list Commission-Identified Issuers on its website shortly after registrants begin filing their annual reports for 2021. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021, which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong, a Special Administrative Region of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our auditor, Wei, Wei & Co., LLP, has been inspected by the PCAOB on a regular basis, with the last inspection completed in August 2020, and it is not subject to the determinations announced by the PCAOB on December 16, 2021. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Statement of Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The terms of the Statement of Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in China and Hong Kong. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination.

On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

If trading in our Ordinary Shares is prohibited under the HFCAA in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares. See “Risk Factors — Risks Related to Doing Business in the PRC — Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.” on page 36 of this prospectus.

PRC Limitations on Overseas Listing

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures,” collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), both of which have a comment period that expires on January 23, 2022. The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets. Among other things, if a domestic enterprise intends to indirectly offer and list securities in an overseas market, the record-filing obligation is with a major operating entity incorporated in the PRC and such filing obligation shall be completed within three working days after the overseas listing application is submitted. The required filing materials for an initial public offering and listing shall include but not limited to: regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable).

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines. On the same date, the CSRC also released the Notice on the Arrangements for the Filing Management of Overseas Listing of Domestic Companies, or the Notice. The Trial Measures came into effect on March 31, 2023. The Trial

Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

According to the Circular, since the date of effectiveness of the Trial Measures on March 31, 2023, PRC domestic enterprises falling within the scope of filing that have been listed overseas or met the following circumstances are “existing enterprises”: before the effectiveness of the Trial Measures on March 31, 2023, the application for indirect overseas issuance and listing has been approved by the overseas regulators or overseas stock exchanges (such as the registration statement has become effective on the U.S. market), it is not required to perform issuance and listing supervision procedures of the overseas regulators or overseas stock exchanges, and the overseas issuance and listing will be completed by September 30, 2023. Existing enterprises are not required to file with the CSRC immediately, and filings with the CSRC should be made as required if they involve refinancings and other filing matters. PRC domestic enterprises that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures on March 31, 2023 can reasonably arrange the timing of filing applications with the CSRC and shall complete the filing with the CSRC before the overseas issuance and listing.

According to the Circular, we can reasonably arrange the timing for submitting the filing application with the CSRC, and shall complete the filing with the CSRC in accordance with the Trial Measures before this offering. In sum, we are subject to the filing requirements of the CSRC for this offering under the Trial Measures. As of the date of this prospectus, we have not submitted our filing materials to the CSRC. We are actively gathering recording documents and plan to submit them to CSRC pursuant to the Trial Measures. We have not received any formal inquiry, notice, warning, sanction, or objection from the CSRC with respect to this offering. As the Circular and Trial Measures were newly published and there exists uncertainty with respect to the filing requirements and their implementation, if we are required to submit to the CRSC and complete the filing procedure, we cannot be sure that we will be able to complete such filings in a timely manner, or at all. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless. For more details, see “Risk Factors — Risks Related to Doing Business in China”.

It should be noted however, that there is uncertainty in relying on such advice of counsel in connection with draft legislation as the final version may be materially different and/or that the implementing regulations have yet to be promulgated. We cannot assure you that we will be able to get the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

If the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals and we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors and the securities currently being offered may substantially decline in value and be worthless.

We believe that we will be required to comply with the filing requirements or procedures set forth in the Trial Measures and that none of the situations that would clearly prohibit overseas offering and listing applies to us. In reaching this conclusion, we are relying on the advice of our PRC counsel, Jiangsu Junjin Law Firm, which has advised us that the holding company and our subsidiaries may be required to make filing with/obtain approval from Chinese authorities, including the filing procedures of the CSRC, and the Cyberspace Administration of China, if applicable, to list on U.S exchanges or issue securities to foreign investors.

It should be noted however, that there is uncertainty in relying on such advice of counsel in connection with draft legislation as the final version may be materially different and/or that the implementing regulations have yet to be promulgated. We cannot assure you that we will be able to get the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer our Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless.

For more detailed information, see “Risk Factors — Risks Related to Doing Business in the PRC — The approval of the China Securities Regulatory Commission may be required in connection with this offering.” on page 32 of this prospectus.

Recent Cybersecurity Regulatory Development in PRC

On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cybersecurity Law of the PRC, or Cybersecurity Law, which became effective on June 1, 2017.

On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which became effective on September 1, 2021. The Data Security Law sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits.

On July 10, 2021, the Cyberspace Administration of China, or the CAC, issued a revised draft of the Measures for Cybersecurity Review for public comments, which propose to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users. On December 28, 2021, thirteen PRC regulatory agencies, namely, the CAC, the NDRC, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, MOFCOM, SAMR, CSRC, the People’s Bank of China, the National Radio and Television Administration, National Administration of State Secrets Protection and the National Cryptography Administration, jointly adopted and published the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021) required that, among others, in addition to “operator of critical information infrastructure” any “operator of network platform” holding personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review.

In addition, on November 14, 2021, the CAC released the Regulations on Network Data Security (draft for public comments), or the draft Regulations on Network Data Security, and accepted public comments until December 13, 2021. According to the draft Regulations on Network Data Security, if a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. Currently, the draft Regulations on Network Data Security has been released for public comment only, and its implementation provisions and anticipated adoption or effective date remains substantially uncertain and may be subject to change. We do not know what regulations will be adopted or how such regulations will affect us and our listing on Nasdaq. In the event that the CAC determines that we are subject to these regulations, we may be required to delist from Nasdaq and we may be subject to fines and penalties.

Our PRC legal counsel, Jiangsu Junjin Law Firm, has advised us based on their understanding of the current PRC law, rules, and regulations that we are not expected to be subject to the cybersecurity review by the CAC for this offering, given that: (i) using our products and services does not require users to provide any personal information; (ii) we do not possess any personal information of users in our business operations; and (iii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. However, if the draft Regulations on Network Data Security is adopted into law and we become listed on Nasdaq, our PRC subsidiaries likely will be required to perform annual data security assessment either by itself or retaining a third-party data security service provider and submit such data security assessment report to the local agency every year. Neither the CAC nor any other PRC regulatory agency or administration has contacted the Company in connection with our PRC subsidiaries’ operations. The Company is currently not required to obtain regulatory approval from the CAC nor any other PRC authorities for the PRC subsidiaries’ operations. However, there remains uncertainty as to how the Measures for Cybersecurity Review (2021) will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Measures for Cybersecurity Review (2021). We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that the applicable laws, regulations, or interpretations change such that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we cannot guarantee whether we can complete the registration process in a timely manner, or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties, which could materially and adversely affect our business, financial condition, results of operations and the value of our Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

For more detailed information, see “Risk Factors — Risks Related to Doing Business in the PRC — “We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information” on page 28 of this prospectus

Permission Required from the PRC Authorities

As of the date of this prospectus, HUHU China, the WFOE and HUHU HK have obtained substantially all permissions and approvals to operate their respective business, including registration of incorporation, business license, permit for opening bank account, labor and employment recordation, social insurance registration, internet content provide registration record and such other permissions and approval as required by the PRC regulatory authorities.

As confirmed by our PRC counsel, Jiangsu Junjin Law Firm, we will not be subject to cybersecurity review with the CAC pursuant to the Cybersecurity Review Measures. No relevant laws or regulations in the PRC explicitly require us to seek approval from the CSRC for our overseas listing plan.

As of the date of this prospectus, we and our PRC subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the China Securities Regulatory Commission (“CSRC”) or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on an U.S. exchange. The Standing Committee of the National People’s Congress or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us, our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S.

If we do not receive or maintain the approval, or permission, or inadvertently conclude that such approval or permission is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval or permission in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in the PRC — We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information” on page 28 of this prospectus.”

Selected Condensed Consolidating Financial Data

The tables below are condensed consolidating financial data summarizing separately the financial position and cash flows of HUHUTECH. (“Parent” in the tables below), HUHU HK, WFOE, and HUHU China (“Subsidiaries” in the tables below). The financial data for the Parent reflects the operations from the date of incorporation on July 8, 2021.

SELECTED CONDENSED CONSOLIDATING STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME

	For the Year Ended December 31, 2022
	Parent	Subsidiaries	Eliminations	Consolidated Total
Revenues	$—	$11,374,257	$—	$11,374,257
Equity of subsidiaries	$980,320	$—	$(980,320)	$—
Net income	$930,009	$980,320	$(980,320)	$930,009
Comprehensive income	$691,382	$741,693	$(741,693)	$691,382
	For the Year Ended December 31, 2021
	Parent	Subsidiaries	Eliminations	Consolidated Total
Revenues	$—	$10,156,441	$—	$10,156,441
Equity of subsidiaries	$692,615	$—	$(692,615)	$—
Net income	$692,615	$1,369,042	$(692,615)	$1,369,042
Comprehensive income	$727,181	$1,419,024	$(727,181)	$1,419,024

SELECTED CONDENSED CONSOLIDATING BALANCE SHEETS

	As of December 31, 2022
	Parent	Subsidiaries	Eliminations	Consolidated Total
Cash	$189	$1,688,427	$—	$1,688,616
Total current assets	$189	$9,506,156	$—	$9,506,345
Investments in subsidiaries	$1,468,874	$—	$(1,468,874)	$—
Total non-current assets	$1,468,874	$1,365,805	$(1,468,874)	$1,365,805
Total assets	$1,469,063	$10,871,961	$(1,468,874)	$10,872,150
Total liabilities	$50,500	$7,269,411	$—	$7,319,911
Total shareholders’ equity	$1,418,563	$3,602,550	$(1,468,874)	$3,552,239
Total liabilities and shareholders’ equity	$1,469,063	$10,871,961	$(1,468,874)	$10,872,150

	As of December 31, 2021
	Parent	Subsidiaries	Eliminations	Consolidated Total
Cash	$—	$75,059	$—	$75,059
Total current assets	$—	$6,486,656	$—	$6,486,656
Investments in subsidiaries	$727,181	$—	$(727,181)	$—
Total non-current assets	$727,181	$1,395,925	$(727,181)	$1,395,925
Total assets	$727,181	$7,882,581	$(727,181)	$7,882,581
Total liabilities	$—	$5,021,724	$—	$5,021,724
Total shareholders’ equity	$727,181	$2,860,857	$(727,181)	$2,860,857
Total liabilities and shareholders’ equity	$727,181	$7,882,581	$(727,181)	$7,882,581

SELECTED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022
	Parent	Subsidiaries	Eliminations	Consolidated Total
Net cash (used in) operating activities	$(50,311)	$(89,228)	$—	$(139,539)
Net cash provided by (used in) investing activities	$50,500	$(145,948)	$—	$(95,448)
Net cash provided by financing activities	$—	$1,317,284	$—	$1,317,284
	For the Year Ended December 31, 2021
	Parent	Subsidiaries	Eliminations	Consolidated Total
Net cash (used in) operating activities	$—	$(448,158)	$—	$(448,158)
Net cash (used in) investing activities	$—	$(283,854)	$—	$(283,854)
Net cash provided by financing activities	$—	$690,738	$—	$690,738

Corporate Information

Our principal executive office is located at 3-1208 Tiananzhihui Compound 228 Linghu Road Xinwu District, Wuxi City, Jiangsu Province People’s Republic of China 214135. The telephone number of our principal executive offices is +0510 88681689. Our registered office is located at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service for process in the United States is Cogency Global Inc., located at 122 E 42nd St 18th Fl, New York, NY 10168.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•        the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure; and

•        an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•        we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•        we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Implications of Being a Controlled Company

Upon completion of this offering, our Director, Yujun Xiao, will beneficially own approximately [    ]% of the aggregate voting power of our issued and outstanding Ordinary Shares, assuming no exercise of the over-allotment option, or [    ]%, assuming full exercise of the over-allotment option. As a result, we will be deemed a “controlled company” for the purpose of the Nasdaq Stock Market Rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including the requirements that:

•        a majority of our board of directors consist of independent directors;

•        our director nominees be selected or recommended solely by independent directors; and

•        we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption after we complete this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors after we complete this offering.

Additionally, pursuant to Nasdaq’s phase-in rules for newly listed companies, we have one year from the date on which we are first listed on Nasdaq to comply fully with the Nasdaq listing standards. We do not plan to rely on the phase-in rules for newly listed companies and will comply fully with the Nasdaq listing standards at the time of listing.

As a foreign private issuer, however, Nasdaq corporate governance rules allow us to follow corporate governance practice in our home country, PRC, with respect to appointments to our board of directors and committees in lieu of Nasdaq corporate governance rules. We intend to follow home country practice as permitted by Nasdaq rather than rely on the “controlled company” exception to the corporate governance rules. See “Risk Factors — Risks Related to this Offering and the Trading Market — Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.” Accordingly, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

The Offering

Shares Offered by Us:	— Ordinary Shares
Shares Outstanding Prior to Completion of this Offering:	5,000,000 Ordinary Shares
Ordinary Shares Outstanding Immediately after this Offering:	— Ordinary Shares
Assumed Initial Public Offering Price per Share:	We currently estimate that the initial public offering price will be between $— to $— per ordinary share
Gross Proceeds to Us Before Expenses:	$— assuming the offering price is $5.00 per ordinary share
Underwriter Warrants:

We will issue to the Underwriter warrants entitling the Underwriter to purchase 5% of the aggregate number of Ordinary Shares issued in this offering, at an exercise price per share equal to 110% of the initial public offering price per share (the “Underwriter Warrants”). The Underwriter Warrants are exercisable commencing on the effective date of the offering at any time, and from time to time, in whole or in part, through the date of expiration and will expire on the fifth anniversary from the commencement of sale of this offering.

Lock-up:

Our directors, officers and shareholders have agreed with the Underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of — months after this offering is completed. See “Underwriting” for more information.

Listing:	We have applied to list our Ordinary Shares listed on the Nasdaq Capital Market.
Nasdaq Capital Market Symbol:	“HUHU”
Transfer Agent:	—
Risk Factors:

Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our Ordinary Shares.

Use of Proceeds:	We intend to use the proceeds from this offering for research and development, advertising and marketing, and general working capital. See “Use of Proceeds” for more information.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Doing Business in the PRC

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

As an offshore holding company of our PRC subsidiaries, HUHUTECH may make loans or make additional capital contributions to our subsidiaries, subject to satisfaction of applicable governmental registration and approval requirements.

Any loans we extend to our PRC subsidiaries, which are treated as foreign-invested enterprises under PRC law, cannot exceed the statutory foreign debt upper limit and must be registered with the local counterpart of the SAFE, and a foreign exchange loan registration with the NDRC if required.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaces the previous SAFE Circular 75. SAFE Circular 37 requires PRC residents, including PRC individuals and PRC corporate entities, to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we may make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, are required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct shareholder of an SPV, is required to update its registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE to reflect any material change. If any PRC resident shareholder of such SPV fails to make the required registration or to update the registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiaries in China. In February, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound direct investments, including those required under SAFE Circular 37, must be filed with qualified banks instead of SAFE. Qualified banks should examine the applications and accept registrations under the supervision of SAFE. We have used our best efforts to notify PRC residents or entities directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as PRC residents to complete the foreign exchange registrations. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. Currently, all of our shareholders have completed Circular 37 Registration and are in compliance. All our shareholders who are PRC residents have completed Circular 37 Registration, but we cannot assure that all such shareholders will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, and limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as these foreign exchange and outbound investment-related regulations are relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border investments and transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. We cannot assure you that we have complied or will be able to comply with all applicable foreign exchange and outbound investment-related regulations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to the PRC subsidiaries or future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Substantial uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress approved the PRC Foreign Investment Law, which took effect on January 1, 2020 and replaced three existing laws on foreign investments in China, namely, the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. The PRC Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in China. The PRC Foreign Investment Law establishes the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

According to the PRC Foreign Investment Law, “foreign investment” refers to investment activities directly or indirectly conducted by one or more natural persons, business entities, or otherwise organizations of a foreign country (collectively referred to as “foreign investor”) within China, and the investment activities include the following situations: (i) a foreign investor, individually or collectively with other investors, establishes a foreign-invested enterprise within China; (ii) a foreign investor acquires stock shares, equity shares, shares in assets, or other like rights and interests of an enterprise within China; (iii) a foreign investor, individually or collectively with other investors, invests in a new project within China; and (iv) investments in other means as provided by laws, administrative regulations, or the State Council.

According to the PRC Foreign Investment Law, the State Council will publish or approve to publish the “negative list” for special administrative measures concerning foreign investment. The PRC Foreign Investment Law grants national treatment to foreign-invested entities, or FIEs, except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list. The PRC Foreign Investment Law provides that FIEs operating in foreign restricted or prohibited industries will require market entry clearance and other approvals from relevant PRC governmental authorities. If a foreign investor is found to invest in any prohibited industry in the “negative list”, such foreign investor may be required to, among other aspects, cease its investment activities, dispose of its equity interests or assets within a prescribed time limit and have its income confiscated. If the investment activity of a foreign investor is in breach of any special administrative measure for restrictive access provided for in the “negative list”, the relevant competent department shall order the foreign investor to make corrections and take necessary measures to meet the requirements of the special administrative measure for restrictive access.

Pursuant to the PRC Foreign Investment Law, the Implementing Rules of the PRC Foreign Investment Law, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, the PRC government shall establish a foreign investment information reporting system, according to which foreign investors or foreign-invested enterprises shall submit investment information to the competent department for commerce concerned through the enterprise registration system and the enterprise credit information publicity system, and a security review system under which the security review shall be conducted for foreign investment affecting or likely affecting the state security.

Furthermore, the PRC Foreign Investment Law provides that foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementing of the PRC Foreign Investment Law.

In addition, the PRC Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that a foreign investor may freely transfer into or out of China, in Renminbi or a foreign currency, its contributions, profits, capital gains, income from disposition of assets, royalties of intellectual property rights, indemnity or compensation lawfully acquired, and income from liquidation, among others, within China; local governments shall abide by their commitments to the foreign investors; governments at all levels and their departments shall enact local normative documents concerning foreign investment in compliance with laws and regulations and shall not impair legitimate rights and interests, impose additional obligations onto FIEs, set market access restrictions and exit conditions, or intervene with the normal production and operation activities of FIEs; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; and mandatory technology transfer is prohibited.

Failure to obtain prior approval from the MOFCOM for or in connection with the Company’s reorganization may have an adverse effect on our operations.

Article 11 of the Provisions on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“M&A Provisions”) provides that mergers and acquisitions of domestic companies with which they are affiliated by domestic companies, enterprises or natural persons in the name of companies legally established or controlled by them outside of China shall be reported to the Ministry of Commerce for approval. Article 11 of the M&A Provisions further provides that the parties thereto shall not evade the above provision by the domestic investment of a foreign investment enterprise or by any other means.

As of the date of this prospectus, we have not applied for approval from the Ministry of Commerce related to the reorganization. As advised by our PRC legal counsel, the Company’s reorganization, pursuant to the M&A Provisions, may be subject to prior approval from the MOFCOM. Not obtaining such prior approval may adversely affect our business operations. Pursuant to Article 38 of the PRC Foreign Investment Law, the violations of laws and regulations committed by foreign investors and foreign-funded enterprises shall be investigated by the relevant departments according to the law and included in the credit information system according to the relevant provisions issued by the state. As such, we may face regulatory actions or penalties imposed by MOFCOM, foreign exchange control authorities or other competent PRC regulators for failing to obtain MOFCOM’s approval prior to our reorganization. Although there remain uncertainties as to the actions that may be taken, any such action may adversely affect our business, financial condition, results of operations and prospects.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We will likely be required to make filing with/obtain approval from Chinese authorities to list on U.S exchanges. If we were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange and the value of our Ordinary Shares may significantly decline or be worthless, which would materially affect the interest of the investors.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

For example, the Chinese cybersecurity regulator announced on July 2, 2021 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the Company’s app be removed from smartphone app stores.

As such, the Company’s business may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Chinese government may intervene or influence our operations at any time with little advance notice, which could result in a material change in our operations and in the value of our Ordinary Shares. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. As a result, our Ordinary Shares may decline in value dramatically or even become worthless should we become subject to new requirement to obtain permission from the PRC government to list on U.S. exchange in the future.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. Moreover, On December 28, 2021, thirteen PRC regulatory agencies, namely, the CAC, the NDRC, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, MOFCOM, SAMR, CSRC, the People’s Bank of China, the National Radio and Television Administration, National Administration of State Secrets Protection and the National Cryptography Administration, jointly adopted and published the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021) required that, among others, in addition to “operator of critical information infrastructure” any “operator of network platform” holding personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all. See “— We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information” and “The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.”

HUHUTECH is a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Ordinary Shares.

HUHUTECH is a holding company and conduct substantially all of our business through our PRC subsidiaries. We may rely on dividends to be paid by our PRC subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, the WFOE and HUHU China may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, the WFOE is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital.

Our PRC subsidiaries generate primarily all of their revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC subsidiaries to use its Renminbi revenues to pay dividends to us. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. As of the date of this prospectus, neither HUHUTECH nor any of its subsidiaries have paid dividends or made distributions to their shareholders. We do not expect to pay dividends in the foreseeable future.

In addition, the Enterprise Income Tax Law, or EIT, and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Because our business is conducted in RMB and the price of our Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Changes in the conversion rate between the United States dollar and the RMB will affect the amount of proceeds we will have available for our business.

Our business is conducted in the PRC, our books and records are maintained in RMB, which is the currently of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the RMB and dollar affect the value of our assets and the results of our operations in United States dollars. The value of the RMB against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Further, our Ordinary Shares offered by this prospectus are offered in United States dollars, we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the RMB will affect that amount of proceeds we will have available for our business.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China.

This depreciation halted in 2017, and the RMB appreciated approximately 7% against the U.S. dollar during this one-year period. The Renminbi in 2018 depreciated approximately by 5% against the U.S. dollar. Starting from the beginning of 2019, the Renminbi has depreciated significantly against the U.S. dollar again. In early

August 2019, the PBOC set the Renminbi’s daily reference rate at RMB7.0039 to US$1.00, the first time that the exchange rate of Renminbi to U.S. dollar exceeded 7.0 since 2008. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

There remains significant international pressure on the Chinese government to adopt a flexible currency policy to allow the Renminbi to appreciate against the U.S. dollar. Significant revaluation of the Renminbi may have a material and adverse effect on your investment. Substantially all of our revenues and costs are denominated in Renminbi. Any significant revaluation of Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our Ordinary Shares in U.S. dollars.

To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for capital expenditures and working capital and other business purposes, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, a significant depreciation of the Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our Ordinary Shares, and if we decide to convert Renminbi into U.S. dollars for the purpose of making dividend payments on our Ordinary Shares, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us.

The PRC subsidiary was formed under and are governed by the laws of the PRC. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference, but have limited precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, such as foreign investment, corporate organization and governance, commerce, taxation and trade. As a significant part of our business is conducted in China, our operations are principally governed by PRC laws and regulations. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. Uncertainties due to evolving laws and regulations could also impede the ability of a China-based company, such as our company, to obtain or maintain permits or licenses required to conduct business in China. In the absence of required permits or licenses, governmental authorities could impose material sanctions or penalties on us. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other PRC government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

Furthermore, if China adopts more stringent standards with respect to environmental protection or corporate social responsibilities, we may incur increased compliance costs or become subject to additional restrictions in our operations. Intellectual property rights and confidentiality protections in China may also not be as effective as in the United States or other countries. In addition, we cannot predict the effects of future developments in the PRC legal system on our business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you. Moreover, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

We expect to obtain information about various aspects of our operations as well as regarding our employees and third parties. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data is critical to our business. We do not collect personal information from our customers. Our employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, with its latest amendment (Amendment 11) effective on March 1, 2021, prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cybersecurity Law of the PRC, or Cybersecurity Law, which became effective on June 1, 2017.

Pursuant to the Cybersecurity Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides main legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the Cyberspace Administration of China, Ministry of Industry and Information Technology, and the Ministry of Public Security have been increasingly focused on regulation in the areas of data security and data protection.

The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China, including the Cyberspace Administration of China, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits.

On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which took effect on September 1, 2021. The Data Security Law sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of our products and services and could have an adverse impact on our business.

On July 10, 2021, the Cyberspace Administration of China (“CAC”) issued a revised draft of the Measures for Cybersecurity Review for public comments. Further, on December 28, 2021, thirteen PRC regulatory agencies, namely, the CAC, the NDRC, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, MOFCOM, SAMR, CSRC, the People’s Bank of China, the National Radio and Television Administration, National Administration of State Secrets Protection and the National Cryptography Administration, jointly adopted and published the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021) authorized the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, and required that, among others, in addition to “operator of critical information infrastructure” any “operator of network platform” holding personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021) further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments if going public; and (iii) the risks of network information security. The cybersecurity review will also look into the potential national security risks from overseas IPOs.

On November 14, 2021, the CAC published the Regulations on Network Data Security (draft for public comments), or the draft Regulations on Network Data Security, which reiterates that data processors that process the personal information of more than one million users intends to list overseas should apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. Currently, the draft Regulations on Network Data Security has been released for public comment only, and its implementation provisions and anticipated adoption or effective date remains substantially uncertain and may be subject to change. We do not know what regulations will be adopted or how such regulations will affect us and our listing on Nasdaq. In the event that the CAC determines that we are subject to these regulations, we may be required to delist from Nasdaq and we may be subject to fines and penalties.

We do not expect to be subject to the cybersecurity review by the CAC for this offering, given that: (i) using our products and services does not require users to provide any personal information; (ii) we do not possess any personal information from users in our business operations; and (iii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. However, if the draft Regulations on Network Data Security is adopted into law and we become listed on Nasdaq, our PRC subsidiaries likely will be required to perform annual data security assessment either by itself or retaining a third-party data security service provider and submit such data security assessment report to the local agency every year. Neither the CAC nor any other PRC regulatory agency or administration has contacted the Company in connection with the PRC subsidiaries. Neither the Company nor the PRC subsidiaries are currently required to obtain regulatory approval from the CAC nor any other PRC authorities. However, there remains uncertainty as to how the Measures for Cybersecurity Review (2021) will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Measures for Cybersecurity Review (2021). We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. Our PRC subsidiaries currently have obtained substantially all permissions and approvals required for our operations in compliance with the relevant PRC laws and regulations in the PRC, including the business license. In the event that the applicable laws, regulations or interpretations change such that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we cannot guarantee whether we can complete the registration process in a timely manner, or at all. If we inadvertently conclude that such approval is not required, fail to obtain and maintain such approvals, licenses or permits required for our business or respond to changes in the regulatory environment, we could be subject to liabilities, penalties and operational disruption, which may materially and adversely affect our business, operating, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us, the majority of our directors or our management named in the prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands, however, we conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all our senior executive officers and the majority of our directors reside within China for a significant portion of the time and all of them are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or our management residing in China. In addition, China does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and some other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also “— Risks Related to Our Ordinary Shares and this Offering — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ordinary shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with “de facto management body” within China is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued the Circular of the State Administration of Taxation on Issues Relating to Identification of PRC-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the De Facto Standards of Organizational Management, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect SAT’s general position on how the “de facto management body” should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. The tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that HUHUTECH is a PRC resident enterprise for enterprise income tax purposes, we could be subject to PRC tax at a rate of 25% on our worldwide income, which could materially reduce our net income, and we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our Ordinary Shares. In addition, non-resident enterprise shareholders (including our ordinary shareholders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of Ordinary Shares, if such income is treated as sourced from within China. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders (including our ordinary shareholders) and any gain realized on the transfer of Ordinary Shares by such shareholders may be subject to PRC tax at a rate of 20% (and such PRC tax may be withheld at source in the case of dividends). Any PRC income tax liability may be reduced under applicable tax treaties. However, it is unclear whether in practice non-PRC shareholders of HUHUTECH would be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the Ordinary Shares.

We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors. In February 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non PRC Resident Enterprises, or Bulletin 7. Pursuant to Bulletin 7, an “indirect transfer” of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Bulletin 7 also introduced safe harbors for internal group restructurings and the purchase and sale of equity securities through a public securities market. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or Bulletin 37, which came into effect on December 1, 2017. The Bulletin 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.

We face uncertainties on the reporting and consequences of future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under Bulletin 7 and Bulletin 37, and may be required to expend valuable resources to comply with them or to establish that we and our non-resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.

If our preferential tax treatments and government subsidies are revoked or become unavailable or if the calculation of our tax liability is successfully challenged by the PRC tax authorities, we may be required to pay tax, interest and penalties in excess of our tax provisions.

The Chinese government has provided tax incentives to our HUHU China, including reduced enterprise income tax rates. For example, under the Enterprise Income Tax Law and its implementation rules, the statutory enterprise income tax rate is 25%. However, the income tax of an enterprise that has been determined to be a high and new technology enterprise can be reduced to a preferential rate of 15%. Any increase in the enterprise income tax rate applicable to HUHU China, or any discontinuation, retroactive or future reduction or refund of any of the preferential tax treatments and local government subsidies currently enjoyed by HUHU China, could adversely affect our business, financial condition and results of operations.

Further, in the ordinary course of our business, we are subject to complex income tax and other tax regulations, and significant judgment is required in the determination of a provision for income taxes. Although we believe our tax provisions are reasonable, if the PRC tax authorities successfully challenge our position and we are required to pay tax, interest and penalties in excess of our tax provisions, our financial condition and results of operations would be materially and adversely affected.

The procedure of the China Securities Regulatory Commission will be required in connection with this offering.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”, collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), both of which have a comment period that expires on January 23, 2022. The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets.

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines. On the same date, the CSRC also released the Notice on the Arrangements for the Filing Management of Overseas Listing of Domestic Companies, or the Notice. The Trial Measures came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

According to the Trial Measures and the Notice, PRC domestic enterprises that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures on March 31, 2023 can reasonably arrange the timing of filing applications with the CSRC and shall complete the filing with the CSRC before the overseas issuance and listing.

As such, we can reasonably arrange the timing for submitting the filing application with the CSRC, and shall complete the filing with the CSRC in accordance with the Trial Measures before this offering. In sum, we are subject to the filing requirements of the CSRC for this offering under the Trial Measures. As of the date of this prospectus, we have not submitted our recording materials to the CSRC. We are actively gathering filing documents and plan to submit them to CSRC pursuant to the Trial Measures. We have not received any formal inquiry, notice, warning, sanction, or objection from the CSRC with respect to this offering. As the Circular and Trial Measures were newly published and there exists uncertainty with respect to the filing requirements and their implementation, if we are required to submit to the CRSC and complete the filing procedure, we cannot be sure that we will be able to complete such filings in a timely manner, or at all. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless.

We believe that HUHUTECH and its subsidiaries, including the PRC subsidiary will likely be required to make filing with/obtain approval from Chinese authorities, including the filing procedures of China Securities Regulatory Commission, or CSRC, and Cybersecurity Administration Committee, or CAC, if applicable, to list on U.S exchanges or issue securities to foreign investors. We have not been denied any permission either as of the date of this prospectus. However, if we were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors. It is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

We believe that we will be required to comply with the filing requirements or procedures set forth in the Trial Measures and that none of the situations that would clearly prohibit overseas offering and listing applies to us. In reaching this conclusion, we are relying on the advice of our PRC counsel, Jiangsu Junjin Law Firm. We cannot assure you that we will be able to get the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer our Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless.

Failure to comply with PRC laws and regulations on leased property may expose us to potential fines and negatively affect our ability to use the properties we lease.

Our leasehold interests in leased properties have not been registered with the relevant PRC government authorities as required by PRC law, which may expose us to potential fines if we fail to remediate after receiving any notice from the relevant PRC government authorities. Failure to complete the lease registration will not affect the legal effectiveness of the lease agreements according to PRC law, but the real estate administrative authorities may require the parties to the lease agreements to complete lease registration within a prescribed period of time, and the failure to do so may subject the parties to fines from RMB1,000 to RMB10,000 for each of such lease agreements.

Certain lessors of our leased properties have not provided us with valid property ownership certificates or any other documentation proving their right to lease those properties to us. If our lessors are not the owners of the properties or they have not obtained consents from the owners or their lessors or permits from the relevant government authorities, our leases could be invalidated.

As of the date of this prospectus, we are not aware of any actions, claims or investigations threatened against us or our lessors with respect to the defects in our leasehold interests. However, if any of our leases is terminated as a result of challenges by third parties or governmental authorities for lack of title certificates or proof of authorization to lease, we do not expect to be subject to any fines or penalties, but we may be forced to relocate the affected offices and incur additional expenses relating to such relocation.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to change their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC laws.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires amendment to the SAFE registrations in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore special purpose vehicle, such as increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our PRC subsidiaries may be prohibited from distributing its profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. In February 2015, SAFE promulgated a Circular on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Circular 13, effective in June 2015. Under SAFE Circular 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

The failure or inability of such shareholders or beneficial owners to comply with SAFE Circular 37 or other SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC law for circumventing applicable foreign exchange restrictions. As a result, our business operations and our ability to distribute profits to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to the PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign invested enterprises in China, capital contributions to our PRC subsidiaries are subject to a report with the local commerce department, the registration with the State Administration for Market Regulation or its local counterpart and registration with a local bank authorized by SAFE. In addition, (i) any foreign loan procured by our PRC subsidiaries is required to be registered with the SAFE or its local branches and (ii) any of our PRC subsidiaries may not procure loans which exceed the difference between its total investment amount and registered capital or, as an alternative, only procure loans subject to the calculation approach and limitation as provided by the People’s Bank of China. Additionally, any medium or long-term loans to be provided by us to the PRC subsidiaries must be registered with the National Development and Reform Commission and SAFE or its local branches. We may not be able to obtain these government approvals or complete such registrations in a timely manner, or at all, with respect to future capital contributions or loans by us to our PRC subsidiaries. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds of this offering to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from the PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of PRC subsidiaries may be used to pay dividends to our Company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of the PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

In light of the flood of capital outflows of China in 2016 due to the weakening Renminbi, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of our shareholders regulated by such policies fails to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the Ordinary Shares.

Our failure to fully comply with PRC labor-related laws may expose us to potential penalties.

We are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. We have not fully complied with the relevant PRC laws and regulations such as failing to make adequate employee benefit payments to the social security insurance and housing provident fund to the competent local governmental authorities. As such, we may be required to make up the contributions for these plans as well as to pay late fees and fines. Any such actions may adversely affect our financial condition and results of operations.

All of our shareholders are in compliance with the PRC’s regulations relating to offshore investment activities by PRC residents. However, we are unable to assure that our shareholders who are subject to these rules continue to comply, and in the case of non-compliance, the shareholder may be subject to penalties.

In July 2014, the State Administration of Foreign Exchange promulgated the Circular on Issues Concerning Foreign Exchange Administration over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents via Special Purpose Vehicles, or “Circular 37”. According to Circular 37, prior registration with the local SAFE branch is required for Chinese residents to contribute domestic assets or interests to offshore companies, known as SPVs. Circular 37 further requires amendment to a PRC resident’s registration in the event of any significant changes with respect to the SPV, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division, or other material event. Further, foreign investment enterprises established by way of round-tripping shall complete the relevant foreign exchange registration formalities pursuant to the prevailing foreign exchange control provisions for direct investments by foreign investors, and disclose the relevant information such as actual controlling party of the shareholders truthfully.

Currently, all of our shareholders who are Chinese residents have completed Circular 37 Registration and are in compliance. We have asked our shareholders who are Chinese residents to make the necessary applications and filings as required by Circular 37. We attempt to comply, and attempt to ensure that our shareholders who are subject to these rules continue to comply, with the relevant requirements. We cannot, however, provide any assurances that all of our and future shareholders who are Chinese residents will comply with our request to make or obtain any applicable registration or comply with other requirements required by Circular 37 or other related rules. The Chinese resident shareholders’ failure to comply with Circular 37 registration may result in restrictions being imposed on part of foreign exchange activities of the offshore special purpose vehicles, including restrictions on its ability to receive registered capital as well as additional capital from Chinese resident shareholders who fail to complete Circular 37 registration; and repatriation of profits and dividends derived from special purpose vehicles to China, by the Chinese resident shareholders who fail to complete Circular 37 registration, are also illegal. In addition, the failure of the Chinese resident shareholders to complete Circular 37 registration may subject each of the shareholders to fines less than RMB50,000. We cannot assure you that each of our Chinese resident shareholders will in the future complete the registration process as required by Circular 37.

Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over the counter trading market in the U.S. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. The final amendments are effective on January 10, 2022. The SEC will begin to identify and list Commission-Identified Issuers on its website shortly after registrants begin filing their annual reports for 2021.

On December 16, 2021, PCAOB announced the PCAOB Holding Foreign Companies Accountable Act determinations (the “PCAOB determinations”) relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China of the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Statement of Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The terms of the Statement of Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in China and Hong Kong.

On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, Wei, Wei & Co., LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in New York, New York, and is subject to inspection by the PCAOB on a regular basis with the last inspection in August 2020. Therefore, we believe that, as of the date of this prospectus, our auditors are not subject to the PCAOB determinations. Wei, Wei & Co., LLP has an office in Beijing, China, in which it has a total of 20 staff. Among them, there is one director, three managers, four seniors and twelve auditors. Regarding the audit of our Company, Wei, Wei & Co., LLP sent a team of eight staff from the Beijing Office, including one manager, two seniors and five auditors to conduct fieldwork under supervision of the U.S. office. Due to the travel restriction because of the COVID 19 pandemic, the U.S. office was unable to travel to China, however, the U.S. team worked with the local team to conduct planning, assess the audit risks, develop audit approaches and provide ongoing supervision and guidance throughout the audit. Engagement quality control review was performed by the U.S. office.

However, the recent developments would add uncertainties to our offering and we cannot assure you whether the SEC, the PCAOB, Nasdaq, or other regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. It remains unclear what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our Ordinary Shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time. If trading in our Ordinary Shares is prohibited under the HFCAA in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares. If our Ordinary Shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Ordinary Shares.

The current tension in international trade, particularly with regard to U.S. and China trade policies, may adversely impact our business, financial condition, and results of operations.

Although cross-border business may not be an area of our focus, if we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations. Recently, there have been heightened tensions in international economic relations, such as the one between the United States and China. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement Between the United States of America and the People’s Republic of China as a phase one trade deal, effective on February 14, 2020.

Although the direct impact of the current international trade tension, and any escalation of such tension, on the industries in which we operate is uncertain, the negative impact on general, economic, political and social conditions may adversely impact our business, financial condition and results of operations.

The Hong Kong legal system embodies uncertainties which could limit the legal protections available to the Company.

Hong Kong is a Special Administrative Region of the PRC and enjoys a high degree of autonomy under the “one country, two systems” principle. The Hong Kong Special Administrative Region’s constitutional document, the Basic Law, ensures that the current political situation will remain in effect for 50 years. Hong Kong has enjoyed the freedom to function in a high degree of autonomy for its affairs, including currencies, immigration and custom, independent judiciary system and parliamentary system. However, we are not in any position to guarantee the implementation of the “one country, two systems” principle and the level of autonomy as currently in place at the moment. Any changes in the state of political environment in Hong Kong may materially and adversely affect our business and operation. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our clients.

Hong Kong regulatory requirement of prior approval for transfer of shares in excess of certain threshold may restrict future takeovers and other transactions.

Section 132 of SFO requires prior approval from the SFC for any company or individual to become a substantial shareholder of a SFC licensed company in Hong Kong. Under the SFO, a person will be a “substantial shareholder” of a licensed company if he, either alone or with associates, has an interest in or is entitled to control the exercise of the voting power of more than 10% of the total number of issued shares of the licensed company, or exercises control of 35% or more of the voting power of a company that controls more than 10% of the voting power of the licensed company. This regulatory requirement may discourage, delay or prevent a change in control of the Company, which could deprive our shareholders the opportunity to receive a premium for their shares as part of a future sale and may reduce the price of our shares upon the consummation of a future proposed business combination.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit contribution plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. We may be subject to late fees and fines in relation to the underpaid employee benefits and under-withheld individual income tax, our financial condition and results of operations may be adversely affected.

Failure to obtain prior approval from the MOFCOM for or in connection with the Company’s reorganization may have an adverse effect on our operations.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, or the SASAC, the State Administration of Taxation, or the SAT, the SAIC, the CSRC, and the State Administration of Foreign Exchange, or the SAFE (collectively the “M&A Agencies”) jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules provides that mergers and acquisitions of domestic companies with which they are affiliated by domestic companies, enterprises or natural persons in the name of companies legally established or controlled by them outside of China shall be reported to the Ministry of Commerce for approval. Article 11 of the M&A Rules further provides that the parties thereto shall not evade the above provision by the domestic investment of a foreign investment enterprise or by any other means.

As of the date of this prospectus, we have not applied for approval from the Ministry of Commerce related to the reorganization that was completed on January 14, 2022. As advised by our PRC legal counsel, Jiangsu Junjin Law Firm, the Company’s reorganization, pursuant to the M&A Provisions, may be subject to prior approval from the MOFCOM. Not obtaining such prior approval may adversely affect our reorganization. Pursuant to Article 38 of the PRC Foreign Investment Law, the violations of laws and regulations committed by foreign investors and foreign-funded enterprises could be subject to sanctions by any of the relevant departments according to the law and included in the credit information system according to the relevant provisions issued by the state. As such, we may face regulatory actions or penalties imposed by MOFCOM, foreign exchange control authorities or any other competent PRC regulators for failing to obtain MOFCOM’s approval prior to our reorganization. Although there remain uncertainties as to the actions that may be taken, including fines and penalties on our operations in the PRC or limitations on our operating privileges in the PRC, any such action may adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares.

Risks Relating to Our Business

We may fail to anticipate or adapt to technology innovations in a timely manner, so our software design may fail to gain recognition from the customers and the software design industry.

The software design industry is experiencing rapid technological changes. Failure to anticipate technology innovations or adapt to such innovations in a timely manner, or at all, may result in our products becoming obsolete at sudden and unpredictable intervals. As a result, our software design may fail to gain recognition from the customers and the industry, which could materially and adversely affect our business, results of operations or financial condition. To maintain the relevancy of our products, we have actively invested in product planning and research and development. The process of developing and marketing new products is inherently complex and involves significant uncertainties. We cannot assure you that our efforts will bring customers and industry recognition. There are various risks, including the following:

•        our product planning efforts may fail to result in the development or commercialization of new technologies or ideas;

•        our research and development efforts may fail to translate new product plans into commercially feasible products;

•        our new technologies or new products may not be well received by consumers;

•        we may not have adequate funding and resources necessary for continual investments in product planning and research and development;

•        our products may become obsolete due to rapid advancements in technology and changes in consumer preferences; and

•        our newly developed technologies may not be protected as proprietary intellectual property rights.

Any failure to anticipate the next-generation technology roadmap or changes in customer preferences or to timely develop new or enhanced products in response could result in decreased revenue and market share. In particular, we may experience difficulties with product design, product development, marketing or certification, which could result in excessive research and development expenses and capital expenditure, delays or prevent our introduction of new or enhanced products. Furthermore, our research and development efforts may not yield the expected results or may prove to be futile due to the lack of market demand.

The average selling prices of our products may decrease from time to time due to technological advancement, and we may not be able to pass onto our suppliers such decreases, which may in turn adversely affect our profitability.

The factory facility design industry is characterized by rapid launches of new products, continuous technological advancements, and changing market trends and customer preferences, all of which translate to a shorter life cycle and a gradual decrease in the average selling prices of products over time. Because we compete in the environment of rapidly-evolving technology advancement and market trends and developments of the facility design industry, we may need to lower the price of our products to gain stronger market competitiveness and we cannot assure you that we will be able to pass on any decrease in average selling prices of our products to our suppliers. If the average selling prices of our products unusually or significantly decrease and such decreases cannot be offset by a corresponding decrease in the prices of the principal components of our products, our gross profit margins may be materially and adversely affected, which in turn, may adversely affect our profitability.

If we fail to maintain an effective quality control system, our business could be materially and adversely affected.

We place great emphasis on product quality and adhere to stringent quality control measures. To meet our customers’ requirements and expectations for the quality and safety of our products, we have selected leading third-party assembling partners with quality control certifications such as ISO9001 and adopted a stringent quality control system to ensure that every step of the production process is strictly monitored and managed. Failure to maintain an effective quality control system or to obtain or renew our quality standards certifications may result in a decrease in demand for our products or cancelation or loss of purchase orders from our customers. Moreover, our reputation could be impaired. As a result, our business, results of operations and financial condition could be materially and adversely affected.

If we are unable to maintain or enhance our brand recognition, our business, results of operations and financial condition may be materially and adversely affected.

Maintaining and enhancing the recognition, image and acceptance of our brand are important to our ability to differentiate our products from and to compete effectively with our peers. Our brand image, however, could be jeopardized if we fail to maintain high product quality, pioneer and keep pace with evolving technology trends, or timely fulfill the orders for our products. If we fail to promote our brand or to maintain or enhance our brand recognition and awareness among our customers, or if we are subject to events or negative allegations affecting our brand image or the publicly perceived position of our brand, our business, results of operations and financial condition could be adversely affected.

Our limited operating history and our volatile historical results of operations could make it difficult for us to forecast our business and assess the seasonality and volatility in our business.

We have a relatively short operating history since 2015. Our total revenue was $11,374,257 and $10,156,441 for the years ended December 31, 2022 and 2021, respectively. As the facility design market is relatively nascent and still rapidly evolving, and due to our limited operating history and historical data, as well as the limited visibility into future demand trends for our products, we may not be able to accurately forecast our future total revenue and budget our operating expenses accordingly. As most of our expenses are fixed in the short-term or incurred in advance of anticipated total revenue, we may not be able to adjust our expenses in a timely manner in order to offset any shortfall in revenue.

Our business may be subject to the varying order patterns of the fabless facility design market. We may experience fluctuations in orders in the future. Our volatile historical results of operations could make it difficult to assess the impact of seasonal factors on our business. If we or any of our third-party manufacturing service providers are unable to increase production of new or existing products to meet any increases in demand due to seasonality or other factors, our total revenue would be adversely affected and our reputation with our customers may be damaged.

The ongoing global coronavirus COVID-19 outbreak had caused significant disruptions in our business, which we expect will materially and adversely affect our results of operations and financial condition.

The outbreak of COVID-19 has spread throughout the world. On March 11, 2020, the World Health Organization declared the outbreak a global pandemic. Many businesses and social activities in China and other countries and regions have been severely disrupted in the first quarter of 2020, including those of our suppliers, customers and employees. This global outbreak has also caused market panics, which materially and negatively affected the global financial markets, such as the plunge of global stocks on major stock exchanges in March 2020. Such disruption and the potential slowdown of the world’s economy in 2020 and beyond could have a material adverse effect on our results of operations and financial condition. We and our customers experienced and may continue to experience significant business disruptions and suspension of operations due to quarantine measures to contain the spread of the pandemic, which may cause shortage in the supply of raw materials, reduce our production capacity, increase the likelihood of default from our customers and delay our product delivery. For example, in April 2022, we experienced temporary delay in product delivery due to shutdown caused by the pandemic that affected our logistics service providers. Our business operation was also disrupted, and may continue to be disrupted, if any of our employees are suspected of having contracted any contagious disease or condition, since it could require our employees to be quarantined or our offices and production to be closed down and disinfected. Moreover, regional outbreaks of COVID-19 may continue to emerge. All of these had, and may continue to have, a material adverse effect on our results of operations and financial condition in the near term. COVID-19 and actions taken to reduce its spread continue to rapidly evolve. In late March and April 2022, certain regions in China were subject to lock-down and other constraints imposed by the local government authorities due to a new wave of COVID-19 outbreak in those regions. Employees who are located in those regions were required to work remotely and/or suspended any business travels. The extent to which COVID-19 may reduce the productivity of our employees, disrupt our service supply chains, reduce our access to capital or limit our business development activities, will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the Japan and other countries, business closures or business disruptions and the effectiveness of actions taken in the U.S. and other countries to contain and treat the disease. To the extent the COVID-19 pandemic adversely affects our business, financial condition and results of operations, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section. Despite the foregoing, in 2021 and 2022, we saw increased revenues and order activity since the COVID-19 pandemic. These results, as well as those of other metrics such as revenues, gross margins and other financial and operating data, may not be indicative of results for future periods. Some of the increased demand is likely due to customers being required or encouraged to stay at home, school closures and employers requiring employees to work remotely. Such increased demand may increase beyond manageable levels, may fluctuate significantly, or may not continue, including the possibility that demand may decrease from historical levels. On December 7, 2022, China announced 10 new rules that constitute a relaxation of almost all of its stringent COVID-19 pandemic control measures. While such measures effectively reopened business within China, COVID-19’s continued existence may have significant and still not well-understood impacts on our industry. The duration and severity of the COVID-19 pandemic, the amount of time it will take for normal economic activity to resume, and future government actions that may be taken are all unknown, and accordingly the situation remains dynamic and subject to rapid and possibly material change, including but not limited to changes that may materially affect the operations of our suppliers, logistics providers and customers, which ultimately could result in material adverse effects on our business, financial condition and results of operations.

We are closely monitoring the development of the COVID-19 pandemic and continuously evaluating any further potential impact on our business, results of operations and financial condition, which we believe will depend on the duration and degree of the pandemic. If the outbreak persists or escalates, we may be subject to further negative impact on our business operations and financial condition.

Our management team lacks experience in managing a U.S.-listed public company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial conditions and results of operations.

Our current management team lacks experience in managing a company publicly traded in the U.S., interacting with public company investors and complying with the increasingly complex laws pertaining to U.S.-listed public companies. Prior to the completion of this offering, we mainly operate our businesses as a private company in the PRC. As a result of this offering, our company will become subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the scrutiny of securities analysts and investors, and our management currently has no experience in complying with such laws, regulations and obligations. Our management team may not successfully or efficiently manage our transition to becoming a U.S.-listed public company. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial conditions and results of operations.

We will incur increased costs as a result of being a public company.

Once we become a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company prior to our initial public offering. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC and Nasdaq, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we incur ongoing additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Increases in labor costs in the PRC may adversely affect our business and our profitability.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing prices for our products or services, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pension insurance, housing provident fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract Law, that became effective in January 2008 and its implementing rules that became effective in September 2008 and its amendments that became effective in July 2013, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice does not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

We may be unable to make the substantial research and development investments required to remain competitive in our business.

Advances in technologies, such as artificial intelligence and cloud computing, have led to increased demand for software of higher performance and power efficiency for solving computational problems of increasing complexity. We intend to broaden our product offerings to design and develop solutions covering more application scenarios, including vision computing and privacy computing. We are committed to investing in new product development in order to stay competitive in our markets. Nevertheless, if we are unable to generate enough revenue or raise enough capital to make adequate research and development investments going forward, our product development and relevant research and development initiatives may be restricted or delayed, or we may not be able to keep pace with the latest market trends and satisfy our customers’ needs, which could materially and adversely affect our results of operations. Furthermore, our substantial research and development expenditures may not yield the expected results that enable us to roll out new products, which in turn will harm our prospects and results of operations.

We are currently working on providing more systematic products in the high-purity industry by combining equipment manufacturing and system installation. This combined business model will increase our competitiveness in the industry. If we fail to realize the prospect, our business may become less competitive compared to similar high-purity system providers.

We may encounter difficulties in recruiting and retaining key personnel.

Our future growth and success depend to a significant extent on the continuing service and contribution of our engineers and senior management personnel. Many of these key personnel are highly skilled and experienced and are difficult to recruit and retain, particularly as we seek to expand our business with respect to the high-purity conveyor system solutions and distributed computing and monitoring software solutions. Competition for recruiting qualified personnel is intense, and recruiting personnel with the combination of skills and attributes required to execute our business strategy may be difficult, time-consuming and expensive. As a result, the loss of any key personnel or failure to recruit, train or retain qualified personnel could have a significant negative impact on our operations.

We may face difficulties in protecting our intellectual property rights.

We rely on our intellectual property rights, and in particular, our patents and software copyrights. Even though we have successfully registered certain of our intellectual property rights in China, it may be possible for a third party to imitate or use our intellectual property rights without authorization. Additionally, we have developed and utilized some intellectual property that has not been registered. If a third party misuses or misappropriates our intellectual property, we may not be able to easily differentiate our products from the others in the market easily. As a result, we may be forced into an adverse price competition that reduces our profit margin. As we develop new technologies, we will need to continue to apply for intellectual property rights protections. There is no guarantee that we will be able to obtain valid and enforceable intellectual property rights in China or in other relevant jurisdictions as needed. Even when we are able to obtain such protections, there is no guarantee that we will be able to effectively enforce our rights effectively.

In this respect, we may incur expenses and efforts to monitor and enforce our intellectual property rights. Infringement of our intellectual property rights and the resulting diversion of resources to protect such rights through litigation or other means could also adversely affect our profitability.

We currently do not have insurance coverage covering all risks related to our business and operations.

We do not maintain insurance policies covering all of our business risks, such as risks relating to properties, receivables, goods in transit and public liability. We cannot assure you that the insurance coverage we currently have would be sufficient to cover our potential losses. See “Business — Insurance” for more information on the insurance policies maintained by us. In the event there is any damage to any assets or incidents for which we do not have sufficient insurance coverage if at all, we would have to pay for the difference ourselves where our cash flow and liquidity could be negatively affected.

Any global systemic economic and financial crisis could negatively affect our business, results of operations and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. For example, the global financial markets have experienced significant disruptions since 2008 and the United States, Europe and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and there are new challenges, including the escalation of the European sovereign debt crisis from 2011 and the slowdown of the PRC’s economic growth since 2012, which may continue. The market panics over the global outbreak of coronavirus COVID-19 and the drop in oil price have materially and negatively affected the global financial markets in March 2020, which may cause a potential slowdown of the world’s economy. As of the date of this prospectus, the COVID-19 pandemic is still an ongoing phenomenon in China, and may cause substantial disruption to the local business operation and market demands. Additionally, there is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have also been (1) concerns over the ongoing war in Ukraine, the Middle East and Africa, which have resulted in volatility in financial and other markets; (2) concerns over the United Kingdom leaving the European Union as well as the significant potential changes to United States trade policies, treaties and tariffs, including trade policies and tariffs regarding China; (3) concerns about the economic effect of the tensions in the relationship between China and surrounding Asian countries; and (4) concerns over the rising level of inflation in major industrial countries including the United States and worries that efforts to curb inflation may result in recession. There were and could be in the future a number of domino effects from such turmoil on our business, including significant decreases in orders from our customers, insolvency of key suppliers resulting in product delays, rises in raw material prices leading up to increased level of cost of sales that we may not be able to pass onto customers, inability of customers to obtain credit to finance purchases of our products and/or customer insolvencies, and counterparty failures negatively impacting our operations. Any systemic economic or financial crisis could cause revenues for the semiconductor industry as a whole to decline dramatically and could materially and adversely affect our results of operations. Since our inception, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for 2020, 2021 and 2022 were increases of 2.5%, 0.9% and 2.0%, respectively. Since inflation in China has not materially impacted our business operations and results of operations, we have not taken or planned to take actions to mitigate inflationary pressures. Although we have not in the past been materially affected by inflation since our inception, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

Risks Related to this Offering

There has been no public market for our shares or Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our shares or Ordinary Shares. We will apply to list our Ordinary Shares on the Nasdaq Stock Exchange. Our shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our Ordinary Shares does not develop after this offering, the market price and liquidity of our Ordinary Shares will be materially and adversely affected.

Negotiations with the Underwriter will determine the initial public offering price for our Ordinary Shares which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our Ordinary Shares will develop or that the market price of our Ordinary Shares will not decline below the initial public offering price.

The trading price of the Ordinary Shares is likely to be volatile, which could result in substantial losses to investors.

The trading price of the Ordinary Shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:

•        variations in our revenues, earnings, cash flow;

•        fluctuations in operating metrics;

•        announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•        announcements of new solutions and services and expansions by us or our competitors;

•        termination or non-renewal of contracts or any other material adverse change in our relationship with our key customers or strategic investors;

•        changes in financial estimates by securities analysts;

•        detrimental negative publicity about us, our competitors or our industry;

•        additions or departures of key personnel;

•        release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

•        regulatory developments affecting us or our industry; and

•        potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the Ordinary Shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our Ordinary Shares. Volatility or a lack of positive performance in our ordinary share price may also adversely affect our ability to retain key employees, most of whom have been granted share incentives.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Ordinary Shares may be unable to readily sell the Ordinary Shares they hold or may not be able to sell their Ordinary Shares at all.

Furthermore, the stock market in general, and the market prices for companies with operations in China in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. The securities of some China-based companies that have listed their securities in the United States have experienced significant volatility since their initial public offerings in recent years, including, in some cases, substantial declines in the trading prices of their securities. The trading performances of these companies’ securities after their offerings may affect the attitudes of investors towards China-based companies listed in the United States in general, which consequently may impact the trading performance of our Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other China-based companies may also negatively affect the attitudes of investors towards China-based companies in general, including us, regardless of whether we have engaged in any inappropriate activities.

In addition to the above factors, the price and trading volume of the Ordinary Shares may be highly volatile due to multiple factors, including the following:

•        regulatory developments affecting us, our clients or our industry;

•        conditions in the financing advisory industry in China;

•        announcements of studies and reports relating to the quality of our service offerings or those of our competitors;

•        investor perceptions about us, our business and in general companies with operations in China;

•        changes in the economic performance or market valuations of other financing advisory companies;

•        general economic and securities market conditions;

•        actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•        the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•        the absence of cash dividends on our Ordinary Shares;

•        changes in financial estimates by securities research analysts;

•        announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

•        additions to or departures of our senior management;

•        detrimental negative publicity about us, our management or our industry;

•        fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•        release or expiry of lock-up or other transfer restrictions on our outstanding Ordinary Shares;

•        the development and sustainability of an active trading market for our Ordinary Shares;

•        sales or perceived potential sales of additional Ordinary Shares; and

•        The COVID-19 pandemic, the ensuing economic recessions and deterioration in the credit market in many countries.

Other than the aforementioned potential factors that may affect the price and trading volume of our Ordinary Shares, there are no known factors particular to our offering that may add to this risk.

If securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding the Ordinary Shares, the market price for the Ordinary Shares and trading volume could decline.

The trading market for the Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the Ordinary Shares, the market price for the Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the Ordinary Shares to decline.

We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Ordinary Shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Under Cayman Islands law, a Cayman Islands exempted company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. There is no guarantee that our Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased the Ordinary Shares. You may not realize a return on your investment in our Ordinary Shares and you may even lose your entire investment in our Ordinary Shares.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Ordinary Shares in this offering, you will pay more for your Ordinary Shares than the amount paid by our existing shareholders for their Ordinary Shares on a per ordinary share basis. As a result, you will experience immediate and substantial dilution, representing the difference between the initial public offering price of per ordinary share, and our adjusted net tangible book value per ordinary share, after giving effect to our sale of the Ordinary Shares offered in this offering. In addition, you may experience further dilution to the extent that our Ordinary Shares are issued upon the exercise or vesting, as the case may be, of our share incentive awards. See “Dilution” for a more complete description of how the value of your investment in the Ordinary Shares will be diluted upon completion of this offering.

Substantial future sales or perceived potential sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

Sales of our Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Ordinary Shares to decline. All Ordinary Shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining Ordinary Shares issued and outstanding after this offering will be available for sale, upon the expiration of the lock-up period in connection with this offering, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the Underwriter of this offering. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our Ordinary Shares could decline.

After completion of this offering, certain holders of our Ordinary Shares may cause us to register under the Securities Act the sale of their shares, subject to the lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in Ordinary Shares representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the form of Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

Our amended and restated memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Ordinary Shares and the Ordinary Shares.

Our amended and restated memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares with such preferred, deferred or other special rights, restrictions or privileges whether in regard to voting, distributions, a return of capital or otherwise and in such classes and series, if any, as the directors may determine, any or all of which may be greater than the rights associated with our Ordinary Shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the Ordinary Shares may fall and the voting and other rights of the holders of our Ordinary Shares and the Ordinary Shares may be materially and adversely affected.

You may experience dilution of your holdings due to inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of Ordinary Shares may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (as amended) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. All of our current operations are conducted in China. In addition, substantially all of our current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil liabilities.”

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

As a company with less than US$1.235 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. Therefore, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, if we elect not to comply with such reporting and other requirements, in particular the auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to “opt out” of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD; and

•        certain audit committee independence requirements in Rule 10A-3 of the Exchange Act.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of the Ordinary Shares.

A non-U.S. corporation, such as our company, will be considered a passive foreign investment company, or “PFIC,” for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income.

Based upon our current and projected income and assets, including the expected proceeds from this offering, and projections as to the value of our assets (which are based on the expected market price of the Ordinary Shares immediately following this offering), we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of the Ordinary Shares may cause us to be a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of the Ordinary Shares from time to time (which may be volatile). If our market capitalization subsequently declines, we may be or become a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of being or becoming a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we were treated as a PFIC for any taxable year during which a U.S. investor held an ordinary share or an ordinary share, certain adverse U.S. federal income tax consequences could apply to the U.S. investor. See “Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission, or the SEC, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the number of additional costs we may incur or the timing of such costs.

In addition, as an emerging growth company, we will still incur expenses in relation to management assessment according to requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002. After we are no longer an “emerging growth company,” we expect to incur additional significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. We will be in a continuing process of developing, establishing, and maintaining internal controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting if and when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. Although our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the date we are no longer an emerging growth company, our management will be required to report on our internal controls over financial reporting under Section 404.

As of December 31, 2021, our management assessed the effectiveness of our internal control over financial reporting. The material weaknesses relate to that the Company does not have in-house accounting personnel with sufficient knowledge of US GAAP and SEC reporting experiences. Management concluded that as of December 31, 2021, our internal control over financial reporting was ineffective.

In order to address and resolve the foregoing material weaknesses, we have implemented measures designed to improve our internal control over financial reporting to remediate the material weaknesses, including hiring consultants who have requisite training and experience in the preparation of financial statements in compliance with applicable SEC requirements. In addition to hiring an outside consultant, we also plan to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance.

The implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct theses material weaknesses or our failure to discover and address any other material weaknesses could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud. Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2021. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the company’s listed securities. Our offering will not be completed in the absence of Nasdaq listing approval. If Nasdaq denies our application, we could face significant consequences.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by the PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the Board of Directors or management. Our public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities. Nasdaq might apply the additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application. The denial of our application could cause significant consequences including a limited availability for market quotations for our securities, reduced liquidity with respect to our securities, limited amount of news and analyst coverage; and a decreased ability to issue additional securities or obtain additional financing in the future.

We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. Our offering will not be completed in the absence of Nasdaq listing approval. We cannot assure you that we will be able to meet those initial listing requirements at that time. If the Nasdaq Capital Market does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:

•        a limited availability for market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately [*] million, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us, and based upon an assumed initial offering price of [*] per ordinary share, the midpoint of the price range set forth on the cover page of this prospectus. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by approximately [*] million, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no change to the number of ordinary share offered by us as set forth on the cover page of this prospectus.

We plan to use the net proceeds from this offering as follows:

•        approximately 50% of the net proceeds from this offering for the construction of a 5,000 square meter R&D plant, for which we applied with the government in Xinwu District, and the establishment of a R&D team, the construction of additional facilities, and purchase of equipment for the production of equipment for gas supply system in our Wuxi plant;

•        approximately 30% of the net proceeds from this offering for the expansion and development of the Company’s business located in the PRC.

•        approximately 15% of the net proceeds from this offering for working capital, team building, operating expenses and other general corporate purposes; and

•        approximately 5% of the net proceeds from this offering for paying taxes, provident fund, and social security.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and overall business conditions, which could change in the future as our plans and prevailing business conditions evolve. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after the completion of this offering, and we will be unable to use the offering proceeds in China until the remittance is completed. See “Risk Factors” for further information.

DIVIDEND POLICY

We anticipate that we will retain any earnings to support operations and finance the growth and development of our business after the Company’s initial public offering. Therefore, we do not expect to pay cash dividends in the foreseeable future. As of the date of this prospectus, neither HUHUTECH nor any of its subsidiaries have paid dividends or made distributions to their shareholders.

Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent receiving funds from our operating subsidiary. Current PRC regulations permit our WFOE to pay dividends to HUHU HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after- tax profits to fund the discretionary common reserve, although the amount to be set aside, if any, is determined at the discretion of its shareholder. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Our subsidiaries in China are required to set aside statutory reserves and have done so.

The PRC government also controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. HUHU HK may be considered a non-resident enterprise for tax purposes, so that any dividends WFOE pays to HUHU HK may be deemed as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Taxation — People’s Republic of China Enterprise Taxation.”

In order for us to pay dividends to our shareholders, we will rely on dividends from our subsidiaries. Dividend payments from HUHU China to our WFOE are subject to PRC taxes, including VAT, urban maintenance and construction tax, educational surcharges. In addition, if our subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply only when certain requirements are satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2022 on (i) an actual basis, and (ii) a pro forma as adjusted basis giving effect to the sale of — Ordinary Shares in this offering at an assumed initial public offering price of $— per share and to reflect the application of the proceeds after deducting the underwriting discounts and expense allowance and estimated offering expenses payable by us. You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Share Capital.”

Ordinary Shares

U.S. Dollars

	As of December 31, 2022
	Actual	Pro forma(1)
Shareholder’s Equity:
Ordinary shares, US$0.00001 par value	$50
Additional paid-in capital	1,738,179
Statutory reserves	204,604
Retained earnings	1,762,915
Accumulated other comprehensive (loss)	(153,509)
Total shareholders’ equity	$3,552,239
Total capitalization

____________

(1)      On a pro forma basis to give effect to the sale of — Ordinary Shares in this offering at an assumed initial public offering price of $— per share and reflects the application of the net proceeds of          after deducting the underwriting discounts, expense allowance and other estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $          , assuming no over-allotment option is exercised, and approximately $          , assuming the over-allotment option is exercised in full.

Each $1.00 increase (decrease) in the assumed initial public offering price of $[*] per ordinary share would increase (decrease) the pro forma as adjusted amount of total capitalization by $[*] million, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts, expense allowance and estimated offering expenses payable by us. An increase (decrease) of one million in the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by $[*] million, assuming no change in the assumed initial public offering price per ordinary share as set forth on the cover page of this prospectus.

DILUTION

If you invest in the Ordinary Shares, your interest will be diluted to the extent of the difference between the public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

As of December 31, 2022, our net tangible book value was           , or            per ordinary share. Our net tangible book value per share represents total tangible assets less total liabilities, all divided by the number of Ordinary Shares outstanding on December 31, 2022.

After giving effect to the sale of Ordinary Shares in this offering at the assumed initial public offering price of $[*] per ordinary share and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at December 31, 2022 would have been $[*], or $[*] per ordinary share. This represents an immediate increase in pro forma as adjusted net tangible book value to existing investors and immediate dilution of $[*] per ordinary share to new investors. The following table illustrates this dilution to new investors purchasing ordinary share in this offering:

The following table illustrates the dilution on a per ordinary share basis at the assumed public offering price per ordinary share of US$[*]:

Offering
Assumed initial public offering price per ordinary share	$
Net tangible book value per ordinary share as of December 31, 2022	$
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to new investors purchasing Ordinary Shares in this offering	$
Pro forma as adjusted net tangible book value per ordinary share after this offering	$
Dilution per ordinary share to new investors in this offering	$

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per ordinary share would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2022 after this offering by approximately $0.75 per ordinary share, and would increase (decrease) dilution to new investors by $0.77 per ordinary share, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2022, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per ordinary share before deducting the estimated commissions to the Underwriter and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary Share
	Number	Percent	Amount	Percent
($ in thousands)
Existing shareholders		%	$	%	$
New investors		%	$	%	$
Total		100%		$100%	$

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions;

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States;

•        Cayman Islands companies may not have standing to initiate a shareholder derivative action in the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. Specifically, a majority of our directors and officers are located in China. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 E 42nd St 18th Fl, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

            , our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

             has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Jiangsu Junjin Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jiangsu Junjin Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if it decides that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether, and on what basis, a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the Ordinary Shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

Corporate history and structure

HUHUTECH is a holding company with no operations of its own. We conduct our operations in China primarily through our direct PRC subsidiaries. The Ordinary Shares offered in this prospectus are those of HUHUTECH.

The following figure shows our corporate structure as of the date of this prospectus, including our main subsidiaries and consolidated affiliated entities:

HUHUTECH International Group Inc., a Cayman Islands company limited by shares, was incorporated on July 8, 2021 It is a holding company and is not actively engaged in any business as of the date of this prospectus. Under the amended and restated memorandum of association that we expect to adopt and to become effective immediately prior to the completion of this offering, or the amended and restated memorandum and articles of association, HUHUTECH is authorized to issue 5,000,000,000 Ordinary Shares, par value $0.00001 per ordinary share. There are currently 5,000,000 issued and outstanding Ordinary Shares. HUHUTECH’s registered office is at Harneys Fiduciary and its registered office is at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands.

HUHU HK was incorporated on July 28, 2021 under the laws of Hong Kong. HUHU HK is a Hong Kong limited company and a wholly owned subsidiary of HUHUTECH. HUHU HK is a holding company and does not have any operations.

HUHU Japan was incorporated on April 25, 2022 under the laws of Japan. HUHU Japan is a Japanese limited liability company and a wholly owned subsidiary of HUHUTECH.

Wuxi Xinwu District Jianmeng Electromechanical Technology Co., Ltd. was incorporated on December 10, 2021 under the laws of the People’s Republic of China. WFOE is a limited liability company, and a wholly-owned subsidiary of HUHU HK. WFOE is a holding company and does not have any operations.

Jiangsu Huhu Electromechanical Technology Co., Ltd. was incorporated on August 20, 2015 under the laws of the People’s Republic of China. HUHU China is a limited liability company.

Holding Company Structure

HUHUTECH is a holding company with no material operations of its own. We currently conduct our operations primarily through the HUHU China. Investors will not and may never directly hold equity interests in HUHU China. We control and receive the economic benefits of HUHU China’s business operation, if any, through equity ownership.

Transfers of cash to and from our subsidiaries

Our management monitors the cash position of each entity within our organization regularly and prepares budgets on a monthly basis to ensure each entity has the necessary funds to fulfill its obligation for the foreseeable future and to provide adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our Chief Financial Officer and subject to approval by our board of directors, we will enter into an intercompany loan for the applicable subsidiary.

HUHUTECH is permitted under the laws of the Cayman Islands to provide funding to HUHU HK through loans or capital contributions without restrictions on the amount of the funds. HUHU HK is permitted under the respective laws of Hong Kong to provide funding to WFOE through dividend distribution without restrictions on the amount of the funds. There are no restrictions on dividend transfers from Hong Kong to the Cayman Islands.

To transfer cash from HUHU HK to WFOE, HUHU HK can increase its registered capital in WFOE, which requires a report with the local commerce department, the registration with the local administration for market regulation and registration with a local bank authorized by SAFE, or through a shareholder loan, which requires a registration with the State Administration of Foreign Exchange or its local bureau. Aside from the aforesaid declaration to the relevant authorities, there is no restriction or limitations on such cash transfer.

To make loans to HUHU HK, WFOE or HUHU China, according to Matters relating to the Macro-prudential Management of Comprehensive Cross-border Financing, or PBOC Circular 9 promulgated by the People’s Bank of China, the total cross-border financing of a company shall be calculated using a risk-weighted approach and shall not exceed an upper limit. The upper limit shall be calculated as capital or assets (for enterprises, net assets shall apply) multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter. The macro-prudential regulation parameter is currently 1, which may be adjusted by the People’s Bank of China and the State Administration of Foreign Exchange in the future, and the cross-border financing leverage ratio is 2 for enterprises. Therefore, the upper limit of the loans that a PRC company can borrow from foreign companies shall be calculated at 2 times the borrower’s net assets. When WFOE and HUHU China jointly apply for borrowing foreign debt, the upper limit of borrowing shall be 2 times of the net assets in the consolidated financial statement, and HUHU China shall make a commitment to refrain from borrowing foreign debt in their own respective names.

HUHUTECH may rely on dividends paid by its subsidiaries for its working capital and cash needs, including the funds necessary to pay dividends to its shareholders. If HUHUTECH’s subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to HUHUTECH.

As a result of PRC laws and regulations (noted below) that require annual appropriations of 10% of after-tax income to be set aside in a general reserve fund prior to payment of dividends, WFOE is restricted in that respect, as well as in other respects noted below, in their ability to transfer a portion of their net assets to HUHU HK as a dividend. We note the following:

1.      PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations;

2.      WFOE is required to set aside, at a minimum, 10% of their net income after taxes, based on PRC accounting standards, each year as statutory general reserves until the cumulative amount of such reserves reaches 50% of their registered capital;

3.      Such reserves may not be distributed as cash dividends;

4.      WFOE may, upon a decision made by the shareholder, draw a discretionary common reserve from the after-tax profits; and

5.      The incurrence of debt, specifically the instruments governing such debt, may restrict a subsidiary’s ability to pay stockholder dividends or make other cash distributions.

As of the date of this prospectus, HUHUTECH and its subsidiaries do not have any plans to distribute earnings or settle amounts in the foreseeable future. During the fiscal years ended December 31, 2022 and 2021, there was no cash transfers between the holding company and its subsidiaries.

See “Corporate History and Structure — Transfers of Cash to and from Our Subsidiaries”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” All amounts included herein with respect to the fiscal years ended December 31, 2022 and 2021 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP.

Overview

We are a holding company incorporated as an exempted company on July 9, 2021 under the laws of the Cayman Islands. As a holding company with no material operations of our own, we conduct substantially all of our operations through HUHU China. HUHU China is a professional system integration provider to design and implement integrated facility management systems and industrial automation monitoring systems mainly for the optoelectronic, semiconductor, telecom and logistic industries in the People’s Republic of China (“China” or “PRC”).

HUHU China currently generates most of its revenues from system integration projects, which represent 99.7% and 98.6% of total revenue for the fiscal years ended December 31, 2022 and 2021, respectively. We also generate revenue from product sales, which represented 0% and 0.4% of our revenue for the fiscal years ended December 31, 2022 and 2021, respectively. Engineering consulting services represented 0.3% and 1.0% of total revenue for the fiscal years ended December 31, 2022 and 2021, respectively. For the fiscal years ended December 31, 2022 and 2021, our total revenues were approximately $11.4 million and $10.2 million, respectively.

Coronavirus (“COVID-19”) updates

The outbreak of COVID-19 has spread throughout the world. On March 11, 2020, the World Health Organization declared the outbreak a global pandemic. Many businesses and social activities in China and other countries and regions have been severely disrupted in the first quarter of 2020, including those of our suppliers, customers and employees. This global outbreak has also caused market panics, which materially and negatively affected the global financial markets, such as the plunge of global stocks on major stock exchanges in March 2020. Such disruption and the potential slowdown of the world’s economy in 2020 and beyond could have a material adverse effect on our results of operations and financial condition. Due to the fact that the COVID-19 coronavirus outbreak appears to be gradually contained in China, our production and sales activities gradually returned to normal in fiscal year ended December 31, 2021. We and our customers have not experienced significant business disruptions and suspension of operations due to quarantine measures to contain the spread of the pandemic. We have experienced some occasional minor disruptions due to the quarantine measures taken by the local government. For example, in April 2022, we experienced temporary delays in product delivery due to shutdown caused by the pandemic that affected our logistics service providers. We believe delays of such nature have not created significant disruption of our business operations overall. The Company’s revenues increased approximately 12% as compared to the fiscal 2021. On December 7, 2022, China announced 10 new rules that constitute a relaxation of almost all of its stringent COVID-19 pandemic control measures. Shortly after their announcement, additional mobility restrictions issued by local governments were also scrapped.

The extent of the impact on our future financial results will be dependent on future developments such as the length and severity of the crisis, the potential resurgence of the crisis, future government actions in response to the crisis, and the overall impact of the COVID-19 pandemic on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable. The Company continues taking actions to help mitigate the impact of the COVID-19 pandemic on the health and well-being of our employees, the communities in which we operate and our partners, and our operations and business as a whole.

Trends and Key Factors that Affect Operating Results

HUHU China currently derives a majority of its revenues from the system integration projects. 3% of the integration projects are long-term projects, which mainly include gas monitoring system, heat insulation system and facility monitoring and management system, and 97% are short-term contracts that are mainly supplemental contracts of long-term contracts. HUHU China intends to continually enhance the services and cross-sell new services to existing customers and acquire new customers by increasing market penetration with a deeper market coverage and broader geographical reach. HUHU China’s construction enterprise qualification is first-class and well recognized by clients. Maintaining and enhancing the recognition, image and acceptance of our brand are important to HUHU China’s ability to differentiate our products from and to compete effectively with our peers. Our brand image, however, could be jeopardized if we fail to maintain high product quality, pioneer and keep pace with evolving technology trends, or timely fulfill the orders for our products. If we fail to promote our brand or to maintain or enhance our brand recognition and awareness among our customers, or if we are subject to events or negative allegations affecting our brand image or the publicly perceived position of our brand, our business, results of operations and financial condition could be adversely affected.

HUHU China intends to expand the scope of services to the existing customers and acquire new customers by continually making significant investments in R&D. We plan to use 50% of our proceed from this offering to construct a 5,000 square meter R&D plant in Xinwu District Wuxi City of Jiangsu Province, PRC and purchase of the related equipment for the production of equipment for gas supply systems. For the years ended December 31, 2022 and 2021, we incurred R&D expense of $1,213,529 and $677,580, respectively. We will continue to improve upon and expand our production and products offerings through our research and development and technology innovations in order to deliver innovative products. We expect our research and development spending to stay above the amounts from the past years. Our business is closely related to the software and semiconductor industry, which is now experiencing rapid technological changes. Failure to anticipate technology innovations or adapt to such innovations in a timely manner, or at all, may result in our products becoming obsolete at sudden and unpredictable intervals.

We monitor a number of financial and non-financial key business metric to evaluate on a regular basis business and growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts, and assess operational efficiencies. We believe that some of the most important measures include gross margin, operating margin, net income (loss) as well as the non-financial key metrics discussed below which may differ from other similarly titled metrics used by other companies, securities analysts or investors.

Number of contracts for our system integration projects

We monitor the number of contracts with customers for our system integration projects. The number of contracts will directly impact our results of operations, including revenues and gross margins for the foreseeable future. For the year ended December 31, 2022, we completed 138 system integration projects, which increased from 93 projects for the year ended December 31, 2021.

Average contract price for our system integration projects

We monitor the average contract price for our system integration projects, which impacts our future revenue and gross margins. Our average contract price decreased from $107,613 in the year ended December 31, 2021 to $82,203 in the year ended December 31, 2022. Our average contract price decreased mainly due to we expanded our client base by obtaining some smaller contracts. Revenue contributed by these smaller contracts accounted for approximately 20% of the total system integration projects revenue in the year ended December 31, 2022.

Expansion of our geographic coverage

We believe there is a substantial opportunity to further grow our customer base by continuing to make significant investments in sales, marketing and brand awareness. Our ability to attract new customers will depend on a number of factors, including competitive dynamics in our targeted new geographical markets in Japan. We intend to expand our marketing and sales team with a focus on increasing sales in targeted geographies and customer segments. Currently, HUHU Japan just functions as a sales and customer service center and we do not expect to incur a significant capital investment in the short term.

Results of Operations

For the years ended December 31, 2022 and 2021

The following table summarizes the results of our operations for the years ended December 31, 2022 and 2021, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Years Ended December 31,
	2022	2021	Change	% Change
REVENUES:
System integration projects	$11,344,086	$10,007,968	$1,336,118	13.4%
Engineering consulting services	30,171	105,312	(75,141)	(71.4)%
Product sales	—	43,161	(43,161)	(100.0)%
Total revenues	11,374,257	10,156,441	1,217,816	12.0%
COST OF REVENUES:
System integration projects	7,822,489	7,027,956	794,533	11.3%
Engineering consulting services	1,787	47,012	(45,225)	(96.2)%
Product sales	—	19,454	(19,454)	(100.0)%
Total cost of revenues	7,824,276	7,094,422	729,854	10.3%
GROSS PROFIT	3,549,981	3,062,019	487,962	15.9%
OPERATING EXPENSES:
Selling expenses	391,013	271,071	119,942	44.2%
General and administrative expenses	1,033,079	689,143	343,936	49.9%
Research and development expenses	1,213,529	677,580	535,949	79.1%
Total operating expenses	2,637,621	1,637,794	999,827	61.0%
Income from operations	912,360	1,424,225	(511,865)	(35.9)%
OTHER INCOME (EXPENSES):
Interest income	4,021	8,071	(4,050)	(50.2)%
Interest expense	(51,985)	(35,007)	(16,978)	48.5%
Other income, net	99,920	224,358	(124,438)	(55.5)%
Total other income, net	51,956	197,422	(145,466)	(73.7)%
INCOME BEFORE INCOME TAXES	964,316	1,621,647	(657,331)	(40.5)%
Provision for income taxes	34,307	252,605	(218,298)	(86.4)%
NET INCOME	$930,009	$1,369,042	$(439,033)	(32.1)%

Revenues

We derive revenues from three sources: (1) system integration projects, (2) engineering consulting services, and (3) product sales.

The Company is a professional system integration provider to design and implement integrated facility management systems and industrial automation monitoring systems mainly for optoelectronic, semiconductor, telecom and logistic industries. For the year ended December 31, 2022, our total revenue was approximately $11.4 million as compared to $10.2 million for the year ended December 31, 2021. The Company’s total revenue increased by approximately $1.2 million, or 12.0%. The overall increase in total revenue was primarily attributable to a $1.3 million increase in revenue from system integration projects.

Revenue from system integration projects

The Company’s revenues from system integration projects are normally under fixed-price contracts that may last from six months to three years. For the years ended December 31, 2022 and 2021, most of our system integration project contracts are short term contracts. Our system integration project contracts require the Company to perform customized services of project planning, system coding, installation of hardware and equipment, and configuration based on customers’ specific needs which requires significant customization. Revenue is recognized over the contract time using an input method under which the percentage of revenue to be recognized for a given project is measured by the estimates of the extent of progress towards project completion.

For the year ended December 31, 2022, revenue from system integration projects was approximately $11.3 million as compared to $10.0 million for the year ended December 31, 2021, representing an increase of $1.3 million or 13.4%, which was due to more contracts completed. The Company has completed more contracts with its main client Liyi System Engineering (Shanghai) Co., Ltd. and Anhui Ruicheng Engineering Technology Co., Ltd., a new client in 2021. The number of contracts we completed were 138 and 93 for the years ended December 31, 2022 and 2021, respectively. The average contract price decreased from $107,613 in the year ended December 31, 2021 to $82,203 in the year ended December 31, 2022.

Revenue from engineering consulting services

Revenues generated from engineering consulting services are recognized upon the delivery of the engineering report as the Company’s performance obligations are satisfied.

For the year ended December 31, 2022, revenues from engineering consulting services were approximately $30,171 as compared to $105,312 for the year ended December 31, 2021, representing a decrease of $75,141 or 71.4%. The significant decrease in revenue from engineering consulting services was mainly due to a strategic shift by the Company to focus on system integration projects in fiscal year 2022.

Revenue from product sales

Revenues from product sales is recognized when delivery has occurred and the customer accepts the equipment and the Company has no performance obligations after the acceptance.

For the year ended December 31, 2022, our product sales were $nil as compared to $43,161 for the year ended December 31, 2021. The decrease of product sales revenue was $43,161 or 100.0% due to a strategic shift by the Company to focus on system integration projects in fiscal year 2022.

Cost of Revenues

Our cost of revenues mainly consists of outsourcing costs, material costs and compensation expenses for our professionals.

Our total cost of revenues increased by approximately $0.7 million or 10.3% from approximately $7.1 million in the year ended December 31, 2021 to approximately $7.8 million in the year ended December 31, 2022.

Cost of system integration projects increased by approximately $0.8 million or 11.3% from approximately $7.0 million in the year ended December 31, 2021 to $7.8 million in the year ended December 31, 2022, which was in line with the revenue increase.

Cost of engineering consulting services decreased by $45,225 from $47,012 in the year ended December 31, 2021 to $1,787 in the year ended December 31, 2022, which was in line with the revenue decrease.

Cost of product sales decreased by $19,454 from $19,454 in the year ended December 31, 2021 to $nil in the year ended December 31, 2022. The decrease was consistent with the decrease of the revenue from product sales.

Gross profit

GROSS PROFIT	For the Years Ended December 31,				Change	% of Change
	2022		2021
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
System integration projects	$3,521,597	31.0%	$2,980,012	29.8%	$541,585	18.2%
Engineering consulting services	28,384	94.1%	58,300	55.4%	(29,916)	(51.3)%
Product sales	—	—%	23,707	54.9%	(23,707)	(100.0)%
Total gross profit	$3,549,981	31.2%	$3,062,019	30.1%	$487,962	15.9%

Our gross profit increased by approximately $0.5 million or 15.9% from approximately $3.1 million in fiscal 2021 to approximately $3.5 million in fiscal 2022. The increase of gross profit in fiscal 2022 was mainly due to the increase of our revenue from system integration projects. Gross margin as a percent of overall revenue for fiscal 2021 and 2021 was 31.2% and 30.1%, respectively.

Gross profit for system integration projects increased by approximately $0.5 million from approximately $3.0 million in fiscal 2021 to approximately $3.5 million in fiscal 2022. Gross profit margin for fiscal 2022 and 2021 was 31.0% and 29.8%, respectively. The slight increase of the gross margin in fiscal 2022 was due to economy of scale. Since some overhead expenses were fixed cost, with more projects completed, the overall gross profit margin improved.

Gross profit for engineering consulting services decreased by approximately $29,916 or 51.3% from $58,300 in fiscal 2021 to $28,384 in fiscal 2022. Gross profit margin for fiscal 2022 and 2021 was 94.1% and 55.4%, respectively. The increase of the gross margin in fiscal 2022 was mainly due to lower staffing cost since we did not use third-party outsourcer.

Gross profit for product sales amounted to $nil since we did not carry out product sales in the current year.

Operating Expenses

	For the Years Ended December 31,
	2022	2021	Change	% Change
OPERATING EXPENSES:
Selling expenses	$391,013	$271,071	$119,942	44.2%
General and administrative expenses	1,033,079	689,143	343,936	49.9%
Research and development expenses	1,213,529	677,580	535,949	79.1%
Total operating expenses	$2,637,621	$1,637,794	$999,827	61.0%

Our operating expenses consist of selling, general and administrative and research and development (“R&D”) expenses. Operating expenses increased by approximately $1.0 million, or 61.0%, from approximately $1.6 million for the year ended December 31, 2021 to $2.6 million for the year ended December 31, 2022. The increase in our operating expenses was primarily due to approximately $0.1 million increase in selling and marketing expenses, approximately $0.3 million increase in general and administrative expenses, and approximately $0.5 million increase in research and development expenses.

Selling expenses primarily consisted of promotional fees, advertising expenses, travel, salary and compensation expenses relating to our sales personnel and other expenses relating to our sales activities. Selling expenses increased by approximately $0.1 million or 44.2% from $0.3 million in fiscal 2021 to approximately $0.4 million in fiscal 2022 mainly due to an increase of approximately $39,000 in salary and social welfare expense as a result of an increased headcount of marketing personnel, and increases of approximately $24,000 in office expenses, approximately $17,000 in business reception expense and approximately $10,000 in travel expenses.

General and administrative expenses primarily consisted of salary and compensation expenses relating to our accounting, human resources and executive office personnel, and included rental expenses, depreciation and amortization expenses, office overhead, impairment losses, professional service fees and travel and transportation costs. General and administrative expenses increased by approximately $0.3 million or 49.9% from approximately $0.7 million in fiscal 2021 to approximately $1.0 million in fiscal 2022, due to an increase of approximately $0.1 million in salary and social welfare expense as a result of an increased headcount of administrative average salaries, and an increase of approximately $0.2 million in audit fees.

R&D expenses primarily consisted of compensation and benefit expenses relating to our R&D personnel as well as office overhead and other expenses relating to our R&D activities. Our R&D expenses increased from approximately $0.7 million in fiscal 2021 to $1.2 million in fiscal 2022, representing 10.7% and 6.7% of our total revenues for fiscal 2022 and 2021, respectively. The increase was due to (1) an increase of approximately $0.2 million in salary and social welfare expense as a result of increased headcount of R&D personnel and average salaries; (2) an increase of approximately $0.3 million in technical consulting fees charged by a third party.

Other Income (Expense)

Other income (expense) primarily consists of interest income, interest expense and other income. Our net other income amounted to $51,956 in fiscal 2022, as compared to a net other income of $197,422 in fiscal 2021, mainly due to a decrease of $128,955 in the government grant.

Income tax provision

Income tax provision was $34,307 and $252,605 in fiscal 2022 and 2021, respectively. Under the Enterprise Income Tax (“EIT”) Law of PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on a case-by-case basis. According to PRC tax regulations, 200% of current year research & development (“R&D”) expense approved by the local tax authority may be deducted from tax income since January 1, 2021 and HUHU China obtained the “high-tech enterprise” tax status in December 2022, which reduced its statutory income tax rate to 15%. The new certificate is valid for three years and expires in December 2025. The impact of the tax treatment noted above lowered our effective income tax rate to 8.2% and 13.5% for the year ended December 31, 2022 and, 2021, respectively.

Net Income

As a result of reasons and circumstances discussed above, our net income decreased by approximately $0.4 million, or 32.1%, from approximately $1.4 million in fiscal 2021 to approximately $0.9 million in fiscal 2022. The decrease in net income is contributed by an increase of approximately $0.5 million in gross profit, offset by an approximately $0.5 million increase in operating expenses and an approximately $0.1 million decrease in government grant.

Other comprehensive income

Foreign currency translation adjustments amounted to $(238,627) and $49,982 for the years ended December 31, 2022 and 2021, respectively. The balance sheet amounts with the exception of equity as of December 31, 2022 were translated at RMB6.8972 to USD1.00 as compared to RMB6.3726 to USD1.00 as of December 31, 2021. The equity accounts were stated at their historical rate. The average translation rates applied to the income statements accounts for the years ended December 31, 2022 and 2021 were RMB6.7290 to USD1.00 and RMB6.4508 to USD1.00, respectively. The change in the value of the RMB relative to the U.S. dollar may affect our financial results reported in the U.S, dollar terms without giving effect to any underlying change in our business or results of operation.

Liquidity and Capital Resources

Substantially all of our operations are conducted in China and all of our revenue, expenses, and cash are denominated in RMB. RMB is subject to the exchange control regulation in China, and, as a result, we may have difficulty distributing any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. dollars. As of December 31, 2022 and 2021, the aggregate amount of cash in banks of $1,326,217 and $69,267 respectively, was held at major financial institutions in the PRC.

We have historically funded our working capital needs primarily from operations, bank loans, advance payments from customers and capital contributions from shareholders. As of December 31, 2022 and 2021, we had working capital of approximately $2.2 million and $1.5 million, respectively. For the years ended December 31, 2022 and 2021, we generated a net income of approximately $0.9 million and $1.4 million, respectively. Cash flow used in operations was approximately $0.1 million and $0.4 million for the years ended December 31, 2022 and 2021, respectively. The working capital requirements are affected by the efficiency of operations, the numerical volume and dollar value of revenue contracts, the progress or execution on customer contracts, and the timing of accounts receivable collections.

In assessing our liquidity, we monitor and analyze our cash on hand, our ability to generate sufficient revenue sources in the future and our operating and capital expenditure commitments. As of December 31, 2022 and 2021, we had cash of approximately $1.4 million and $0.1 million, respectively. As of December 31, 2022 and 2021, our short term bank loan balance was approximately $2.0 million and $1.1 million, respectively.

We also had restricted cash of $326,888 and $536,456 as of December 31, 2022 and 2021, respectively. Restricted cash consists of cash and cash equivalents which is used as collateral to secure notes payable and used as guarantee deposit to secure the performance guarantee bank acceptance. A note payable is a draft issued by a bank for payments in future, which defers the payment until the due date for redeeming the note. According to the notes payable agreement with the bank, 50%-100% of the amount is required to be deposited at the bank as security for the notes payable. Guarantee deposit is the deposit in bank to secure the performance guarantee bank acceptance issued by the bank. The performance guarantee bank acceptance is required by the Company’s customer for certain project as a guarantee to fulfill the contract. The security deposit for notes payable and performance guarantee bank acceptances amounted to $254,221 and $72,667, respectively, as of December 31, 2022. The security deposit for notes payable and performance guarantee bank acceptance amounted to $112,701 and $423,755 as of December 31, 2021. The Company earns interest at a variable rate per month on this restricted cash balance.

The Cayman holding company is a holding company with no material operations of its own. We conduct our operations primarily through HUHU China. As a result, the Company’s ability to pay dividends depends upon dividends paid by our subsidiaries. HUHU China is permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, our subsidiaries are required to set aside at least 10% of their after-tax profits each year based on PRC accounting standards, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. The statutory reserve funds are not distributable as cash dividends. Remittance of dividends by our subsidiaries out of China is subject to examination by the banks designated by SAFE. Our subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds. In addition, we would need to accrue and pay withholding taxes if we were to distribute funds from HUHU China to us. We do not intend to repatriate such funds in the foreseeable future, as we plan to use existing cash balance in PRC for general corporate purposes.

The Company believes that its cash on hand and operating cash flows will be sufficient to fund its operations over at least the next 12 months from the date of this report. However, the Company may need additional cash resources in the future if the Company experiences changed business conditions or other developments, and/or access to short term bank loans, and may also need additional cash resources in the future if the Company wishes to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed the Company’s amounts of cash on hand, the Company may seek to issue debt or equity securities or obtain a credit facility.

For the years ended December 31, 2022 and 2021

The following summarizes the key components of our cash flows for the years ended December 31, 2022 and 2021:

	For the Years Ended December 31,
	2022	2021
Net cash (used in) operating activities	$(139,539)	$(448,158)
Net cash (used in) investing activities	(95,448)	(283,854)
Net cash provided by financing activities	1,317,284	690,738
Effect of exchange rate change on cash	(5,196)	14,752
Net increase (decrease) in cash	$1,077,101	$(26,522)

Operating Activities

Net cash used in operating activities was approximately $0.1 million for the year ended December 31, 2022. Cash used by operating activities for the year ended December 31, 2022 mainly consisted of approximately $0.9 million of net income, adjustment of $0.1 million non-cash items, an increase in accounts receivable of approximately $1.4 million due to the increase in revenue, an increase in inventory of approximately $1.0 million due to the Company had more contracts on going and in preparation, an increase in prepayments and other assets of approximately $0.2 million due to a bidding security deposit, an increase in advance from customers of approximately $0.5 million due to more projects and an increase in accounts payable of approximately $0.7 million due to an increase of purchase volume.

Net cash used in operating activities was approximately $0.4 million for the year ended December 31, 2021. Cash used by operating activities for the year ended December 31, 2021 mainly consisted of approximately $1.4 million of net income, adjustment of $0.3 million non-cash items, an increase in accounts receivable of approximately $3.6 million due to the increase in revenue, an increase in inventory of approximately $0.2 million due to the Company had more contracts on going and in preparation, an increase in prepayments and other assets of approximately $0.1 million, an increase in accrued expenses and other liabilities of approximately $0.1 million due to increased rent and prepayment for materials, an increase of approximately $0.1 million in taxes payable due to higher income before tax and tax expense, a decrease of advance from customers of approximately $0.3 million due to completion of certain projects in December 2021 and recognized related revenue from advance from customers, offset by net income of approximately $1.4 million and an increase of accounts payable of approximately $1.7 million due to increase of purchase volume.

Investing Activities

Net cash used in investing activities was $0.1 million for fiscal 2022, mainly consisting of $95,448 in purchases of property and equipment.

Net cash used in investing activities was $0.3 million for fiscal 2021, mainly consisting of $42,024 in purchases of property and equipment, and purchases of intangible assets of approximately 0.2 million.

Financing Activities

Net cash provided by financing activities was approximately $1.3 million for fiscal 2022, and consisted of $65,358 repayment to related parties, proceeds from short-term bank loans of approximately $5.1 million and proceeds from notes payable of approximately $0.4 million, repayment of short-term bank loans of approximately $4.0 million, and payment of deferred offering costs of approximately $0.2 million.

Net cash provided by financing activities was approximately $0.7 million for fiscal 2021, and consisted of $18,314 repayment from related parties, shareholder’s contributions of approximately $0.5 million, proceeds from short-term bank loans of approximately $1.0 million and proceeds from notes payable of approximately $0.1 million, repayment of short-term bank loans of approximately $0.5 million, and payment of deferred offering costs of approximately $0.4 million.

Capital Expenditures

The Company made capital expenditures of $95,448 and $283,854 for the years ended December 31, 2022 and 2021, respectively. In these periods, our capital expenditures were mainly used for purchases of property, intangible assets and equipment. The Company will continue to make capital expenditures to meet the expected growth of its business.

Contractual Obligations

The Company had outstanding bank loans of approximately $2.0 million and $1.1 million as of December 31, 2022 and 2021, respectively. The Company has also entered into operating lease agreements for several offices. The leases are expiring through September 30, 2025.

The following table sets forth our contractual obligations and commercial commitments as of December 31, 2022:

	Payment Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Operating lease arrangements	$35,440	$14,959	$20,481	$—	$—
Bank loans	2,029,809	2,029,809	—	—	—
Total	$2,065,249	$2,044,768	$20,481	$—	$—

The following table sets forth our contractual obligations and commercial commitments as of December 31, 2021:

	Payment Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Operating lease arrangements	$54,078	$16,661	$30,027	$7,390	$—
Bank loans	1,051,376	1,051,376	—	—	—
Total	$1,105,454	$1,068,037	$30,027	$7,390	$—

Pursuant to the Company’s bank loan agreements, as of December 31, 2022, the Company is required to repay approximately $2.0 million of bank loans in the short term. In addition, the Company is required to pay operating lease commitments and fund our capital expenditure in the normal course of business. The Company’s primary sources of liquidity consist of existing cash balances, cash flows from our operating activities and availability under bank loan credit facilities. As of December 31, 2022, the Company had cash and restricted cash of approximately $1.7 million and working capital of approximately $2.2 million. Subsequent to December 31, 2022, the Company obtained new bank loans in the aggregate amount of approximately $0.1 million as the date of this prospectus. The Company plans to utilize the proceeds of this Offering to construct a new 5,000 square meter R&D plant and did not enter into any fixed commitment for this expansion as the date of the Prospectus. The Company budgets the rest of capital spending based on ongoing assessments of needs to maintain adequate cash. In the long run, the Company believes that the anticipated cash raised from financings and anticipated cash flow from operations, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for the next 12 months from the date of this prospectus.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements for the years ended December 31, 2022 and 2021 that have or that in the opinion of management are likely to have, a current or future material effect on our financial condition or results of operations.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash invested in liquid investments with original maturities of three months or less. We have not used any derivative financial instruments to manage our interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

Foreign Exchange Risk

All of our revenues and most of our expenses are denominated in RMB. Our exposure to foreign exchange risk primarily relates to cash and cash equivalent denominated in U.S. dollars as a result of net proceeds from this offering. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge our exposure to such risk. Although, in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ordinary shares will be affected by the exchange rate between U.S. dollar and RMB because the value of our business is effectively denominated in RMB, while our ordinary shares will be traded in U.S. dollars.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in the China’s political and economic conditions. The RMB does not fluctuate with the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market. In addition, the value of RMB could be affected by the proposed tariffs regarding trade with the United States.

To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of RMB against the U.S. dollar would reduce the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares, servicing our outstanding debt, or for other business purposes, appreciation of the U.S. dollar against the RMB would reduce the U.S. dollar amounts available to us.

Inflation Risk

Since our inception, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for 2022, 2021 and 2020 were increases of 2.0%, 2.9% and 2.5%, respectively. Although we have not in the past been materially affected by inflation since our inception, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect our reported amount of assets, liabilities, revenue, costs and expenses, and any related disclosures. Although there were no material changes made to the accounting estimates and assumptions in the past two years, we continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

Critical accounting estimates reflect significant judgments, estimates and uncertainties, which may result in materially different results under different assumptions and conditions. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application. Our critical accounting policies and practices include the following: (i) accounts receivable and (ii) revenue recognition. The following descriptions of critical accounting estimates should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this prospectus.

Accounts receivable, net

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. Allowance for doubtful accounts amounted to $361,014 and $419,509 as of December 31, 2022 and 2021, respectively.

Revenue recognition

The Company adopted ASC Topic 606 Revenue from Contracts with Customers (“ASC 606”) on January 1, 2019 using the modified retrospective approach. Revenues were presented under ASC 606 and all subsequent ASUs that modified ASC 606 for the years ended December 31, 2022 and 2021. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the Company applies the following steps:

Step 1:    Identify the contract (s) with a customer

Step 2:    Identify the performance obligations in the contract

Step 3:    Determine the transaction price

Step 4:    Allocate the transaction price to the performance obligations in the contract

Step 5:    Recognize revenue when (or as) the entity satisfies a performance obligation

The Company derives its revenues primarily from three sources: (1) system integration projects; (2) product sales; (3) engineering consulting services. All of the Company’s contracts with customer do not contain cancellable and refund-type provisions.

Revenue from system integration projects

The Company’s revenues from system integration projects are normally under fixed-price contracts that may last from six months to three years. These contracts require the Company to perform customized services of project planning, system coding, installation of hardware and equipment, and configuration based on the customers’ specific needs which requires significant customization. Upon delivery of the services and equipment, customer acceptance is generally required. In the same contract, the Company is required to provide a warranty period for one to two years (“warranty period”) after the customized project is delivered with a 3% – 10% holdback of the total contract price (“contract holdback”) which is to be paid after the end of warranty period. The Company determined the warranty clause included in the contractual term is directly related to the quality of the Company’s integration projects and there are no specific tasks to be performed during the warranty period, and therefore, consider it an assurance-type warranty. The warranty is not considered a separate performance obligation and no revenue is associated with these services under ASC 606. Because of the nature of the projects, and the contract owners perform inspection during the project and prior to acceptance, the Company has not experienced material warranty costs and, therefore, does not believe an accrual for these costs is necessary.

Revenue is recognized over the contract term using an input method under which the percentage of revenue to be recognized for a given project is measured by the estimates of the extent of progress towards project completion. Such contracts provide that the customer accept completion of progress to date and compensate the Company for services rendered, which may be measured in terms of costs incurred, units installed, or some other measure of progress. Application of the input method requires the use of estimates of costs to be incurred for the performance of the contract. Contract costs include all direct material costs, direct labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, and all costs associated with operation of equipment. The contract holdback is recognized as revenue after the warranty period has expired.

The cost estimation process is based upon the professional knowledge and experience of the Company’s engineers, project managers and financial professionals. Management conducts monthly reviews to assess the contract’s schedule, performance, technical matters and estimated cost at completion. When changes in estimated contract costs are identified, such revisions may result in current period adjustments to operations applicable to performance in prior periods.

Revenue from product sales

The Company generates revenue primarily through the sale and delivery of promised goods to customers and recognizes revenue when control is transferred to customers, which typically occurs upon customer acceptance, in an amount that reflects the consideration the Company expects to be entitled to in exchange for the goods or services and is recorded net of value-added tax (“VAT”). The Company’s contracts with customers are primarily on a fixed-price basis and do not contain cancellable and refund-type provisions.

The Company generally provides a one-year warranty against defects in materials related to the sale of products. The Company considerers the warranty as an assurance type warranty since the warranty provides the customer the assurance that the product complies with agreed-upon specifications. Estimated future warranty obligations are included in cost of product sales in the period in which the related revenue is recognized. The determination of the Company’s warranty accrual is based on actual historical experience with the product, estimates of repair and replacement costs and any product warranty problems that are identified after shipment. The Company estimates and adjusts these accruals at each balance sheet date in accordance with changes in these factors.

Revenue from engineering consulting services

Revenues generated from engineering consulting services are recognized upon the delivery of the engineering report as the Company’s performance obligations are satisfied. Expenses related to these types of services are recognized as incurred.

Contract balances

Accounts receivable represent amounts invoiced and revenues recognized prior to invoicing when the Company has satisfied the Company’s performance obligation and has the unconditional rights to payment. The balances of accounts receivable, net of allowance for doubtful accounts were $6,097,806 and $5,177,611 as of December 31, 2022 and 2021, respectively. Unearned revenues consist of payments received from customers related to unsatisfied performance obligations at the end of the period and included in advance from customers in the Company’s consolidated balance sheets with the balance of $512,369 and $61,168 as of December 31, 2022 and 2021, respectively. All unsatisfied performance obligation will be performed within the next twelve months and no significant financing component is involved. There is no significant financing component in the Company’s revenue arrangement because the Company’s expected length of time between the payment and when the Company transfers the promised services is less than 12 months. For the portion of security deposit with more than 12 months is measured at present value at the reporting date by its primary borrowing rate. The impact of discounted interest expenses is not material for the years ended December 31, 2022 and 2021.

Recently issued accounting pronouncements

A list of recent relevant accounting pronouncements is included in Note 2 “Summary of Principal Accounting Policies” of our Consolidated Financial Statements.

BUSINESS

Overview

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our subsidiaries established in the People’s Republic of China, or “PRC” or “China”. Our PRC subsidiary, HUHU China was incorporated in Wuxi City, Jiangsu Province, PRC on August 20, 2015 under the laws of the PRC.

We, through our subsidiaries, specialize in providing factory facility management and monitoring systems, including high-purity gas, chemicals and liquid system (“HPS”) and factory management and control systems (“FMCS”) for our industrial clients, who are mainly semi-conductor manufacturers and electronics manufacturers in China. We believe our products and services are widely used by semi-conductor manufacturers, LED and micro-electronics factories, as well as some pharmaceutical, food and beverage manufacturers.

Within the HPS, we provide two types of solutions: (1) High-purity gas conveyor system. The high-purity gas conveyor consists of a specialized gas cabinet, the Valve Manifold Box (“VMB”), the gas monitoring software and gas valve parts. This system is connected to our clients’ own factory equipment, which will receive gas through the system we install. The gas conveyor ensures that the high-purity gas will not be contaminated by being exposed to air, liquid or small particles during the delivery. (2) High-purity chemicals conveyor system. The high-purity chemicals conveyor system conveys multiple chemicals used in the cleaning, corrosion and grinding process. This system consolidates multiple sub-systems including high-purity chemical pipes, valve, chemical sensor, and the chemical monitoring software. With the high-purity chemical conveyor system, we deliver chemicals from the storage container to the client’s manufacture equipment through the distribution valve. Both high-purity gas conveyor system and high-purity chemicals conveyor system are capable of delivering special high purity gas and chemicals in a highly controlled environment that ensures the gas and chemicals meet the purity requirement of our clients’ production process, as well as monitors potential safety issues in the production.

Our FMCS solution provides instant and effective monitoring over our clients’ manufacturing process through the control center located in the clients’ factory. The FMCS service monitors the facility production atmosphere, and consolidates sub-systems, including gas monitoring system (GMS), chemical monitoring system (CMS), high and low voltage power distribution, air pressure system, air conditioning system, water system, access control system, elevator system, sewage treatment system, waste gas emission system, pure water system and other systems. Our software is capable of consolidating all the sub-systems by creating a facility-wide software monitoring platform, where one can monitor and control every aspect of the factory condition. Additionally, we also develop individual sub-system for our clients, such as gas monitoring system and chemical monitoring system.

We believe that we have grown to be one of the larger companies in the HPS and FMCS industry in China. Some of our clients are seasoned manufacturers in their industries in China. Our clients include Li Yi System Engineering (Shanghai) Limited, Hefei Lanke Investment Co., Ltd., Shiyuan Technology Engineering Co., Ltd., and AUO Corporation.

We are a nationally recognized brand: we have received ISO9001 standard quality management system certification in June 2021, from Beijing Zhong Jian Xie Certification Centre Co., Ltd., and received both ISO14001 Standard Environmental Management System Certification and ISO45001 Occupational Health and Safety Management System Certification in April 2021, both from TQCS International (Group) Pty, Ltd. We have been recognized as a Technology Driven Medium-Small Enterprise by the Science and Technology Bureau in Jiangsu Province in April 2020. We have been rewarded as First-class Qualification for Professional Contracting of Construction Mechanical and Electrical Installation Engineering by Jiangsu Provincial Department of Housing and Construction in September 2021.

We obtain raw materials mainly from suppliers in the Mainland China. Our most common raw materials include programmable logic controllers (“PLC”) modules, network switches, power modules, signal lines, control lines, cables, bridges, and heating materials. For the year ended December 31, 2022, one supplier accounted for approximately 13.8% of total purchases. For the year ended December 31, 2021, no supplier accounted for more than 10% of our total purchases. As of December 31, 2022, four suppliers accounted for approximately 14.0%, 12.8%, 11.4% and 10.9% of total accounts payable. As of December 31, 2021, two suppliers accounted for approximately 21.2% and 21.1% of our total accounts payable.

Corporate History and Structure

HUHUTECH is a holding company with no operations of its own. We conduct our operations in China primarily through our subsidiaries in the PRC. The Ordinary Shares offered in this prospectus are those of HUHUTECH.

The following diagram shows our corporate structure as of the date of this prospectus, including our main subsidiaries and consolidated affiliated entities:

HUHUTECH International Group Inc., a Cayman Islands company limited by shares, was incorporated on July 8, 2021. It is a holding company and is not actively engaged in any business as of the date of this prospectus. Under the post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to this offering, or the amended and restated memorandum of association, HUHUTECH is authorized to issue 5,000,000,000 Ordinary Shares, par value $0.00001 per ordinary share. There are currently 5,000,000 issued and outstanding Ordinary Shares of HUHUTECH. HUHUTECH’s registered office is at Harneys Fiduciary and its registered office is at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands.

HUHU HK was incorporated on July 28, 2021 under the laws of Hong Kong. HUHU HK is a Hong Kong limited company and a wholly owned subsidiary of HUHUTECH. HUHU HK is a holding company and does not have any operations.

HUHU Japan was incorporated on April 25, 2022 under the laws of Japan as a limited company and a wholly owned subsidiary of HUHUTECH.

Wuxi Xinwu District Jianmeng Electromechanical Technology Co., Ltd. (“WFOE”) was incorporated on December 10, 2021 under the laws of the People’s Republic of China. WFOE is a limited liability company, and a wholly-owned subsidiary of HUHU HK. WFOE is a holding company and does not have any operations.

Jiangsu Huhu Electromechanical Technology Co., Ltd. (“HUHU China”) was incorporated on August 20, 2015 under the laws of the People’s Republic of China. HUHU China is a limited liability company.

Our Solutions

We, through HUHU China, design and provide customized high-purity gas and chemical production system and equipment. Our products mainly include HPS and FMCS. Our products are customized according to the needs of our clients.

High-purity Process System

The high-purity process system revolves around applying effective control of impurities in the production process. It is mainly used in the core processes of integrated circuit manufacturing in the pan-semiconductor industry, including the processes of doping, photolithography, etching and CVD film formation processes. The system consists of high-purity process system equipment, high-purity process system piping, valve boxes, valve components and monitoring systems. We offer the overall solution design, installation and value-added services such as ancillary engineering, testing, plant hosting, calibration and maintenance. The technology used in this industry involves a variety of basic sciences such as physics, semiconductor physics, physical chemistry and electrochemistry and various engineering disciplines such as chemical, mechanical, materials and surface treatment. The new production lines of domestic fabrication plants (“fabs”) will bring business opportunities for us for the following reason: our high-purity process system covers 16-65nm equipment, and our high-purity process system possesses the essential technology to support equipment that is used to produce 5nm sized wafers; we believe such capacity gives us a comparative advantage in the industry, due to the technical difficulty in supporting equipment producing wafers of that size; such comparative advantage will help us gain more market shares in the industry, which will bring us business opportunities and potential customers.

We provide high-purity process systems which we design and install for the clients, utilizing the equipment we procure from our suppliers, which is special equipment used in high-purity process systems and transport distribution pipelines. Within high purity process systems, there are two main types: high purity gas delivery systems and high purity chemical delivery systems.

High-purity Gas Conveyor System

The high purity gas conveyor system consists of components including special gas cabinets, valve manifold box, gas monitoring software systems (safety and security systems), gas pipes and valve fittings etc. The front end of the system is connected to the high-purity gas plant and the rear end of the system is connected to the client’s own production equipment. This system currently generates most of the Company’s revenue.

High-purity Chemical Conveyor System

The high- purity chemical delivery system is used during the manufacturing process in the pan-semiconductor industry. It supplies a wide range of chemicals for cleaning, etching, grinding and other industrial processes at production facilities in the pan-semiconductor industry. The chemical conveyor system delivers chemicals from tanks and tankers to the various machine demand points via VMB distribution valves. In addition to the associated piping, equipment and valves, a reliable chemical software monitoring system is also required for the system to work properly.

We also offer our customers value-added services related to the conveyor systems, such as ancillary engineering, testing, plant hosting, calibration and maintenance, if applicable.

Factory Management and Control System (FMCS)

Our FMCS provides instant and effective monitoring of our clients’ manufacturing process through the control center of the clients’ factories. We offer a consolidated factory monitoring system that combines multiple factory monitoring systems on one platform and individual factory monitoring systems that specialize in certain aspects of factory environment, including gas monitoring system and chemical monitoring system. All our systems are equipped with a control room where multiple monitoring screens show live status of the facility condition.

Consolidated FMCS

Consolidated FMCS integrates the monitoring information of the various systems of the plant facilities into the central monitoring server, using Ethernet, controllers and communication equipment to form a factory-wide monitoring web, so as to interoperate the information of the whole factory, improve the overall management performance of the factory, simplify the operation and maintenance process, and reduce the management costs. This system integrates the entire factory sub-systems. Through integration, it manages the operational status of each sub-system, serving as the monitoring and management center and coordinating and managing the operation of the entire facility.

We prioritize the software development of the FMCS, among other aspects of the FMCS solution. The system monitors our clients’ entire plant, including the plant’s gas monitoring, process cooling water monitoring, water supply and drainage monitoring, pure water station monitoring, waste water treatment monitoring, plant environment monitoring, air conditioning monitoring, hot and cold source monitoring, ventilation and exhaust system monitoring, compressed air/vacuum and bulk gas system monitoring, variable power distribution system monitoring, and comprehensive automation monitoring.

Gas Monitoring System (GMS)

We also design and install individual gas monitoring systems. As hazardous gas is routinely used in the manufacturing process in the semi-conductor facilities, the monitoring system of poisonous gas plays a crucial role in the facility. The design of our gas monitoring system takes into account the types of particular gas and the pipeline used to distribute the particular gas, as well as the arrangement of the processing machines. The monitoring system collects data, transmits signals through the gas monitoring equipment and turns off the gas valve timely when warning signs appear. The GMS system has great stability, and is supported by a network of multiple internet devices that work independently without being interfered by any breakdown that could occur to one of the devices. The system is also equipped with backup monitors in the monitoring room in case any individual monitor stops working. The above designs ensures that our monitoring system provides around-the-clock control of the gas transportation process and sends a signal that can turn off the gas valve timely. The picture below illustrates our GMS design:

The GMS is connected to the alarm system and is capable of detecting any leakage of hazardous gas and sending timely signals to people in the facilities. The design is fairly flexible and easy to adapt and improve through our software control. It works with any number of equipment without the need of being adapted or rewritten.

Chemical Monitoring System (CMS)

In the factories in the pan-semiconductor industry, various chemical ingredients are used for cleaning, etching, grinding and other processes, and are distributed through chemical containers and distribution valves. The CMS monitors the safety of the distribution process. The display unit in the control room shows the facility status, including the valve status, pressure number, error signs, electricity input and output, and then sends warnings to the technicians onsite who can timely check the equipment status.

Production Procedure

For a typical production project, we obtain clients’ needs and formulate an initial proposal of our design, which we will submit for bidding to the client. The client will assess our qualifications before admitting us into the bidding process. If we win the bid, we enter into an agreement with the clients. Our team will then start production. We have adopted an integrated business model to meet our clients’ needs in the production stage: our engineering team sets up the schedule and production steps; the quality control team confirms the qualification of equipment, material sample quality and staff qualification. We charge our clients based on the quantity of equipment that is connected to our system. 10% – 20% of payment will be made upon entry of the agreement, with the remainder of the payment made throughout the production stage. Typically, 95% to 97% of the total purchase price will have been paid upon project delivery. The remaining payment will be made one to two years after the delivery, when the customer is satisfied with our production.

The following chart illustrates our production process:

Our Industry

High purity process system refers to a series of process equipment and related services, including the process system of high purity gases, chemicals and liquids.

The development of modern manufacturing industries such as pan-semiconductor (integrated circuit, flat panel display, photovoltaic, and LED, for example), optical fiber, biomedicine and food and beverage has added complexities in the integrated circuit design, chip manufacturing, packaging and testing along the industry chain.

Such development calls for the specialized division of labor. The high-purity process system is one specialized division in the industry.

The industry of high-purity systems is fairly fragmented, especially among the small to medium sized companies, which compete in a low-concentration market. Meanwhile, the top tier market is divided by a few large companies that provide system installation, equipment production and accessory production to their clients. In 2022, the estimated consumption of high-purity systems equipment that is used in semi-conductor field is estimated to be between USD 133.28 billion and 152.32 billion. Source: page 6, Global and China High Purity System Solution Market Report, Beijing Zhongdao Taihe Information Consulting Company.

Expanding Capacity of Semi-conductor Production

Expanding Wafer Production

More than 70% of the Company’s business focuses on the semiconductor field. For instance, gas supplying method is essential to wafer production in the semiconductor industry, and serves an important role in single crystal wafer manufacturing, photolithography, etching and deposition. In the above manufacturing process, multiple high-purity chemicals are used. In the integrated circuit field, high-purity process systems mainly include high-purity special gas systems, bulk gas systems, high-purity chemical systems, grinding liquid supply and recovery systems, and precursor process media systems. Through the high purity system, supporting equipment connects to the process chamber of oxidation/diffusion, etching, ion implantation, deposition, grinding, cleaning and other processes as a working system.

On a global scale, there had been 19 newly launched wafer production factories by the end of 2021, and an additional 10 wafer production factories in 2022. In the next few years, the equipment-related expenditure for these new wafer production facilities is expected to be over $140 billion. It is estimated that by 2026, more than 200 wafer production factories would operate production lines for 12-inch wafers. Source: page 9, Global and China High Purity System Solution Market Report, Beijing Zhongdaotaihe.

The following chart illustrates the past and future of the semiconductor production in China and globally:

•        The pillars show the production volume of semiconductor in China (unit: $0.1 billion); the red dots track the growth rate of the production.
Source: page 9, Global and China High Purity System Solution Market Report, Beijing Zhongdaotaihe.

•        The pillars show the production volume of semiconductor in the world (unit: $0.1 billion); the red dots track the growth rate of the production.
Source: page 10, Global and China High Purity System Solution Market Report, Beijing Zhongdaotaihe.

Expanding Photovoltaic Production

The global photovoltaic power generation industry increased from 1% of the total power generation from 2013 to 3% in 2019. In China, the photovoltaic power machine installation in 2020 has grown more than 20 times since 2010. The following chart is a prediction of the development of photovoltaic machine installation in the next decade:

The pillars show the projected photovoltaic installed capacity in China (unit GW), and the red dots track the growth rate.
Source: page 19, Global and China High Purity System Solution Market Report, Beijing Zhongdaotaihe.

Our Suppliers

For the year ended December 31, 2022, one supplier accounted for approximately 13.8% of total purchases. For the year ended December 31, 2021, no supplier accounted for more than 10% of our total purchases. As of December 31, 2022, four suppliers accounted for approximately 14.0%, 12.8%, 11.4% and 10.9% of total accounts payable. As of December 31, 2021, two suppliers accounted for approximately 21.2% and 21.1% of total accounts payable.

Our Customers and Sales

We service major players in the pan-semiconductor and pharmaceutical industries by supplying reliable high-purity gas and chemical systems and equipment and FMCS. We are a business partner and supplier of many renowned companies in Asia, including Shiyuan Technology Engineering Co., Ltd., Suzhou Ruize System Engineering Co., Ltd., Hesheng Enterprise Co., Ltd., China Electronic System Engineering Fourth Construction Co., Ltd., Li Yi System Engineering (Shanghai) Co., Ltd.

For the year ended December 31, 2022, four customers accounted for 24.4%, 12.7%, 11.5% and 10.0% of total revenues. For the year ended December 31, 2021, three customers accounted for 28.6%, 13.3% and,10.6% of total revenues. As of December 31, 2022, five customers accounted for 18.4%, 16.7%, 12.2%, 11.2% and 10.6% of total accounts receivable. As of December 31, 2021, five customers accounted for 20.6%, 17.7%, 16.8%, 13.2% and 11.6% of total accounts receivable.

Our Growth Strategy

Our growth strategies include the following:

•        Client Development and Management — Our team consists of members with years of experience in the industry. We have built an excellent relationship with our suppliers and customers.

•        Research & Development — We will keep investing substantially in research and development, including research and development of semiconductor process line cleaning control systems, semiconductor ultrapure water system control software, semiconductor process gas detection systems, semiconductor process pipeline temperature automatic control system, FMCS related technology and new equipment. We will keep improving our existing technology and explore the development of FMCS and related new equipment.

•        Expand Product and Service Range — We aim to expand our product range to areas including water supply systems, electricity supply systems, air conditioning and ventilation systems. In the services section, we plan to offer annual maintenance and servicing program, the software maintenance and valve and PLC module replacement for the FMCS product. We believe such plans will improve our profitability.

Competitive Advantages

We are committed to providing our customers with high quality service. We believe we have several competitive advantages that will enable us to maintain and further improve our market position in the industry. Our competitive advantages include:

•        Technological Capacity.    We own software copyright over various programs in fields including facility gas supply, chemical and water processing. Our products, such as the FMCS software, effectively increase operation efficiency by using standardized module software.

•        Experienced and Diverse Management Team.    Our management team members have more than ten years of experience in their respective fields. Our founder Yujun Xiao is an experienced entrepreneur with extensive experience in business management and operations. Since the founding of the Company, we have established a reliable, professional team with many management and strategy talents. Mr. Xiao and members of this team entered the semiconductor industry relatively early, and have experienced the early development stage of the monitoring service industry for semiconductor businesses in China. He built this team from years of experience as an industry veteran.

•        Software Solution Modularity. The PLC module in the system adopts mature algorithm. After the one-time arrangement is completed, the subsequent increase of detector gas cabinet, valve manifold box equipment does not require redownloading of the PLC program. This reduces the errors caused by frequent updates of the program (such as mistakenly shutting down the gas delivery equipment) that could cause customer downtime and lead to significant economic losses. Utilizing software simulation, we test and improve our software without interfering with the operation of the equipment. Our software solution is user-friendly and our clients can add monitoring applications from their end.

Sales and Marketing

We believe that our solutions have a strong competitive edge in China’s domestic market. Our CEO and CTO play essential roles in bringing in new clients, due to their multiple years of experience in the industry. Additionally, we have established a good reputation among our clients through our consistent high-quality products, which ensures we have plenty of long-term clients that we maintain carefully on a periodical basis. Our sales and marketing department work diligently in maintaining existing client relationships by visiting clients regularly. Our sales personnel also attend industry events and exhibitions to expand our connections and promote our products. Due to our renowned reputation in China, we also receive consultation requests and offers from prospective clients, who discover our product and service by word of mouth and industry exhibitions such as SEMII CHINA and China (Shanghai) International Semiconductor Exhibition.

Research and Development

Our research and development efforts are focused on improving and enhancing our existing products as well as developing new features of such products.

R&D expenses primarily consist of compensation and benefits expenses relating to our R&D personnel as well as office overhead and other expenses relating to our R&D activities. Our R&D expenses increased from approximately $0.7 million for the year ended December 31, 2021 to approximately $1.2 million for the year ended December 31, 2022. Our R&D expenses increased from approximately $0.2 million or the year ended December 31, 2020 to $0.7 million for the year ended December 31, 2021.

Seasonality

Historically, our operating results and operating cash flows have not been subject to seasonal variations.

Intellectual Property

We rely on trademarks, patent and know-how, as well as contractual restrictions on information disclosure to protect our intellectual property rights. We have signed relevant confidentiality agreements or clauses with our executives, certain customers and suppliers, and rely on such confidentiality agreements or clauses and other protections of our technical knowledge to maintain our technological advantages in products and designs.

Protecting our intellectual property is a strategic focus of our business. We do not rely on intellectual property rights authorized by third parties for our business operation.

As of the date of this prospectus, HUHU China has 6 registered trademarks, 1 registered domain name, 21 effective patents and 23 registered copyrights, all in China.

Trademarks

Through HUHU China, we have the following registered trademarks:

Trademark Number	File Date	Trademark Name	Status	Expiration Date	Jurisdiction	Owner
47408547	2021/03/07		Granted	2031.03.06	China	HUHU China
47406526	2021/05/14		Granted	2031.05.13	China	HUHU China
30600821	2019/04/28		Granted	2029.04.27	China	HUHU China
30582408	2019/04/28		Granted	2029.04.27	China	HUHU China
30582406	2019/04/28		Granted	2029.04.27	China	HUHU China
30542505	2019/02/14		Granted	2029.02.13	China	HUHU China

Patents

Through HUHU China, we currently have 21 Chinese patents, as follows:

Patent Number	File Date	Issue Date	Expiration Date	Title	Status
ZL202020062419.0	2020.01.13	2020.12.25	2030.01.12	A kind of semiconductor process line cleaning device pipeline structure	Effective
ZL202020063477.5	2020.01.13	2020.12.25	2030.01.12	A kind of mobile semiconductor process pipeline device with liquid holding structure	Effective
ZL202020063452.5	2020.01.13	2020.12.25	2030.01.12	A kind of semiconductor process pipeline cleaning device	Effective
ZL201921409472.7	2019.08.28	2020.07.14	2029.08.27	A kind of support seat for electromechanical equipment installation	Effective
ZL201921409193.0	2019.08.28	2020.07.14	2029.08.27	A kind of special lifting equipment for electromechanical installation	Effective
ZL201921431038.9	2019.08.28	2020.07.14	2029.08.27	A new type of positioning clamps for the modular construction of electromechanical installation	Effective
ZL201921409218.7	2019.08.28	2020.07.14	2029.08.27	Anti-dislodging Zhicheng electromechanical connection device	Effective
ZL201921409423.3	2019.08.28	2020.07.14	2029.08.27	A kind of tensile installation base for electromechanical equipment	Effective
ZL201921409194.5	2019.08.28	2020.07.10	2029.08.27	Electrical piping slotting device for building electromechanical installation	Effective
ZL201921409483.5	2019.08.28	2020.07.10	2029.08.27	A kind of safety protection device for electromechanical installation	Effective
ZL201921409482.0	2019.08.28	2020.05.19	2029.08.27	A kind of height adjustable electromechanical equipment installation seat	Effective
ZL201921409421.4	2019.08.28	2020.05.19	2029.08.27	A kind of positioning instrument for electromechanical equipment installation	Effective
ZL201921409427.1	2019.08.28	2020.05.19	2029.08.27	A kind of tool holder for electromechanical equipment installation	Effective
ZL201921409185.6	2019.08.28	2020.05.19	2029.08.27	Auxiliary lifting tools for electrical equipment installation	Effective
ZL201921409217.2	2019.08.28	2020.05.19	2029.08.27	A kind of slide base for electromechanical installation	Effective
ZL202120099080.6	2021.01.14	2021.09.10	2031.01.13	A kind of automatic control module for pipeline insulation and heating	Effective
ZL202120097501.1	2021.01.14	2021.09.10	2031.01.13	An automatic control system for pipe insulation	Effective
ZL202120097085.5	2021.01.14	2021.09.10	2031.01.13	A kind of positioning sensing module for engineering installation	Effective
ZL202120096838.0	2021.01.14	2021.10.01	2031.01.13	A gas mixing device for semiconductor process	Effective
ZL202120097382.X	2021.01.14	2021.10.22	2031.01.13	An electrochemical sensor for semiconductor gas detection	Effective
ZL202010032952.7	2020.01.13	2022.2.22	2042.02.21	A control method of cleaning equipment for semiconductor manufacturing piping	Effective

Copyrights

The following table sets forth a brief description of the Company’s software copyrights:

Copyright Number	Issue Date	Category	Copyright Name	Jurisdiction	Owner
2020SR1142390	2020.09.22	Software	Huhu Storage Control System	China	HUHU China
2020SR1137453	2020.09.22	Software	Huhu Storage Management System	China	HUHU China
2020SR1138540	2020.09.22	Software	Huhu Semiconductor High-purity Water System Control	China	HUHU China
2020SR1133986	2020.09.21	Software	Huhu High-filter System Control	China	HUHU China
2020SR1132111	2020.09.21	Software	Huhu Facility Monitoring System	China	HUHU China
2020SR1132055	2020.09.21	Software	Huhu Facility Water Process Software	China	HUHU China
2020SR1128513	2020.09.21	Software	Huhu Electric System Monitoring Software	China	HUHU China
2020SR0192783	2020.02.28	Software	Automatic Pipe Cleaning Equipment Control	China	HUHU China
2019SR0983981	2019.09.23	Software	Electrical Equipment Installation Automatic Control and Pipeline Design Management	China	HUHU China
2019SR0983207	2019.09.23	Software	Electrical Equipment Engineering Guideline Management System	China	HUHU China
2019SR0983975	2019.09.23	Software	Electrical Equipment Installation Engineering Pricing Management System	China	HUHU China
2019SR0983888	2019.09.23	Software	Electrical Equipment Engineering Safety Coordination Management System	China	HUHU China
2019SR0983202	2019.09.23	Software	Electrical Equipment Installation Engineering Management System	China	HUHU China
2018SR049719	2018.01.22	Software	Gas Monitoring Software	China	HUHU China
2021SR0146014	2021.01.27	Software	Gas Monitoring System	China	HUHU China
2021SR1802422	2021.11.19	Software	Plant Service Gas Detector Data Acquisition System V1.0	China	HUHU China
2021SR2002783	2021.12.06	Software	Plant Gas Management System Software V1.0	China	HUHU China
2022SR0476107	2022.04.15	Software	Plant UPW system monitoring software V1.0	China	HUHU China
2022SR0476108	2022.04.15	Software	Plant VOC system monitoring software V1.0	China	HUHU China
2021SR1395107	2021.09.17	Software	Heating system monitoring software V1.0	China	HUHU China
2021SR1411095	2021.09.22	Software	Air conditioning room system monitoring software V1.0	China	HUHU China
2022SR0999333	2022.08.03	Software	HUHU Intelligent Monitoring System Heating V2.0	China	HUHU China
2022SR0999334	2022.08.03	Software	Factory Management Control System V3.0	China	HUHU China

Domain

Number	Issue Date	Registration Agency	Domain Name	Owner	Expiration Date
1	2016/09/06	HUHU China	HUHUTECH.com.cn	HUHU China	2026/09/06

Our Properties and Facilities

Our principal executive offices are located in Wuxi City, Jiangsu Province, China. Our property and equipment include our office premises, office equipment, and transportation vehicles. As of December 31, 2022 and 2021, the total net worth of our equipment and facilities is approximately $0.51 million and $0.55 million, respectively.

Information on our leased properties as of December 31, 2022 is summarized below:

Location	Space (in square foot)	Owned or Lease Term, as applicable
A3-1208 Tianan Zhihui City, Xinwu District, Wuxi City, Jiangsu	634.4	Owned
No. 13 Jinding Road, Qiaolin Jiedao, Pukou District, Nanjing, Jiangsu	6,000	10.01.2021 – 9.30.2025
Total	6634.4

Our Employees

As of December 31, 2022, 2021 and 2020, we had a total of 81, 64 and 33 full-time employees in China and Japan, respectively. The breakdown of our employees is as the following:

Department	December 31, 2022	December 31, 2021	December 31, 2020
Human Resources & Administration	12	12	7
Finance	5	5	2
Research & Development	28	21	13
Engineering	27	22	8
Sales & Marketing	6	1	2
Product Procurement	3	3	1
Total	81	64	33

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced any work stoppages.

We are required under PRC law to make contributions to employee benefit plans at specified percentages of our after-tax profit. In addition, we are required by PRC law to cover employees in China with various types of social insurance and housing funds. Please refer to the Section entitled “Regulations on Employment and Social Welfare” for more details of the relevant PRC law.

Legal Proceedings

From time to time, we are subject to legal proceedings, investigations and claims incidental to the conduct of our business. We record a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of the date of this prospectus, we are not involved in any legal or administrative proceedings that may have a material adverse impact on our business, balance sheets or results of operations and cash flows other than as described herein.

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations on Foreign Investment in China

The establishment, operation and management of companies in China are governed by the PRC Company Law, as amended in 2005, 2013 and 2018. However, on December 24, 2021, the Standing Committee of the National People’s Congress issued the Company Law of the People’s Republic of China (Draft for Comments) (the “Revised Company Law”), which is now open for public comments. The Revised Company Law further stipulates the establishment and withdrawal of the company, the organizational structure and the capital system of the company, and strengthens the responsibilities of shareholders and management personnel and Corporate Social Responsibility. The PRC Company Law applies to both PRC domestic companies and foreign-invested companies. The direct or indirect investment activities of a foreign investor shall be governed by the PRC Foreign Investment Law and its implementation rules. The PRC Foreign Investment Law is promulgated by the National People’s Congress on March 15, 2019, and has taken effect since January 1, 2020, which replaced the PRC Sino-Foreign Joint Venture Enterprise Law, the PRC Sino-Foreign Cooperative Enterprise Law and the PRC Wholly Foreign-Owned Enterprise Law. The Foreign Investment Law adopts the administrative system of pre-entry national treatment along with a negative list for foreign investments, establishing the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

Pursuant to the Foreign Investment Law, “foreign investments” refers to any direct or indirect investment activities conducted by any foreign individual, enterprise, or organization (collectively referred to as “foreign investors”) in the PRC, which includes any of the following circumstances: (i) foreign investors establishing foreign-invested enterprises, or FIEs, in the PRC solely or jointly with other investors; (ii) foreign investors acquiring shares, equity interests, property portions or other similar rights and interests thereof within the PRC; (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors; and (iv) other forms of investments as defined by laws, regulations, or as otherwise stipulated by the State Council. According to the Foreign Investment Law, the State Council shall promulgate or approve a list of special administrative measures for market access of foreign investments, or the Negative List. The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the Negative List. The Foreign Investment Law provides that foreign investors shall not invest in the “prohibited” industries, and shall meet certain requirements as stipulated under the Negative List for investing in “restricted” industries.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, (i) that local governments shall abide by their commitments to the foreign investors; (ii) FIEs are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; (iii) mandatory technology transfer by any administrative body is prohibited; and (iv) the capital contributions, profits, capital gains, proceeds out of asset disposal, licensing fees of intellectual property rights, indemnity or compensation legally obtained, or proceeds received upon settlement by foreign investors within the PRC, may be freely remitted inward and outward in RMB or a foreign currency. Also, foreign investors or FIEs shall assume legal liabilities for failing to report investment information in accordance with the requirements. Furthermore, the Foreign Investment Law provides that FIEs established prior to the effectiveness of the Foreign Investment Law may maintain their legal form and structure of corporate governance within five years after January 1, 2020.

On December 26, 2019, the State Council further issued the Implementation Rules of Foreign Investment Law, which came into effect on January 1, 2020, and replaced the Regulations on Implementing the PRC Sino-Foreign Joint Venture Enterprise Law, Provisional Regulations on the Duration of PRC Sino-Foreign Joint Venture Enterprise Law, the Regulations on Implementing the PRC Sino-Foreign Cooperative Enterprise Law, and the Regulations on Implementing the Wholly Foreign-Owned Enterprise Law. The Regulations on Implementing the PRC Foreign Investment Law restates certain principles of the Foreign Investment Law and further provides that, among others, (i) if an FIE established prior to the effective date of the Foreign Investment Law fails to adjust its legal form or governance structure to comply with the provisions of the Companies Law of the PRC or the Partnership Enterprises Law of the PRC, as applicable, and complete amendment registration before January 1,

2025, the enterprise registration authority will not process other registration matters of the FIE and may public such non-compliance thereafter; and (ii) the provisions regarding equity interest transfer and distribution of profits and remaining assets as stipulated in the contracts among the joint venture parties of an FIE established before the effective date of the Foreign Investment Law may, after adjustment of the legal form and governing structure of such FIE, remain binding upon the parties during the joint venture term of the enterprise.

On June 23, 2020, the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce promulgated the Special Administrative Measures for Access of Foreign Investment (Negative List) (2020 Edition), or the 2020 Negative List, which came into effect on July 23, 2020. In addition, the NDRC and the Ministry of Commerce promulgated the Encouraged Industry Catalogue for Foreign Investment (2020 Edition), or the 2020 Encouraged Industry Catalogue, which was promulgated on December 27, 2020 and came into effect on January 27, 2021. Industries not listed in the 2020 Negative List and 2020 Encouraged Industry Catalogue are generally open for foreign investments unless specifically restricted by other PRC laws. The establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority equity interests in such joint ventures. In addition, foreign investment in projects in a restricted category is subject to government approvals. Foreign investors are not allowed to invest in industries in the prohibited category.

On December 27, 2021, the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce promulgated the Special Administrative Measures for Access of Foreign Investment (Negative List) (2021 Edition), or the 2021 Negative List, which came into effect on January 1, 2022. On March 12, 2022, the 2022 Negative List was released and took effect on the same day. Industries not listed in the 2022 Negative List are generally open for foreign investments unless specifically restricted by other PRC laws. The establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority equity interests in such joint ventures. In addition, foreign investment in projects in a restricted category is subject to government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Our PRC Counsel, Jiangsu Junjin Law Firm, has advised us that our business is not in an industry on the 2022 Negative list, and it does not involve or operate in either a prohibited or restricted industry.

As the PRC Foreign Investment Law has taken effect, the Ministry of Commerce and the State Administration for Market Regulation, or the SAMR, jointly approved the Foreign Investment Information Report Measures on December 30, 2019, which has been in effect since January 1, 2020. According to the Foreign Investment Information Report Measures, which repealed the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Invested Enterprises, foreign investors or FIEs shall report their investment-related information to the competent local counterparts of the Ministry of Commerce through Enterprise Registration System and National Enterprise Credit Information Notification System.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future.

As of the date of this prospectus, we have not applied for approval from the Ministry of Commerce related to the reorganization that was completed on January 14, 2022. According to our PRC legal counsel, Jiangsu Junjin Law Firm, as of the date of this prospectus, neither the Company nor HUHU China has been subject to any investigation, or receive any notice, warning, or sanction from relevant government authorities related to non-compliance with the PRC Company Law or foreign investment laws.

Regulations on Intellectual Property Rights

Patent Law

Pursuant to the Patent Law of the PRC, or the Patent Law, promulgated by the SCNPC on March 12, 1984, as latest amended on October 17, 2020, and became effective on June 1, 2021 and the Implementation Rules of the Patent Law of the PRC, promulgated by the State Council on June 15, 2001 and latest amended on January 9, 2010 and became effective on February 1, 2010, there are three types of patents in the PRC: invention patent, utility model patent and design patent. The protection period is 20 years for invention patent and 10 years for utility model patent and design patent, commencing from their respective application dates. Any individual or entity that utilizes a patent or conducts any other activity in infringement of a patent without prior authorization of the patentee shall pay compensation to the patentee and is subject to a fine imposed by relevant administrative authorities and, if constituting a crime, shall be held criminally liable in accordance with the law. In the event that a patent is owned by two or more co-owners without an agreement regarding the distribution of revenue generated from the exploitation of any co-owner of the patent, such revenue shall be distributed among all the co-owners.

Existing patents can become narrowed, invalid or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity and practical applicability. Under the Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the State Intellectual Property Office, or SIPO. Normally, the SIPO publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within 3 years from the date of application.

Regulations on Copyright

The Copyright Law of the PRC, or the Copyright Law, which took effect on June 1, 1991 and was amended in 2001, 2010 and 2020 (the current effective revision became effective on April 1, 2010 while the latest revision has not yet come into effect until June 1, 2021), provides that Chinese citizens, legal persons, or other organizations shall, whether published or not, own copyright in their copyrightable works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship and right of reproduction. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, PRC laws and regulations provide for a voluntary registration system administered by the Copyright Protection Center of China, or the CPCC. According to the Copyright Law, an infringer of the copyrights shall be subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners and compensating the loss of copyright owner. Infringers of copyright may also subject to fines and/or administrative or criminal liabilities in severe situations.

The NCA administers software copyright registration and the CPCC, is designated as the software registration authority. The CPCC shall grant registration certificates to the Computer Software Copyrights applicants which meet the requirements of both the Software Copyright Measures and the Computer Software Protection Regulations (Revised in 2013).

The Provisions of the Supreme People’s Court on Certain Issues Related to the Application of Law in the Trial of Civil Cases Involving Disputes on Infringement of the Information Network Dissemination Rights specifies that disseminating works, performances or audio-video products by the internet users or the internet service providers via the internet without the permission of the copyright owners shall be deemed to have infringed the right of dissemination of the copyright owner.

The Measures for Administrative Protection of Copyright Related to Internet, which was jointly promulgated by the NCA and the MII on April 29, 2005 and became effective on May 30, 2005, provides that upon receipt of an infringement notice from a legitimate copyright holder, an ICP operator must take remedial actions immediately by removing or disabling access to the infringing content. If an ICP operator knowingly transmits infringing content or fails to take remedial actions after receipt of a notice of infringement that harms public interest, the ICP operator could be subject to administrative penalties, including an order to cease infringing activities, confiscation by the authorities of all income derived from the infringement activities, or payment of fines.

On May 18, 2006, the State Council promulgated the Regulations on the Protection of the Right to Network Dissemination of Information (as amended in 2013). Under these regulations, an owner of the network dissemination rights with respect to written works, performance or audio or video recordings who believes that information storage, search or link services provided by an Internet service provider infringe his or her rights may require that the Internet service provider delete, or disconnect the links to, such works or recordings.

Trademark Law

Trademarks are protected under the PRC Trademark Law, which was adopted on August 23, 1982 and subsequently amended in 1993, 2001, 2013, and 2019, and the Implementation Regulations of the PRC Trademark Law adopted by the State Council in 2002 and most recently amended in 2014. The Trademark Office under the State Administration for Market Regulation (formally known as the State Administration for Industry and Commerce) handles trademark registrations. The Trademark Office grants a ten-year term to registered trademarks and the term may be renewed for another ten-year period upon request by the trademark owner. A trademark registrant may license its registered trademarks to another party by entering into trademark license agreements, which must be filed with the Trademark Office for the record. As with patents, the Trademark Law has adopted a first-to-file principle with respect to trademark registration. If a trademark applied for is identical or similar to another trademark which has already been registered or subject to a preliminary examination and approval for use on the same or similar kinds of products or services, such a trademark application may be rejected. Any person applying for the registration of a trademark may not injure existing trademark rights first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such other party’s use.

Regulations on Domain Names

The MIIT promulgated the Measures on Administration of Internet Domain Names on August 24, 2017, which became effective on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Names promulgated by the MIIT on November 5, 2004. Pursuant to these measures, the MIIT oversees the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names must provide the true, accurate, and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

According to our PRC legal counsel, Jiangsu Junjin Law Firm, as of the date of this prospectus, HUHU China has 6 registered trademarks, 1 registered domain name, 21 effective patents and 23 registered copyrights, all in China.

Regulations on Foreign Exchange

General Administration of Foreign Exchange

According to the Foreign Exchange Control Regulations of the PRC, which were promulgated by the State Council on January 29, 1996, came into effect on April 1, 1996, and were amended on January 14, 1997, and August 1, 2008 (which amendment came into effect on August 5, 2008), payments for transactions that take place within the PRC must be made in Renminbi. PRC companies or individuals may repatriate foreign exchange receipts received overseas or deposit overseas. Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of the PRC, unless prior approval is obtained from SAFE and prior registration with SAFE is made. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange. For foreign exchange proceeds under the capital accounts, approval from SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.

Foreign Investment

According to Provisions on Foreign Exchange Control on Direct Investments in China by Foreign Investors, which were promulgated on May 10, 2013, by SAFE, upon establishment of a foreign investment enterprise pursuant to the law, registration formalities shall be completed with SAFE. In the event of subsequent changes in the capital of the foreign investment enterprise such as increase in capital, capital reduction, and equity transfer, registration change formalities shall be completed with SAFE.

Pursuant to the Circular of SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the “SAFE Circular No. 59,” promulgated by SAFE on November 19, 2012, and was further amended on May 4, 2015, approval is not required for opening a foreign exchange account and depositing foreign exchange into the account relating to the direct investments. SAFE Circular No. 59 also simplified foreign exchange-related registration required for the foreign investors to acquire the equity interests of Chinese companies and further improve the administration on foreign exchange settlement for foreign investment enterprises.

The Notice of the State Administration of Foreign Exchange on Reforming the Mode of Management of Settlement of Foreign Exchange Capital of Foreign-Funded Enterprises, or the “SAFE Circular No.19,” which was promulgated by SAFE on March 30, 2015, and became effective on June 1, 2015, provides that a foreign investment enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to the SAFE Circular No.19, for the time being, foreign investment enterprises are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

Overseas Investment and Financing and Round-Trip Investment

Under SAFE Circular 37 issued by SAFE and effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore SPV, which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in the PRC. An amendment to registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under SAFE Circular 37, which became effective on July 4, 2014, as an attachment of SAFE Circular 37, and provided operational guidance in detail on how to complete the required registration under SAFE Circular 37. Pursuant to the Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, or the “SAFE Circular No. 13,” which was promulgated by SAFE and effective from June 1, 2015, the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment are canceled and the procedure of foreign exchange-related registration are simplified. The investors shall register with banks for direct domestic investment and direct overseas investment.

Currently, all of our shareholders have completed Circular 37 Registration and are in compliance. All our significant shareholders, directors and officers have completed Circular 37 Registration. We cannot guarantee that our shareholders will continue to comply with the requirement and timely update their application. However, we do not believe the shareholders’ failure to complete registrations will have a substantial impact on our business operations or cross-border investment activities.

Dividend Distribution

Under the Company Law, the Foreign Investment Law, and Implementation Regulations of Foreign Investment Law, wholly foreign-owned enterprises in the PRC may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with China accounting standards and regulations. According to the Foreign Investment Law and Implementation Regulations of Foreign Investment Law, foreign investors’ investment, profits, capital gains, assets disposal income, intellectual property license fees, compensation or indemnification obtained according to law, and income from liquidation, among other things, may be freely remitted in or out of China in RMB or foreign currency. In addition, under the Company Law, wholly foreign-owned enterprises in the PRC are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends. See “Risk Factors — Risks Related to Doing Business in the PRC — Our PRC subsidiary is subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.”

According to our PRC legal counsel, Jiangsu Junjin Law Firm, as of the date of this prospectus, neither the Company nor HUHU China has been subject to any investigation, or receive any notice, warning, or sanction from relevant government authorities related to non-compliance with the PRC foreign exchange laws.

Offshore Investment

Under the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, which is defined as an offshore enterprise directly established or indirectly controlled by PRC residents for investment and financing purposes, with the enterprise assets or interests PRC residents hold in China or overseas. The term “control” means to obtain the operation rights, right to proceeds, or decision-making power of a special purpose vehicle through acquisition, trust, holding shares on behalf of others, voting rights, repurchase, convertible bonds, or other means. An amendment to registration or subsequent filing with the local SAFE branch by such PRC residents is also required if there is any change in the basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-Trip Investment regarding the procedures for SAFE registration under SAFE Circular 37, which became effective on July 4, 2014, as an attachment of SAFE Circular 37.

Under the relevant rules, failure to comply with the registration procedures set forth in SAFE Circular 37 may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

According to our PRC legal counsel, Jiangsu Junjin Law Firm, as of the date of this prospectus, neither the Company nor HUHU China has been subject to any investigation, or receive any notice, warning, or sanction from relevant government authorities related to non-compliance with the PRC offshore investment regulations.

Regulation Relating to Overseas Listings

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines. On the same date, the CSRC also released the Notice on the Arrangements for the Filing Management of Overseas Listing of Domestic Companies, or the Notice. The Trial Measures came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

According to the Trial Measures and the Notice, PRC domestic enterprises that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures on March 31, 2023 can reasonably arrange the timing of filing applications with the CSRC and shall complete the filing with the CSRC before the overseas issuance and listing.

As such, we can reasonably arrange the timing for submitting the filing application with the CSRC, and shall complete the filing with the CSRC in accordance with the Trial Measures before this offering. In sum, we are subject to the filing requirements of the CSRC for this offering under the Trial Measures. As of the date of this prospectus, we have not submitted our filing materials to the CSRC. We are actively gathering recording documents and plan to submit them to CSRC pursuant to the Trial Measures. We have not received any formal inquiry, notice, warning, sanction, or objection from the CSRC with respect to this offering. As the Circular and Trial Measures were newly published and there exists uncertainty with respect to the filing requirements and their implementation, if we are required to submit to the CRSC and complete the filing procedure, we cannot be sure that we will be able to complete such filings in a timely manner, or at all. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless.

If the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals and we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors and the securities currently being offered may substantially decline in value and be worthless.

Regulations on Dividend Distribution

The principal laws and regulations regulating the distribution of dividends by FIEs in China include the PRC Company Law, as amended in 2004, 2005, 2013, and 2018, and the 2019 PRC Foreign Investment Law and its Implementation Rules. Under the current regulatory regime in China, FIEs in China may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital, unless laws regarding foreign investment provide otherwise. A PRC company cannot distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

According to our PRC legal counsel, Jiangsu Junjin Law Firm, as of the date of this prospectus, neither the Company nor HUHU China has been subject to any investigation, or receive any notice, warning, or sanction from relevant government authorities related to non-compliance with the PRC regulations on Dividend Distribution.

Regulations on Taxation

Enterprise Income Tax

On March 16, 2007, the National People’s Congress promulgated the PRC Enterprise Income Tax Law, which was amended on February 24, 2017 and December 29, 2018. On December 6, 2007, the State Council enacted the Regulations for the Implementation of the Enterprise Income Tax Law, which became effective on January 1, 2008 and was amended on April 23, 2019. Under the Enterprise Income Tax Law and the relevant implementing regulations, both resident enterprises and non-resident enterprises are subject to tax in China. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within China. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside China, but have established institutions or premises in China, or have no such established institutions or premises but have income generated from inside China. Under the Enterprise Income Tax Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in China, or if they have formed permanent establishments or premises in China but there is no actual relationship between the relevant income derived in China and the established institutions or premises set up by them, withholding income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Value-Added Tax

The PRC Provisional Regulations on Value-Added Tax were promulgated by the State Council on December 13, 1993, became effective on January 1, 1994, and were subsequently amended from time to time. The Detailed Rules for the Implementation of the PRC Provisional Regulations on Value-Added Tax (2011 Revision) were promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended in 2008 and 2011. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the PRC Provisional Regulations on Business Tax and Amending the PRC Provisional Regulations on Value-Added Tax. Pursuant to these regulations, rules and decisions, all enterprises and individuals engaged in sale of goods, provision of processing, repair, and replacement services, sales of services, intangible assets, real property, and the importation of goods within the PRC are value-added tax, or VAT, taxpayers. On March 20, 2019, the Ministry of Finance, the State Administration of Taxation, or SAT, and the General Administration of Customs jointly issued the Announcement on Relevant Policies on Deepening the Reform of Value-Added Tax. Pursuant to this announcement, the generally applicable VAT rates are simplified as 13%, 9%, 6%, and 0%, which became effective on April 1, 2019, and the VAT rate applicable to the small-scale taxpayers is 3%. If a small-scale taxpayer’s total monthly sales amount does not exceed RMB100 thousand and its quarterly sales volume does not exceed RMB300 thousand, the VAT will be exempted.

Dividend Withholding Tax

The Enterprise Income Tax Law and its implementation rules provide that since January 1, 2008, an income tax rate of 10% will normally apply to dividends declared to non-PRC resident investors that do not have an establishment or place of business in China, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within China.

Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have met the relevant conditions and requirements under this arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009, if the relevant PRC tax authorities determine, in their discretions, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Pursuant to the Circular on

Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by SAT and became effective on April 1, 2018, when determining the applicant’s status as the “beneficial owner” regarding tax treatment in connection with dividends, interests, or royalties in the tax treaties, several factors, including, without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in a third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant any tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and such factors will be analyzed according to the actual circumstances of the specific cases.

Tax on Indirect Transfer

On February 3, 2015, SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7. Pursuant to Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” in the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have a real commercial nature which is evidenced by their actual function and risk exposure. Pursuant to Bulletin 7, where the payer fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares are acquired on a public stock exchange. On October 17, 2017, SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non- resident Enterprise Income Tax at Source, or Bulletin 37, which was amended by the Announcement of the State Administration of Taxation on Revising Certain Taxation Normative Documents issued on June 15, 2018 by SAT. Bulletin 37 further elaborates the relevant implemental rules regarding the calculation, reporting, and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of Bulletin 7. Bulletin 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, are involved.

According to our PRC legal counsel, Jiangsu Junjin Law Firm, as of the date of this prospectus, neither the Company nor HUHU China has been subject to any investigation, or receive any notice, warning, or sanction from relevant government authorities related to non-compliance with the PRC Taxation laws.

Regulations on Employment

Labor Contract Law

The PRC Labor Contract Law, which became effective on January 1, 2008 and amended in 2012, primarily aims at regulating rights and obligations of employment relationships, including the establishment, performance, and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts must be executed in writing if labor relationships are to be or have been established between employers and employees. Employers are prohibited from forcing employees to work above certain time limits and employers must pay employees for overtime work in accordance with national regulations. In addition, employees’ wages must not be lower than local standards on minimum wages and must be paid to employees in a timely manner.

Social Insurance

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999, and the PRC Social Insurance Law implemented on July 1, 2011 and amended on December 29, 2018, employers are required to provide their employees in China with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, and medical insurance. These payments are made to local administrative authorities. Any employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a prescribed time limit and be subject to a late fee. If the employer still fails to rectify the failure to make the relevant contributions within the prescribed time, it may be subject to a fine ranging from one to three times the amount overdue. On July 20, 2018, the General Office of the State Council issued the Plan for Reforming the State and Local Tax Collection and Administration Systems, which stipulated that SAT will become solely responsible for collecting social insurance premiums.

Housing Fund

In accordance with the Regulations on the Administration of Housing Funds, which was promulgated by the State Council in 1999 and amended in 2002 and 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employers and employees are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

Regulations on Share Incentive Plans

Pursuant to the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, which was issued by SAFE on February 15, 2012, employees, directors, supervisors, and other senior management who participate in any stock incentive plan of a publicly listed overseas company and who are PRC citizens or non-PRC citizens residing in China for a continuous period of no less than one year, subject to a few exceptions, are required to register with SAFE through a qualified domestic agent, which may be a PRC subsidiary of such overseas listed company, and complete certain other procedures.

In addition, SAT has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, employees working in China who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company are required to file documents related to employee stock options and restricted shares with relevant tax authorities and to withhold individual income taxes of employees who exercise their stock options or purchase restricted shares. If the employees fail to pay or the PRC subsidiaries fail to withhold income tax in accordance with relevant laws and regulations, the PRC subsidiaries may be subject to sanctions imposed by the tax authorities or other PRC governmental authorities.

According to our PRC legal counsel, Jiangsu Junjin Law Firm, as of the date of this prospectus, neither the Company nor HUHU China has been subject to any investigation, or receive any notice, warning, or sanction from relevant government authorities related to non-compliance with the PRC labor laws

Regulations in Japan

Companies Act

The Formation, organization, operation and management of companies in Japan are governed by the JP Companies Act(Act No.86 of 2005). The JP Companies Act applies to both JP domestic companies and foreign-invested companies. And the registration authority for Japanese companies is the Legal Affairs Bureau. According to the document issued by the Kumamoto District Legal Affairs Bureau, Huhu Japan was established on April 25, 2022, a company which is established under the JP Companies Act.

Construction Business Act

In Japan, some industries need to apply for “license” to the government. For example, There are various construction-related laws in Japan, including Construction Business Act (Act No. 100 of 1949), Act on Construction, etc. of Government and Other Public Office Facilities (Act No. 181 of 1951). A company which seeks to operate a construction business, must obtain a license from the Minster of Land, Infrastructure, transport and Tourism when the company establishes business offices (head office, branch offices or an equivalent office specified by Cabinet Order; the same applies hereinafter) in the areas of two or more prefectures, or from the prefectural governor having jurisdiction over the location of the office when the company establishes a business office in the areas of only one prefecture. HUHU Japan’s business operation are mainly governed by the Construction Business Act. According to the Notification issued by the Prefecture governor of Kumamoto, HUHU Japan has obtained the “Specific Construction Business License” on September 16, 2022. The validity period of this license is from September 30, 2022 to September 29, 2027.

Labor Laws

There are various labor-related laws in Japan, including the Labor Standards Act (Act No. 49 of April 7, 1947, as amended), the Industrial Safety and Health Act (Act No. 57 of June 8, 1972, as amended), and the Labor Contracts Act (Act No. 128 of December 5, 2007). The Labor Standards Act regulates, among others, minimum standards for working conditions such as working hours, leave period, and leave days. The Industrial Safety and Health Act requires, among others, the implementation of measures to secure employee safety and protect the health of workers in the workplace. The Labor Contracts Act regulates, among others, the change of terms of employment contracts and working rules, and dismissal and disciplinary action. The company has signed labor contracts with employees in accordance with the provisions of the Labor Contract Law and complies with these regulations.

MANAGEMENT

Executive Officers and Directors

Set forth below is information concerning our directors, director nominees, executive officers and other key employees.

Name	Age	Position(s)
Yujun Xiao	40	Director, Chief Executive Officer
Yinglai Wang	39	Chairperson of the Board
Huiping Zhang	43	Chief Financial Officer
Xiaoming Chen	33	Chief Technology Officer
Xiaoqiu Zhang	42	Independent Director Nominee
Qi Zheng	42	Independent Director Nominee
Jin Ma	44	Independent Director Nominee

Yujun Xiao, Chief Executive Officer, Director

Yujun Xiao has been our Chief Executive officer since July 9, 2021. He founded HUHU China in 2015, prior to which he founded Shanghai Huhu Technology Ltd. in 2010 and served as its CEO from 2010 to 2015. From 2006 to 2010, he was the head of the engineer department of Shentong Computer Ltd. From 2001 to 2006, he served as a senior engineer at South Asia Technology Ltd. Mr. Xiao has extensive experience in corporate management and strategic decision making. He oversees the Company’s daily operations at a company-wide level and makes periodic business development plans based on the Company’s strategies. Mr. Xiao is also responsible for overseeing the Shenton Company strategy and business plan execution. Mr. Xiao holds a bachelor degree from Yancheng Institute of Technology, specializing in machinery manufacturing and automation. Yujun Xiao is the spouse of Yinglai Wang, Chairperson of the Company.

Huiping Zhang, Chief Financial Officer

Huiping Zhang has been our Chief Financial officer since July 9, 2021. She served as the Chief Financial Officer in multiple companies from 2002 to 2020. Her most recent experience prior to joining us was the CFO at Zhongcheng Zhihui Technology Ltd., a position she served from 2017 to 2020. Ms. Zhang has many years of experience in financial work and team management experience. She is familiar with companies related to banking, tax, industry and commerce. She is also familiar with work procedures in obtaining tax benefits at high technology companies. Ms. Zhang has extensive knowledge of financial coordination and due diligence work in the early stage of listing in China, and has great expertise in accounting and financial analysis. Ms. Zhang holds a bachelor degree from Jiangsu Open University in Accounting. She also has an Intermediate Accountant Certificate in China.

Yinglai Wang, Chairperson of the Board

Yinglai Wang has served as the Chairperson of the board since July 09, 2021. She co-founded Shanghai Huhu Technology Ltd. in 2010. She was a management consultant at Engineer Machinery Management Consulting from 2006 to 2009. She worked at Kunshan Haohaizi Group in the administrative management department from 2001 to 2005. Ms. Wang has extensive experience in corporate management in the mechanical engineering industry and has a unique and advanced perspective in the strategic development of the Company. She holds a bachelor’s degree in Wuxi Taihu College, specializing in business management. Yinglai Wang is the spouse of Yujun Xiao, who is the CEO and a director of the Company.

Xiaoming Chen, Chief Technology Officer

Xiaoming Chen has been our Chief Technology officer since July 09, 2021. He has served as the Chief Technology officer in HUHU China since 2015, prior to which he was the head of technology in Hanjin Electrical Automation System (Kunshan) Ltd. since 2011. He has worked as an engineer in multiple companies since 2009. Mr. Chen has abundant expertise in large to medium automation system project planning. Mr. Chen holds a college degree from Xuzhou Industry Career Technique College, specializing in Electric automation.

Xiaoqiu Zhang, Independent Director Nominee

Xiaoqiu Zhang founded Wuxi Xinzhan Corporate Management Consulting Limited and has served as the general manager since 2016. She oversees corporate management and creating strategic planning. From June 2015 to June 2018, she served as a director at Wuxi Dongling Smart Technology Co., during which she assisted the company in its public listing process in China. Ms. Zhang holds a college degree from Nanjing Political Academy in December 2004, and obtained bachelor degree in business management from Northeastern Finance University in October 2020.

Qi Zheng, Independent Director Nominee

Qi Zheng has served as the managing director of Beijing Weiheng (Wuxi) Law Firm since September 2021, prior to which role, he was the senior partner from March 2020 at Beijing Weiheng (Wuxi) Law Firm, responsible for the firm’s daily operation and corporate compliance department and criminal law department. He is also in-house counsel to multiple companies. Prior to joining Beijing Weiheng, he was an attorney at Jiangsu Manxiu Law Firm from April 2017 to March 2020. Mr. Zheng holds a bachelor of law degree in Nanjing Finance University on June 6, 2003, and a master of law degree from Tongji University in March 2015.

Jin Ma, Independent Director Nominee

Mr. Jin Ma has experience in consulting and accounting for over 10 years. He worked for Deloitte Touche Tohmatsu Certified Public Accountants LLP and Motorola Solutions (China) Co., Ltd. He co-founded Brook Partners consultancy in 2008 and has been the managing partner in charge of financial consulting and risk management consulting since then. Mr. Ma covers financial consulting, internal control and risk management for large-size state-owned enterprises and public companies. Mr. Ma graduated from Tianjin Finance University with a bachelor’s degree in Auditing in 2002. He was admitted as a member of the Association of Chartered Certified Accountants in UK in 2012 and a chartered professional accountant member of the Chartered Professional Accountant of British Columbia, Canada in 2015.

Family Relationships

Our CEO and director, Yujun Xiao is spouse to our Chairperson Yinglai Wang.

Board of Directors

Our board of directors will consist of 3 directors upon declaration of effectiveness of the registration statement of which this prospectus forms a part. A director is not required to hold any shares in our company to qualify to serve as a director. Subject to the rules of the relevant stock exchange and disqualification by the chairman of the board of directors, a director may vote with respect to any contract, proposed contract, or arrangement in which he or she is materially interested. A director may exercise all the powers of the Company to borrow money, mortgage its business, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any obligation of the Company or of any third party. There are no directors’ service contracts with the Company or its subsidiaries providing for benefits upon termination of employment.

Committees of the board of directors

Prior to the declaration of effectiveness of the registration statement of which this prospectus forms a part, we intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering.

Duties of Directors

As a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) a duty to exercise powers fairly as between different classes of shareholders; (v) a duty to exercise independent judgment; and (vi) a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. In fulfilling their duty of care to our company, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company may have the right to seek damages if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and, for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•        convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of the officers;

•        exercising the borrowing powers of our company and mortgaging the property of our company; and

•        approving the transfer of shares in our company, including the registration of such transfer in our register of members.

Terms of Directors and Officers

Our directors may be appointed by an ordinary resolution of our shareholders. Alternatively, our board of directors may, by the majority resolution of the directors appoint any person as a director to fill a casual vacancy on our board or as an addition to the existing board. Our directors are not automatically subject to a term of office and hold office until such time as they are removed from office by an ordinary resolution of our shareholders. In addition, a director will cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

Our officers are appointed by and serve at the discretion of the board of directors, and may be removed by our board of directors.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations and rights for these inventions, designs and trade secrets.

The agreement with our CEO Yujun Xiao provides for an annual base salary of the amount of RMB 36,360. Under the terms of the agreement, Yujun Xiao’s employment will continue indefinitely, subject to termination by either party to the agreement upon 1 months’ prior written notice or the equivalent salary in lieu of such notice.

The agreement with our CFO Huiping Zhang provides for an annual base salary of the amount of RMB [*]. Under the terms of the agreement, Huiping Zhang’s employment will continue from February 2022 through February 2025, subject to termination by either party to the agreement upon 1 months’ prior written notice or the equivalent salary in lieu of such notice.

The agreement with our Chairperson Yinglai Wang provides for an annual base salary of the amount of RMB 72,000. Under the terms of the agreement, Yinglai Wang’s employment will continue indefinitely, subject to termination by either party to the agreement upon 1 months’ prior written notice or the equivalent salary in lieu of such notice.

The agreement with our CTO Xiaoming Chen provides for an annual base salary of the amount of RMB 60,000. Under the terms of the agreement, Xiaoming Chen’s employment will continue indefinitely, subject to termination by either party to the agreement upon 1 months’ prior written notice or the equivalent salary in lieu of such notice.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment. Specifically, each executive officer has agreed not to engage in business that is similar or identical to the Company’s business, or to provide assistance for any individual or organization who is involved in similar or identical business with the Company.

Compensation of Directors and Executive Officers

In fiscal years ended December 31, 2022 and 2021, we paid an aggregate of RMB 1,355,499 (USD 201,441) and RMB 1,249,153 (USD 196,019) in cash to our executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. The PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

RELATED PARTY TRANSACTIONS

The table below sets forth the major related parties and their relationships with the Company as of December 31, 2022 and 2021:

(1)    Related party relationships:

Name of Related Party	Relationship to the Company
Mr. Yujun Xiao	CEO of the Company
Shanghai Tongcheng Enterprise Management Co., Ltd.	Mr. Yujun Xiao served as a supervisor and holds 40% of the shares
Anhui Zhongke Shenwei Intelligent Data Co., Ltd.,	Mr. Yujun Xiao is the legal representative and holds 9.51% of the shares
Ms. Yinglai Wang	Chairperson of the Company

(2) Due from related party:

	As of December 31,
	2022	2021
Shanghai Tongcheng Enterprise Management Co., Ltd.	$—	$1,569

The balance was fully rapid on September 5, 2022.

(3)    Due to related party:

	As of December 31,
	2022	2021
Mr. Yujun Xiao	$172,973	$637,007
Ms. Yinglai Wang	375,500	—
	$548,473	$637,007

Mr. Yujun Xiao and Ms. Yinglai Wang made advances to the Company as working capital to support the Company’s operations during the year ended December 31, 2022 and 2021. The balance was unsecured, interest-free and due upon demand.

(4)    Purchases from a related party:

	For the years ended December 31,
	2022	2021
Anhui Zhongke Shengwei Intelligent Data Co., Ltd	$805,679	$—

Our affiliated entity Anhui Zhongke and HUHU China entered into a software purchase agreement, whereby Anhui Zhongke sold factory management and monitoring software to HUHU China. The purchase price of the software is RMB 5,421,414 (approximately $805,679) and the purchase price was fully settled by December 31, 2022.The software was then sold to customers and the purchase price of the software was included in cost of revenue.

(5)    Guaranty from related parties:

On April 19, 2021, the Company entered into a loan agreement with the Bank of Jiangsu to obtain a loan of $313,844 (RMB 2,000,000) for one year with a maturity date on April 18, 2022 at a fixed annual interest rate of 4.4%. Ms. Yinglai Wang, Chairperson of the Company, provided her real estate property to guarantee the loan repayment. The loan was fully repaid upon maturity.

On March 22, 2021, the Company entered into a loan agreement with the Bank of Jiangsu to obtain a loan of $470,765 (RMB 3,000,000) for one year with a maturity date on March 21, 2022 at a fixed annual interest rate of 4.4%. Ms. Yinglai Wang, Chairperson of the Company, provided her real estate property to guarantee the loan repayment. The loan was fully repaid upon maturity.

On December 28, 2022, the Company entered into a loan agreement with the Bank of Jiangsu to obtain a loan of $144,986 (RMB 1,000,000) with a maturity date on December 27, 2023 at a fixed annual interest rate of 5.3505%. Ms. Yinglai Wang, the shareholder of the Company, is a co-borrower of the loan. The loan was fully repaid on January 28, 2023.

On April 01, 2022, the Company entered into a loan agreement with the Bank of Ningbo to obtain a loan of $434,959 (RMB 3,000,000) with a maturity date on March 28, 2023 at a fixed annual interest rate of 4.35%. After the repayment of $289,973 during fiscal year 2022, the loan balance was $144,986 as of December 31, 2022. Mr. Yujun Xiao, the CEO of the Company, and Ms. Yinglai Wang, the shareholder of the Company, guaranteed the repayment of the loan. The loan was fully repaid upon maturity.

On July 18, 2022, the Company entered into a loan agreement with the Bank of Nanjing to obtain a loan of $434,959 (RMB 3,000,000) for one year with a maturity date on July 17, 2023 at a fixed annual interest rate of 3.70%. Mr. Yujun Xiao, the CEO of the Company, and Ms. Yinglai Wang, the shareholder of the Company, guaranteed the repayment of the loan.

On December 10, 2021, the Company entered into a loan agreement with the China Construction Bank to obtain a loan of $188,306 (RMB 1,200,000) for one year with a maturity date on November 3, 2022 at a fixed annual interest rate of 4.05%. Ms. Yinglai Wang, the shareholder of the Company, personally guaranteed the repayment of the loan. The loan was fully repaid upon maturity.

On December 21, 2021, the Company entered into a loan agreement with the China Construction Bank to obtain a loan of $78,461 (RMB 500,000) for one year with a maturity date on November 3, 2022 at a fixed annual interest rate of 4.05%. Ms. Yinglai Wang, the shareholder of the Company, personally guaranteed the repayment of the loan. The loan was fully repaid upon maturity.

On October 27, 2022, the Company entered into a loan agreement with the Bank of China to obtain a loan of $579,945 (RMB 4,000,000) with a maturity date on August 13, 2023 at a fixed monthly interest rate of 2.8333‰. Mr. Yujun Xiao, the CEO of the Company, and Ms. Yinglai Wang, the shareholder of the Company, guaranteed the repayment of the loan.

On November 09, 2022, the Company entered into a loan agreement with the Bank of China to obtain a loan of $724,933 (RMB 5,000,000) with a maturity date on August 13, 2023 at a fixed monthly interest rate of 2.8333‰. Mr. Yujun Xiao, the CEO of the Company, and Ms. Yinglai Wang, the shareholder of the Company, guaranteed the repayment of the loan.

Employment Agreements

See “Management — Employment Agreements.”

Share Issuance

See “Principal Shareholders.”

Other Related Party Transactions

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary share as of the date of this prospectus, and as adjusted to reflect the sale of the ordinary share offered in this offering for

•        each of our directors and executive officers who beneficially owns our ordinary share; and

•        each person known to us to own beneficially more than 5% of our ordinary share.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on (i) 5,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus immediately prior to the effectiveness of the registration statement of which this prospectus is a part and (ii) ordinary share underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes (i) ordinary share outstanding immediately after the completion of this offering and (ii) ordinary share underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus.

As of the date of the prospectus, we have 5 shareholders of record, none of which is located in the United States. Each shareholder currently has the same voting rights.

Name of Beneficial Owner	Amount of Beneficial Ownership	Pre-Offering Percentage Ownership	Post-Offering Percentage Ownership
Directors, Director Appointees and Named Executive Officers:
Yujun Xiao, Chief Executive Officer and Director(1)	2,573,000	51.46%	%
Yinglai Wang, Chairperson(2)	2,062,000	41.24%	%
Huiping Zhang, Chief Financial Officer	0	—	—
Xiaoming Chen, Chief Technology Officer	0	—	—
All directors, director nominees and executive officers as a group (4 persons)	4,635,000	92.70%	%
5% or Greater Shareholders:
None

____________

(1)      Army Xiao Holdings Limited, a company formed under the laws of the British Virgin Islands, of which Yujun Xiao is the sole shareholder and director, holds 2,109,500 Ordinary Shares. In addition, Army Xiao Holdings Limited is the general partner of Increase Willpower Limited, a limited partnership formed under the laws of the British Virgin Islands. Yujun Xiao is deemed the beneficial owner of the 2,109,500 Ordinary Shares held by Army Xiao Holdings Limited and 463,500 Ordinary Shares held by Increase Willpower Limited.

(2)      Billion Wang Holdings Limited, a company formed under the laws of the British Virgin Islands, of which Yinglai Wang is the sole shareholder and director, holds 2,062,000 Ordinary Shares.

DESCRIPTION OF SHARE CAPITAL

We were incorporated as an exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time (the “Articles”), and the Companies Act (as amended) of the Cayman Islands, or the “Cayman Islands Companies Act.” A Cayman Islands exempted company with limited liability:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to hold an annual general meeting;

•        does not have to make its register of members open to inspection by shareholders of that company;

•        may obtain an undertaking against the imposition of any future taxation;

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Our Post-Offering Memorandum and Articles of Association

We have adopted a memorandum and articles of association, which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of our memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.

Ordinary Shares

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

Our authorized share capital is US$50,000 divided into 5,000,000,000 Ordinary Shares, par value US$0.00001 per share. Subject to the provisions of the Cayman Islands Companies Act and our memorandum and articles of association, and directions given by any ordinary resolution and the rights attaching to any class of existing shares, the directors have general and unconditional authority to issue, allot, grant options over or otherwise dispose of shares to such persons, at such times and on such terms as they may determine. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaches to Ordinary Shares. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering, there will be — Ordinary Shares issued and outstanding. Our authorized share capital of 5,000,000,000 Ordinary Shares comprises solely a single class of shares. Shares sold in this offering will be delivered against payment from the underwriters upon the closing of the offering in New York, New York, on or about            , 2023.

Dividends

Subject to the provisions of the Cayman Islands Companies Act and the Articles, the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose.

Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

No dividend shall bear interest as against the Company.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares and the Articles, unless any share carries special voting rights, on a show of hands every shareholder who is present in person, by its duly authorized representative or by proxy shall have one vote. On a poll, every shareholder shall have one vote for every share of which he is the holder.

Variation of Rights of Shares

If at any time our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a special resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless otherwise expressly provided by the terms, of issue of any class, the rights conferred on the holders of shares of that class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with that class.

Alteration of Share Capital

Subject to the Cayman Islands Companies Act, our shareholders may, by ordinary resolution:

(a)     increase our share capital by such sum, to be divided into shares of such amount, and with such rights, privileges, priorities and restrictions attached to them as prescribed by that ordinary resolution;

(b)    consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)     subject to the Cayman Islands Companies Act, sub-divide our shares or any of them into shares of smaller amounts than that fixed; and

(d)    cancel any shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person.

Subject to the Cayman Islands Companies Act and the Articles, we may, by special resolution of our shareholders, reduce the share capital of the Company and any capital redemption reserve in any manner.

Calls on Shares and Forfeiture

The directors may, from time to time, make calls on the shareholders in respect of some or all of any monies unpaid on their shares, whether in respect of par value or the premium payable on those shares, and each shareholder shall (subject to receiving at least 14 days’ notice specifying the time or times of payment), pay to us at the time or times so specified the amount called on his shares. The directors may revoke or postpone a call at any time. The joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share and the holder or joint holders of a share at the time of a call shall remain liable to pay the call on that share, notwithstanding any subsequent transfer of the share being registered by the Company. If a sum called in respect of a shares is not paid before or on the day appointed for payment of that call, the shareholder from whom it is due and payable shall pay interest on the sum at such rate as the directors may determine (being the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of 6 percent per annum) from the day appointed for payment of the call to the time of the actual payment. The directors may, at their discretion, waive payment of the interest in full or in part.

We have a first and paramount lien on every share (whether or not it is a fully paid share). The lien is for all monies, whether presently payable or not, called or payable at a fixed time in respect of that share and for all debts, liabilities or other obligations owed, whether presently or not, by the shareholder or by one or more joint shareholders or by any of their estates to the Company.

At any time, the directors may declare any share to be wholly or in part exempt from the lien on shares provisions of the Articles. Our lien, if any, on a share shall extend to all distributions payable on it.

Unclaimed Dividend

Any dividend that remains unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and revert to the Company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call or instalment of a call in respect of shares on the day appointed for payment, the directors may serve a notice on such shareholder naming a further date not earlier than the expiration of 14 days from the date of service on or before which the payment required by the notice is to be made and containing a statement that in the event of non-payment the shares, or any of them, will be liable to be forfeited.

If the requirements of such notice are not complied with, we may forfeit the shares together with any distributions declared payable in respect of the forfeited shares and not paid at any time before tender of payment.

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the directors think fit. The proceeds of any sale or disposition of the forfeited Share may be received and used by us as the directors determine.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with interest.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Islands Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Islands Companies Act and to the rights attaching to any class of shares, we may by our directors:

(a)     issue shares on terms that they are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on such terms and in such manner the directors may, before the issue of those shares determine; and

(b)    purchase our own shares (including any redeemable shares) on such terms and in such manner as the directors determine.

When making payments in respect of redemption or purchase of shares, the directors may make such payments in cash or in kind if so authorized by the terms of issue of those shares or with the agreement of the holder of those shares.

Transfer of Shares

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered on the register of members of the Company.

Where the shares in question are not listed on or subject to the rules of Nasdaq, shares are transferable, subject to the consent of our board of directors who may, in their absolute discretion, refuse to consent to any transfer and decline to register the transfer without giving any reason.

If our directors refuse to register a transfer of a share, they are required, within two months after the date on which the transfer was lodged, to notify the transferee of the refusal.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Islands Companies Act to inspect or obtain copies of our register of members or our corporate records. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies of the Cayman Islands.

General Meetings

All general meetings other than annual general meetings shall be called extraordinary general meetings. We may but are not obliged to hold an annual general meeting.

Any director may convene general meetings at such times and in such manner and places within or outside the Cayman Islands as the director considers necessary or desirable. General meetings shall also be convened by any one or more of our directors on the written request of shareholders entitled to exercise 10% or more of the voting rights in respect of the matter for which the meeting is requisitioned. Such written request must state the objects of the meeting and must be signed by the shareholders requisitioning the meeting. The written request must be lodged at our registered office in the Cayman Islands and may be delivered in counterpart. If the directors do not proceed to convene a general meeting within 21 days of the written request to requisition a meeting being lodged the requisitionists, or any of them together holding at least half of the voting rights of all of them, may convene the general meeting in the same manner as nearly as possible as that in which a general meeting may be convened by a director. Where the requisitionists fail to convene the general meeting within three months of their right to convene the meeting arising, the right to convene the general meeting shall lapse.

The director convening a general meeting shall give not less than seven days’ notice (not including the day on which the notice is given (or deemed to be given), but including the day on which the period of time expires) of a general meeting to those shareholders whose names on the date the notice is given appear as members in our register of members and are entitled to vote at the meeting. Such director shall also give such notice to each of the directors.

A general meeting held in contravention of the requirement to give notice is valid if shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares which that shareholder holds.

Subject to the Cayman Islands Companies Act and with the consent of the shareholders who, individually or collectively, hold at least ninety percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A general meeting is duly constituted if, at the commencement of the meeting, there are present in person, through their authorized representative or by proxy one or more shareholders holding in aggregate at least one-third of the paid up voting share capital of the Company entitled to vote on resolutions of shareholders to be considered at the meeting. Where a quorum comprises a single shareholder or proxy, such person may pass a resolution of shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid resolution of shareholders.

If, within two hours from the time appointed for the general meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the shareholders present shall be a quorum.

The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

At any general meeting the chairman is responsible for deciding in such manner as considered appropriate whether any resolution proposed has been carried or not and the result of the decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution and the result shall be announced to the meeting and recorded in the minutes of the meeting. The minutes of the meeting shall be conclusive evidence of the fact that a resolution was carried or not without proof of the number or proportion of the votes recorded in favour of or against such resolution.

Preferred Shares

Pursuant to our memorandum and articles of association, our directors have the authority to issue shares and other securities of the Company with such preferred, deferred or other special rights, restrictions or privileges whether with regard to voting, distributions, a return of capital, or otherwise and in such classes and series, if any, as the directors may determine. We do not currently have plans to issue any preferred shares.

Directors

We may by ordinary resolution or by resolution of our directors impose, a maximum or minimum number of directors required to hold office at any time and vary such limits from time to time. Under the Articles, we are required to have a minimum of one director.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

The directors shall be entitled to such remuneration as the directors may determine.

We may in general meeting fix a minimum shareholding required to be held by a director, but unless and until so fixed a director is not required to hold shares.

A director may be removed by ordinary resolution or by a resolution of our directors.

Subject to the provisions of the articles, the office of a director shall be vacated if:

(a)     he gives notice in writing to the Company that he resigns the office of director; or

(b)    he absents himself (without being represented by an alternate director appointed by him) from three consecutive meetings of the board of directors without special leave of absence from the directors, and they pass a resolution that he has by reason of such absence vacated office; or;

(c)     he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)    he is found to be or becomes of unsound mind; or;

(e)     all the other directors (being not less than two in number) resolve that he should be removed as a director;

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of the NASDAQ corporate governance rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of the NASDAQ corporate governance rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Islands Companies Act and our memorandum and articles and any directions given by ordinary resolution, our business and affairs shall be managed by, or under the direction or supervision of, the directors. The directors shall have all the powers necessary for managing, and for directing and supervising, our business and affairs of the Company as are not by the Cayman Islands Companies Act, our memorandum and articles or the terms of any special resolution required to be exercised by the shareholders. No alteration of our memorandum and articles or any direction given by ordinary or special resolution shall invalidate any prior act of the directors that was valid at the time undertaken.

The directors may delegate any of their powers to any committee consisting of one or more directors. They may also delegate to any managing director or director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate director may not act as managing director and the appointment of a managing director shall automatically terminate if he ceases to be a director. Any such delegation may be made subject to any conditions the directors may impose and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of directors shall be governed by the Articles regulating the proceedings of directors, so far as they are capable of applying.

The directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the directors may impose, and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of directors, so far as they are capable of applying.

The directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the directors, to be the attorney or authorized signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorized signatories as the directors may think fit and may also authorize any such attorney or authorized signatory to delegate all or any of the powers, authorities and discretions vested in him.

The directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by the directors.

The directors may exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to issue debentures, debenture stock, mortgages, bonds and other such securities and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

No person shall be disqualified from the office of director or alternate director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any other contract or transaction entered into by or on behalf of the Company in which any director or alternate director shall be in anyway interested be or be liable to be avoided, nor shall any director or alternate director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such director holding office or of the fiduciary relation thereby established. A director (or his alternate director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director or alternate director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon. A general notice that a director or alternate director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

Capitalization of Profits

The directors may capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve) or to the credit of profit and loss account or otherwise available for distribution and appropriate such sum to shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and apply such sum on their behalf in paying up in full unissued shares for issue, allotment and distribution credited as fully paid-up to and amongst them in the proportions aforesaid. In such event the directors may make such provisions as they think fit in the case of shares becoming distributable in fractions.

Liquidation Rights

The shareholders may, subject to the Articles and any other sanction required by the Cayman Islands Companies Act, pass a special resolution allowing the Company to be wound up voluntarily. If the Company shall be wound up, and the assets available for distribution amongst the shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them. If in a winding up the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise, without prejudice to the rights of holders of shares issued upon special terms and conditions.

Register of Members

Under the Cayman Islands Companies Act, we must keep a register of members and there should be entered therein:

•        the names and addresses of our shareholders, together with a statement of the shares held by each shareholder, such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each shareholder; (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a shareholder; and

•        the date on which any person ceased to be a shareholder.

Under the Cayman Islands Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Islands Companies Act is derived, to a large extent, from the older Companies Acts of the United Kingdom but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Islands Companies Act and the current Companies Act of the United Kingdom. In addition, the Cayman Islands Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands courts) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, the Cayman Islands Companies Act contains statutory provisions that facilitate the reconstruction of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands (the “Grand Court”). While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)     the statutory provisions as to the required majority vote have been met;

(b)    the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)     the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)    the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act.

The Cayman Islands Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits and Protection of Minority Shareholders.

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Grand Court can be expected to follow and apply the common law principles (namely the rule derived from the seminal English case of Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following acts in the following circumstances:

•        a company acts or proposes to act illegally or ultra vires;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Any of our shareholders may petition the Grand Court which may make a winding up order if the Grand Court of the Cayman Islands is of the opinion that it is just and equitable that we should be wound up and cease doing business, which may occur on the basis that there has been a loss of substratum and/or misconduct by management. Alternatively, the Grand Court may make an order: (1) regulating the conduct of our affairs; (2) requiring us to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained we have omitted to do; (3) authorizing civil proceedings to be brought in our name and on our behalf by the shareholder petitioner on such terms as the Grand Court may direct; or (4) providing for the purchase of the shares of any of our shareholders by other shareholders or us and, in the case of a purchase by us, a reduction of our capital accordingly.

Generally, claims against us must be based on the general laws of contract or tort applicable in the Cayman Islands or individual rights as shareholders as established by our memorandum and articles of association.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for liabilities incurred in their capacities as such as a result of any act or failure to act unless such losses or damages arise from their own actual fraud or willful default. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) a duty to exercise powers fairly as between different classes of shareholders; (v) a duty to exercise independent judgment; and (vi) a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. In fulfilling their duty of care to our company, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, there are indications that English and Commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings may also be convened by any one or more of our directors on the written request of shareholders entitled to exercise 10% or more of the voting rights in respect of the matter for which the meeting is requisitioned. Such written request must state the objects of the meeting and must be signed by the shareholders requisitioning the meeting. The written request must be lodged at our registered office in the Cayman Islands and may be delivered in counterpart. If the directors do not proceed to convene a general meeting within 21 days of the written request to requisition a meeting being lodged the requisitionists, or any of them together holding at least half of the voting rights of all of them, may convene the general meeting in the same manner as nearly as possible as that in which a general meeting may be convened by a director. Where the requisitionists fail to convene the general meeting within three months of their right to convene the meeting arising, the right to convene the general meeting shall lapse. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for election of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Islands Companies Act, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles (which include the removal of a director by ordinary resolution), the office of a director may be vacated if: (a) he gives notice in writing to the Company that he resigns the office of director; or (b) he absents himself (without being represented by an alternate director appointed by him) from three consecutive meetings of the board of directors without special leave of absence from the directors, and they pass a resolution that he has by reason of such absence vacated office; or; (c) dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; (d) he is found to be or becomes of unsound mind; or; (e) the other directors (being not less than two in number) resolve that he should be removed as a director.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Islands Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Islands Companies Act and our articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Islands Companies Act and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Islands Companies Act, our articles may only be amended by special resolution of our shareholders.

Anti-money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (as amended) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (as amended of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 5,000,000,000 Ordinary Shares, par value US$0.00001 per share, — Ordinary Shares are issued and outstanding. Upon completion of this offering, — Ordinary Shares will be issued and outstanding. Of that amount, — Ordinary Shares will be publicly held by investors participating in this offering, and — Ordinary Shares will be held by our existing shareholders, some of whom may be our “affiliates” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer. Prior to this offering, there has been no public market for our Ordinary Shares. While we intend to list the Ordinary Shares on the [Nasdaq Capital market], we cannot assure you that a regular trading market will develop in our Ordinary Shares.

All of the Ordinary Shares sold in the offering will be freely transferable by persons other than our “affiliates” in the United States without restriction or further registration under the Securities Act. Ordinary shares purchased by one of our “affiliates” may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

The Ordinary Shares held by existing shareholders are, and any Ordinary Shares issuable upon exercise of options outstanding following the completion of this offering will be, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Sales of substantial amounts of the Ordinary Shares in the public market could adversely affect prevailing market prices of the Ordinary Shares. As described below, only a limited number of our Ordinary Shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our Ordinary Shares, including Ordinary Shares issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our Ordinary Shares and our ability to raise equity capital in the future.

Lock-up Agreements

Pursuant to the underwriting agreement in connection with this offering, we, our directors and executive officers and the holders of [*]% or more of our outstanding Ordinary Shares have agreed, subject to certain exceptions, not to transfer or dispose of, directly or indirectly, any of our Ordinary Shares or any securities convertible into or exchangeable or exercisable for our Ordinary Shares for a period of six months after the closing of this offering. After the expiration of the six-month period, the Ordinary Shares held by our directors, executive officers and such shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act, pursuant to another exemption from registration under the Securities Act, or by means of a registered public offering. See “Underwriting — Lock-up Agreements” for more details.

Rule 144

All of our Ordinary Shares outstanding prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•        1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately shares immediately after this offering; or

•        the average weekly trading volume of the Ordinary Shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Ordinary Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as our officer or director of may resell their restricted shares in an “offshore transaction” under Regulation S if:

•        none of the shareholder, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States, and

•        in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

Additional restrictions are applicable to a holder of our restricted shares who will be our affiliate other than by virtue of his or her status as our officer or director.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in the Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of             , our Cayman Islands counsel; to the extent it relates to PRC tax law, it is the opinion of Jiangsu Junjin Law Firm, our PRC counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares and Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe that HUHUTECH is not a PRC resident enterprise for PRC tax purposes. HUHUTECH is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that HUHUTECH meets all of the conditions above. HUHUTECH is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with ours.

If the PRC tax authorities determine that HUHUTECH is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the Ordinary Shares. In addition, non-resident enterprise shareholders (including the ordinary shareholders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including the ordinary shareholders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% (and such PRC tax may be withheld at source in the case of dividends). Any PRC income tax liability may be reduced under applicable tax treaties. However, it is unclear whether non-PRC shareholders of HUHUTECH would in practice be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that HUHUTECH is treated as a PRC resident enterprise.

Provided that our Cayman Islands holding company, HUHUTECH, is not deemed to be a PRC resident enterprise, holders of the Ordinary Shares and Ordinary Shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or Ordinary Shares. However, under Bulletin 7 and Bulletin 37, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee, or the PRC entity which directly owns such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. However, sales of shares and Ordinary Shares by investors through a public stock exchange where such shares or Ordinary Shares are acquired on a public stock exchange are currently exempt from these indirect transfer rules under Bulletin 7 and Bulletin 37. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Bulletin 7 and Bulletin 37, and we may be required to expend valuable resources to comply with Bulletin 7 and Bulletin 37, or to establish that we should not be taxed under these circulars. See “Risk Factors — Risks Related to Doing Business in the PRC — We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.”

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the Ordinary Shares by a U.S. Holder (as defined below) that acquires the Ordinary Shares in this offering and holds the Ordinary Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the U.S. Internal Revenue Service (“IRS”) or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of the Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•        banks and other financial institutions;

•        insurance companies;

•        pension plans;

•        cooperatives;

•        regulated investment companies;

•        real estate investment trusts;

•        broker-dealers;

•        traders that elect to use a mark-to-market method of accounting;

•        certain former U.S. citizens or long-term residents;

•        tax-exempt entities (including private foundations);

•        holders who acquire their Ordinary Shares pursuant to any employee share option or otherwise as compensation;

•        investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•        investors that have a functional currency other than the U.S. dollar;

•        persons holding their Ordinary Shares in connection with a trade or business conducted outside the United States;

•        persons that actually or constructively own 10% or more of our stock (by vote or value); or

•        partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding the Ordinary Shares through such entities, all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of the Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the ordinary that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in or organized under the law of the United States or any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in the Ordinary Shares.

For U.S. federal income tax purposes, a U.S. Holder of Ordinary Shares will generally be treated as the beneficial owner of the underlying shares represented by the Ordinary Shares. The remainder of this discussion assumes that a U.S. Holder of the Ordinary Shares will be treated in this manner. Accordingly, deposits or withdrawals of Ordinary Shares for Ordinary Shares will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are generally categorized as a passive asset and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

After the restructure that was completed in March 2022, HUHU China is now an indirect subsidiary of the Company. Based upon our current and projected income and assets, including the expected proceeds from this offering, and projections as to the value of our assets (which are based on the expected market price of the Ordinary Shares immediately following this offering), we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of the Ordinary Shares may cause us to be or become a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of the Ordinary Shares from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization immediately following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of being or becoming a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules, and because our PFIC status is an annual factual determination, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC for any year during which a U.S. Holder holds the Ordinary Shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds the Ordinary Shares.

The discussion below under “— Dividends” and “— Sale or Other Disposition” is written on the basis that we will not be or become a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “— Passive Foreign Investment Company Rules.”

Dividends

Any cash distributions paid on the Ordinary Shares (including the amount of any PRC tax withheld) out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Ordinary Shares, in the case of Ordinary Shares. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on the Ordinary Shares will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Individuals and other non-corporate U.S. Holders will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income”; provided that certain conditions are satisfied, including that (1) the Ordinary Shares on which the dividends are paid are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty (the “Treaty”), (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend is paid and the preceding taxable year, and (3) certain holding period and other requirements are met. We intend to list the Ordinary Shares on the Nasdaq Stock Exchange. Provided that this listing is approved, we believe that the Ordinary Shares will generally be considered to be readily tradable on an established securities market in the United States. There can be no assurance that the Ordinary Shares will continue to be considered readily tradable on an established securities market in later years. Because the Ordinary Shares will not be listed on a U.S. exchange, we do not believe that dividends received with respect to Ordinary Shares that are not represented by Ordinary Shares will be treated as qualified dividends. Non-corporate U.S. Holders are urged to consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the Ordinary Shares.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “Taxation — People’s Republic of China Taxation”), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our Ordinary Shares, regardless of whether such shares are represented by the Ordinary Shares, and regardless of whether the Ordinary Shares are readily tradable on an established securities market in the United States, would be eligible for the reduced rates of taxation described in the preceding paragraph, provided that certain holding period and other requirements are met and that we are neither a PFIC nor treated as such with respect to a U.S. Holder for the taxable year in which the dividend is paid and the preceding taxable year.

For U.S. foreign tax credit purposes, dividends paid on the Ordinary Shares generally will be treated as income from foreign sources and generally will constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on the Ordinary Shares (see “Taxation — People’s Republic of China Taxation”). Depending on the U.S. Holder’s particular facts and circumstances and subject to a number of complex conditions and limitations, PRC withholding taxes on dividends that are non-refundable under the Treaty may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

A U.S. Holder will generally recognize gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such Ordinary Shares. The gain or loss will generally be capital gain or loss. Any capital gain or loss will be long term if the Ordinary Shares have been held for more than one year. The deductibility of a capital loss may be subject to limitations. Any such gain or loss that the U.S. Holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which may limit the availability of foreign tax credits. However, in the event we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law and PRC tax were to be imposed on any gain from the disposition of the Ordinary Shares, a U.S. Holder that is eligible for the benefits of the Treaty may elect to treat such gain as PRC source income. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to make the election to treat any gain as foreign source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the Ordinary Shares unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of the Ordinary Shares, including the availability of the foreign tax credit under its particular circumstances.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. Holder holds the Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition including, under certain circumstances, a pledge, of Ordinary Shares. Under the PFIC rules:

•        the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•        the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC (each, a “pre-PFIC year”) will be taxable as ordinary income; and

•        the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder holds the Ordinary Shares, and any of our subsidiaries is also a PFIC (a “lower-tier PFIC”), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to such stock. If a U.S. Holder makes this election with respect to the Ordinary Shares, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of the Ordinary Shares and we cease to be a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable United States Treasury regulations. We anticipate that the Ordinary Shares should qualify as being regularly traded, but no assurances may be given in this regard.

Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns the Ordinary Shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax consequences of owning and disposing of the Ordinary Shares if we are or become a PFIC.

UNDERWRITING

We will enter into an underwriting agreement with Univest Securities, LLC, or the representative, to act as the representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of our Ordinary Shares at the initial public offering price, less the underwriting discounts, as set forth on the cover page of this prospectus and as indicated below:

Name	Number of Ordinary Shares
Univest Securities, LLC
Total	—

The underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such shares are taken.

The underwriters will offer the ordinary shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of 7% of the offering price per ordinary share. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Discounts and Expenses

The underwriting discounts are equal to 7% of the initial public offering price.

The following table shows the price per share and total initial public offering price, underwriting discounts, and proceeds before expenses to us.

Per Share
Initial public offering price	$
Underwriting discounts to be paid by us	$
Proceeds to us, before expenses	$

We will also pay to the representative by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to 1.0% of the gross proceeds received by us from the sale of the shares.

We have agreed to reimburse the representative up to a maximum of $250,000 for out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below). We have paid an expense deposit of $50,000 to the underwriter upon the execution of the engagement letter (the Engagement Letter”) between us and the underwriter dated February 15, 2022, and an additional $30,000 upon our first confidential filing to the SEC, for the underwriter’s anticipated out-of-pocket accountable expenses. Any expenses advancement will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and non-accountable expense allowance, will be approximately $            .

Right of First Refusal

We have also agreed to provide the representative the right of first refusal (the “Right of First Refusal”), exercisable at the sole discretion of the representative, for a period of eighteen months from the closing date of our initial public offering, to provide investment banking service to the Company on an exclusive basis, including acting as leading manager for any underwritten public offering, as exclusive placement agent for any private financing by the Company, and as financial advisor in connection with any merger, business combination, or sale of a majority or controlling portion of the equity or assets of the Company. The Right of First Refusal shall be subject to FINRA Rule 5110(g)(5), including that it may be terminated by the Company for cause, which shall be a breach by the representative of the Engagement Letter or a material failure by the underwriter to provide the services as contemplated by the Engagement Letter.

Representative’s Warrants

In addition, we have agreed to issue the Underwriter Warrants to the representative, for a nominal consideration of $0.01, to purchase up to an aggregate number of ordinary shares equal to 5% of the total number of ordinary shares sold in this offering. Each such warrant evidencing the right to purchase one share of the ordinary shares being offered in this offering, and has an exercise price equal to 110% of the initial public offering price of the ordinary shares sold in this offering. The Underwriter Warrants shall be exercisable cashless for five years from the effective date of the registration statement of which this prospectus forms a part and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus forms a part. The Underwriter Warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Underwriter Warrants nor any of our ordinary shares issued upon exercise of the Underwriter Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days beginning on the date of commencement of sales of the offering. The Underwriter Warrants and the underlying ordinary shares will be registered in the registration statement of which this prospectus forms a part. We agreed to maintain an effective registration statement on Form F-1 (or Form F-3, if we are eligible to use such form) until such date that is the earlier of the date when all of the ordinary shares underlying the representative’s warrants have been publicly sold by holder of such warrants or such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such ordinary shares underlying the representative’s warrants without registration.

We will bear all fees and expenses attendant to registering the ordinary shares underlying the Underwriter Warrants, other than any underwriting commissions incurred and payable by the warrant holders. The exercise price and number of ordinary shares issuable upon exercise of the Underwriter Warrants may be adjusted in certain circumstances, including in the event of a share dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. The warrant exercise price and/or underlying shares may also be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Observer’s right

For the period of one year from the effective of the registration statement of which this prospectus forms a part, upon notice from the representative to the Company, the representative shall have the right to send a representative (who need not be the same individual from meeting to meeting) to observe each meeting of the board of directors of the Company; provided that such representative shall sign a Regulation FD compliant confidentiality agreement which is reasonably acceptable to the representative and its counsel in connection with such representative’s attendance at meetings of the board of directors of the Company; and provided further that upon written notice to the representative, the Company may exclude the representative from meetings where, in the written opinion of counsel for the Company, the representative’s presence would destroy the attorney-client privilege. The Company agrees to give the representative written notice of each such meeting and to provide the representative with an agenda and minutes of the meeting no later than it gives such notice and provides such items to the other directors, and reimburse the representative for his or her reasonable out-of-pocket expenses incurred in connection with its attendance at the meeting, including but not limited to, food, lodging and transportation, as well fees or compensation not in excess of those received by other non-employee members of the board of directors of the Company.

Lock-Up Agreements

We have agreed, for a period of [*] months from the date of this prospectus, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this offering, any of our Ordinary Shares or securities that are substantially similar to our Ordinary Shares, including but not limited to any options or warrants to purchase our Ordinary Shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Ordinary Shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representative.

Our officers, directors and shareholders have agreed, subject to certain exceptions, to a [*] lock-up period from the date of this prospectus, with respect to the Ordinary Shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that may be currently outstanding or which may be issued. This means that, for a period of twelve months following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative or as otherwise agreed.

The representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Listing

We intend to apply to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “[*]”. We make no representation that such application will be approved or that our Ordinary Shares will trade on such market either now or at any time in the future. However, we will not complete this offering unless we are so listed.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters or selling group members, if any, or by their affiliates, and the underwriters may distribute prospectus electronically. The underwriters may agree to allocate a number of Ordinary Shares to selling group members for sale to their online brokerage account holders. The Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and should not be relied upon by investors.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Pricing of this Offering

Prior to this offering, there has been no public market for our Ordinary Shares. The initial public offering price for our Ordinary Shares will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The initial public offering price of our Ordinary Shares in this offering does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of our company.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares, whether any such transaction is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of [*] days from the date of this prospectus.

Selling Restrictions

Other than in the United States, no action may be taken, and no action has been taken, by us or the underwriters that would permit a public offering of the Ordinary Shares offered by, or the possession, circulation or distribution of, this prospectus in any jurisdiction where action for that purpose is required. The Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the offering of the Ordinary Shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the Ordinary Shares in certain countries.

Stamp Taxes

If you purchase Ordinary Shares offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the initial public offering price listed on the cover page of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our Ordinary Shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our Ordinary Shares. The underwriters may engage in over-allotment sales, if applicable, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•        Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•        Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•        Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

•        A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Ordinary Shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or delaying a decline in the market price of our Ordinary Shares. As a result, the price of our Ordinary Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our Ordinary Shares. These transactions may occur on Nasdaq or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Taiwan, the Republic of China

The Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China, pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

Notice to Prospective Investors in the Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the Ordinary Shares, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any Ordinary Shares in the Cayman Islands.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discount, accountable expenses and non-accountable expenses, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	$
FINRA Fee
Stock Exchange Market Entry and Listing Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Total	$

LEGAL MATTERS

We are being represented by Ortoli Rosenstadt LLP with respect to certain legal matters of U.S. federal securities and New York state law. The validity of the Ordinary Shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by             . Legal matters as to PRC law will be passed upon for us by Jiangsu Junjin law Firm and for the underwriters by King & Wood Mallesons, Chengdu Office. Ortoli Rosenstadt LLP may rely upon              with respect to matters governed by Cayman Islands law and Jiangsu Junjin Law Firm with respect to matters governed by PRC law. Our Underwriter, Univest Securities LLC is represented by King & Wood Mallesons LLP with respect to certain legal matters of U.S. federal securities and New York state law.

EXPERTS

The consolidated financial statements for the years ended December 31, 2022 and 2021, included in this Registration Statement have been so included in reliance on the report of Wei, Wei & Co., LLP, an independent registered public accounting firm, given on the authority of said firm in auditing and accounting. The office of Wei, Wei & Co., LLP is located at 13310 39th Avenue, Flushing, New York, 11354.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Ordinary Shares represented by the Ordinary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the Ordinary Shares.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
HUHUTECH International Group Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of HUHUTECH International Group Inc. and Subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes and schedule (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP

We have served as the Company’s auditor since 2022.

Flushing, New York
May 31, 2023

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash	$1,361,728	$75,059
Restricted cash	326,888	536,456
Accounts receivable, net	6,097,806	5,177,611
Inventories	1,419,608	540,652
Advance to vendors	61,398	95,778
Prepayments and other assets, net	238,917	59,531
Due from a related party	—	1,569
TOTAL CURRENT ASSETS	9,506,345	6,486,656

Property, plant and equipment, net	512,755	552,299
Intangible assets, net	168,880	229,294
Deferred tax assets	70,873	111,952
Deferred offering costs	575,098	448,560
Right-of-use assets	38,199	53,820
TOTAL ASSETS	$10,872,150	$7,882,581

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short term bank loans	$2,029,809	$1,051,376
Notes payable	507,277	114,937
Accounts payable	3,019,972	2,582,848
Due to a related party	548,473	637,007
Advance from customers	512,369	61,168
Accrued expenses and other liabilities	509,381	435,476
Taxes payable	159,174	88,944
Operating lease liabilities – current	13,724	14,685
TOTAL CURRENT LIABILITIES	7,300,179	4,986,441
Operating lease liabilities – non-current	19,732	35,283
TOTAL LIABILITIES	7,319,911	5,021,724

COMMITMENTS AND CONTINGENCIES (Note 13)

SHAREHOLDERS’ EQUITY:
Ordinary shares, $0.00001 par value, 5,000,000,000 shares authorized, 5,000,000 shares issued and outstanding as of December 31, 2022 and 2021*	50	50
Additional paid-in capital	1,738,179	1,738,179
Statutory reserves	204,604	99,850
Retained earnings	1,762,915	937,660
Accumulated other comprehensive (loss) income	(153,509)	85,118
TOTAL SHAREHOLDERS’ EQUITY	3,552,239	2,860,857

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,872,150	$7,882,581

____________

*        Share and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2022	2021
Revenues	$11,374,257	$10,156,441
Cost of revenues	7,824,276	7,094,422
Gross profit	3,549,981	3,062,019

Operating expenses:
Selling expenses	391,013	271,071
General and administrative expenses	1,033,079	689,143
Research and development expenses	1,213,529	677,580
Total operating expenses	2,637,621	1,637,794
Income from operations	912,360	1,424,225

Other income (expense):
Interest income	4,021	8,071
Interest expense	(51,985)	(35,007)
Other income, net	99,920	224,358
Total other income, net	51,956	197,422

Income before income taxes	964,316	1,621,647

Provision for income taxes	34,307	252,605

Net income	930,009	1,369,042

Other comprehensive income
Foreign currency translation adjustments	(238,627)	49,982
Comprehensive income	$691,382	$1,419,024

Earnings per share*
Basic and diluted	$0.19	$0.27

Weighted average number of shares outstanding*
Basic and diluted	5,000,000	5,000,000

____________

*        Share and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares		Additional paid-in capital	Statutory reserves	Retained earnings (deficit)	Accumulated other comprehensive income (loss)	Total shareholders’ equity
	Shares*	Amount
Balance at December 31, 2020	5,000,000	$50	$1,277,138	$—	$(331,532)	$35,136	$980,792
Capital contribution	—	—	461,041	—	—	—	461,041
Net income	—	—	—	—	1,369,042	—	1,369,042
Statutory reserves appropriation	—	—	—	99,850	(99,850)	—	—
Foreign currency translation adjustments	—	—	—	—	—	49,982	49,982
Balance at December 31, 2021	5,000,000	50	1,738,179	99,850	937,660	85,118	2,860,857
Net income	—	—	—	—	930,009	—	930,009
Statutory reserves appropriation	—	—	—	104,754	(104,754)	—	—
Foreign currency translation adjustments	—	—	—	—	—	(238,627)	(238,627)
Balance at December 31, 2022	5,000,000	$50	$1,738,179	$204,604	$1,762,915	$(153,509)	$3,552,239

____________

*        Share and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$930,009	$1,369,042
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	138,572	102,277
Recovery of provision for doubtful accounts	(52,229)	(1,319)
Deferred tax expense	34,665	195,272
Amortization of operating lease right-of-use assets	19,643	4,813
Changes in operating assets and liabilities:
Accounts receivable	(1,370,494)	(3,592,713)
Notes receivable	—	149,668
Inventories	(979,451)	(175,007)
Prepayments and other assets	(171,856)	(34,113)
Advance to vendors	28,844	(33,358)
Accounts payable	674,460	1,744,336
Accrued expenses and other liabilities	60,707	98,585
Advance from customers	485,270	(353,803)
Taxes payable	81,964	86,625
Operating leases liabilities	(19,643)	(8,463)
Net cash (used in) operating activities	(139,539)	(448,158)

Cash flows from investing activities:
Additions to property, plant, and equipment	(95,448)	(42,024)
Acquisition of intangible asset	—	(241,830)
Net cash (used in) investing activities	(95,448)	(283,854)

Cash flows from financing activities:
Payments to related parties	(65,358)	(18,314)
Capital contributions	—	465,059
Proceeds from bank acceptance notes payable, net of repayments	426,965	113,543
Proceeds from short-term bank loans	5,079,409	1,038,631
Repayment of short-term bank loans	(3,952,709)	(465,059)
Payment of offering costs	(171,023)	(443,122)
Net cash provided by financing activities	1,317,284	690,738

Effect of exchange rate changes on cash and restricted cash	(5,196)	14,752
Net increase (decrease) in cash and restricted cash	1,077,101	(26,522)
Cash, cash equivalents and restricted cash at the beginning of year	611,515	638,037
Cash, cash equivalents and restricted cash at the end of year	$1,688,616	$611,515

Reconciliation of cash, cash equivalents and restricted cash, end of year
Cash and cash equivalents	$1,361,728	$75,059
Restricted cash	326,888	536,456
Cash, cash equivalents and restricted cash at the end of year	$1,688,616	$611,515

Supplemental cash flow disclosures:
Cash paid for income tax	$31,015	$34,163
Cash paid for interest	$51,985	$30,308

Non-cash investing activities:
Right-of-use assets obtained in exchange for operating lease obligations	$7,372	$53,852

The accompanying notes are an integral part of these consolidated financial statements.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

HUHUTECH International Group Inc. (“HUHUTECH” or the “Company”) is a holding company incorporated under the laws of the Cayman Islands on July 8, 2021. HUHUTECH, through its wholly-owned subsidiaries is a professional system integration provider to design and implement integrated facility management systems and industrial automation monitoring systems mainly for the optoelectronic, semiconductor, telecom and logistic industries in the People’s Republic of China (“China” or “PRC”).

Reorganization

A Reorganization of the legal structure was completed on January 14, 2022. The Reorganization involved the incorporations of HUHUTECH International Group Inc., a Cayman Islands holding company; HUHUTECH (HK) Limited (“HUHU HK”), a holding company established in Hong Kong, PRC; Wuxi Xinwu District Jianmeng Electromechanical Technology Co., Ltd (“WFOE”), a company established in the PRC; and the transfer of Jiangsu Huhu Electromechanical Technology Co., Ltd (“HUHU China”), a company established in the PRC, to WFOE.

Before and after the Reorganization, the Company, together with its subsidiaries, are effectively controlled by the same shareholder, who is the Chief Executive Officer (“CEO”) and the Chairman of the Board of Directors of the Company, therefore the reorganization is considered as a recapitalization of entities under common control in accordance with Accounting Standards Codification (“ASC”) 805-50-25. The consolidation of the Company and its subsidiaries have been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Upon the reorganization, the Company has subsidiaries in countries and jurisdictions in Hong Kong, China and the PRC. Details of the subsidiaries of the Company as of December 31, 2022 were set out below:

Name of Entity	Date of Incorporation	Jurisdiction of Formation	Percentage of Ownership	Principal Activities
HUHUTECH (HK) Limited (“HUHU HK”)	July 28, 2021	Hong Kong, PRC	100% by HUHU	Investment holding
Wuxi Xinwu District Jianmeng Electromechanical Technology Co., Ltd (“WFOE”)	December 10, 2021	PRC	100% by HUHU HK	System integration and engineering services
Jiangsu Huhu Electromechanical Technology Co., Ltd. (“HUHU China”)	August 20, 2015	PRC	100% by WFOE	System integration and engineering services
Huhu Technology Co., Ltd. (“HUHU Japan”)	April 25, 2022	JAPAN	100% by HUHU	System integration and engineering services

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Principles of consolidation

The accompanying consolidated financial statements include the financial statements of HUHUTECH International Group Inc. and its subsidiaries. All inter-company balances and transactions have been eliminated upon consolidation.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Uses of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements and are adjusted to reflect actual experience when necessary. Significant estimates required to be made by management include, but are not limited to allowance for doubtful accounts, allowance for inventories obsolescence, the useful lives of property and equipment, revenue recognition and the realization of deferred tax assets. Actual results could differ from those estimates.

Cash

Cash comprises cash at banks and on hand, which includes deposits with original maturities of three months or less with commercial banks. Cash balances in bank accounts in PRC are insured by the People’s Bank of China Financial Stability Department (“FSD”) where there is a RMB 500,000 (approximately $70,000) deposit insurance limit for a legal entity’s aggregated balance at each bank. As a result, the amounts not covered by FSD were $1,011,259 and $Nil as of December 31, 2022 and 2021, respectively. The Company had $165,264 in bank accounts in Japan. Cash balances in bank accounts in Japan are insured pursuant to the Deposit Insurance Act in Japan. Under the Deposit Insurance Act in Japan, the maximum amount of protection is JPY 10 million (approximately $76,000) per customer within one bank.

Restricted cash

Restricted cash consists of cash and cash equivalents which are used as collateral to secure note payable and used as guarantee deposit to secure the performance guarantee bank acceptance. A note payable is a draft issued by a bank for payments in future, which defers the payment until the due date for redeeming the note. According to the notes payable agreement with the bank, 50% to 100% of the amount is required to be deposited at the bank as security for the notes payable. Guarantee deposit is the deposit in bank to secure the performance guarantee bank acceptance issued by the bank. The performance guarantee bank acceptance is required by the Company’s customer for certain project as a guarantee to fulfill the contract. The security deposit for notes payable and performance guarantee bank acceptance amounted to $254,221 and $72,667, respectively, as of December 31, 2022. The security deposit for notes payable and performance guarantee bank acceptance amounted to $112,701 and $423,755, respectively, as of December 31, 2021. The Company earns interest at a variable rate per month on this restricted cash balance.

Accounts receivable, net

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. Allowance for doubtful accounts amounted to $361,014 and $419,509 as of December 31, 2022 and 2021, respectively.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Inventories

Inventories are materials stated at the lower of cost or net realizable value. Costs include purchase price and related shipping costs. The cost of inventories is calculated using the weighted average method. Any excess of the cost over the net realizable value of each item of inventories is recognized as an inventory valuation allowance. Net realizable value is estimated using selling price in the normal course of business less any costs to complete and sell products. No inventory reserve was recorded as of December 31, 2022 and 2021.

Advances to vendors

Advance to vendors consists of balances paid to suppliers for technical services and materials that have not been provided or received. Advances to suppliers are short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the collectability of the advance becomes doubtful. The Company uses the aging method to estimate the allowance for uncollectible balances. In addition, at each reporting date, the Company determines the adequacy of the allowance by evaluating all available information, and then records specific allowances for those advances based on the available facts and circumstances. As of December 31, 2022 and 2021, the allowance for uncollectible advances to vendors was nil.

Prepayments and other assets, net

Prepayments and other assets primarily consist of prepaid rents and advances to employees, which are presented net of allowance for doubtful accounts. Prepayment and other assets are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the collectability of the advance becomes doubtful. The Company uses the aging method to estimate the allowance for uncollectible balances. The allowance is also based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections and utilizations. Actual amounts received or utilized may differ from management’s estimate of credit worthiness and the economic environment. Prepayment and other assets are written off against the allowances only after exhaustive collection efforts. Allowance for uncollectible balances amounted to $3,670 and $28,299 as of December 31, 2022 and 2021, respectively.

Property, plant and equipment, net

Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is provided in the amounts sufficient to depreciate the cost of the related assets over their useful lives using the straight-line method, as follows:

Useful life
Office equipment	3 – 5 years
Transportation equipment	4 years
Building	20 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Intangible assets

Intangible assets consist primarily of the Type Class A license in construction and computer software. Type Class A license in construction is valid for five years and subject to renewal. Intangible assets are stated at cost less accumulated amortization. Intangible assets are amortized using the straight-line method.

License	5 years
Computer software	3 years

Impairment of long-lived assets

Long-lived assets, including property, plant and equipment and intangible assets with finite lives, are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for the years ended December 31, 2022 and 2021, respectively.

Deferred offering costs

Deferred offering costs were expenses directly related to the Company’s planned initial public offering (“IPO”). These costs consisted of legal, accounting, printing, and filing fees that the Company capitalized, including fees incurred by the independent registered public accounting firm directly related to the offering. The deferred offering costs will offset against the IPO proceeds and will be reclassified to additional paid-in capital upon completion of the IPO.

Notes payable

Notes payable are bank acceptance notes issued by financial institutions on the Company’s behalf to vendors with a specific due date usually for a period of within 12 months. These notes can either be endorsed by the vendor to other third parties as payment or can be factored to other financial institutions before maturity date.

As collateral security for financial institutions’ undertakings, the Company is required to maintain deposits with such financial institutions as restricted cash amounts of 50% to 100% of the balances of the bank acceptance notes. As of December 31, 2022, the Company deposited total $254,221 (RMB 1,753,410) as collateral to secure and issue seventeen bank acceptance notes of $ 499,375 (RMB3,444,291) to its vendors with maturity period of six months and one bank acceptance note of $ 7,902 (RMB 54,500) to its vendors with maturity period of twelve months. As of March 31, 2023, ten notes were fully paid upon maturity and the restricted deposit was also released upon the payment. As of December 31, 2021, the Company deposited total $112,701 (RMB 718,200) as collateral to secure and issue eight bank acceptance notes of $114,937 (RMB 732,445) to its vendors with maturity period of six months. As of May 31, 2022, the notes were fully paid upon maturity and the restricted deposit was also released upon the payment.

Fair value of financial instruments

U.S. GAAP requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•        Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

•        Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, accounts receivable, notes receivable, advances to vendors, prepayments and other assets, accounts payable, accrued expenses and other liabilities, advances from customers, notes payable, due to related parties and bank loans, approximates their recorded values due to their short-term maturities. The Company determined that the carrying value of the Short-term bank loans approximated their fair value by comparing the stated loan interest rate to the rate charged by similar financial institutions.

Revenue recognition

Revenues were presented under ASC 606 and all subsequent ASUs that modified ASC 606 for the years ended December 31, 2022 and 2021. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the Company applies the following steps:

Step 1: Identify the contract (s) with a customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

The Company derives its revenues primarily from three sources: (1) system integration projects; (2) product sales; (3) engineering consulting services. All of the Company’s contracts with customers do not contain cancellable and refund-type provisions.

Revenue from system integration projects

The Company’s revenues from system integration projects are normally under fixed-price contracts that may last from six months to three years. These contracts require the Company to perform customized services of project planning, system coding, installation of hardware and equipment, and configuration based on the customers’ specific needs which requires significant customization. Upon delivery of the services and equipment, customer acceptance is generally required. In the same contract, the Company is required to provide a warranty period for one to two years (“warranty period”) after the customized project is delivered with a 3% – 10% holdback of the total contract price (“contract holdback”) which is to be paid after the end of warranty period. The Company determined the warranty clause included in the contractual term is directly related to the quality of the Company’s integration projects and there are no specific tasks to be performed during the warranty period, and therefore, consider it an assurance-type warranty. The warranty is not considered a separate performance obligation and no revenue is associated with these services under ASC 606. Because of the nature of the projects, and the contract owners perform inspection during the project and prior to acceptance, the Company has not experienced material warranty costs and, therefore, does not believe an accrual for these costs is necessary.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue is recognized over the contract term using an input method under which the percentage of revenue to be recognized for a given project is measured by the estimates of the extent of progress towards project completion. Such contracts provide that the customer accept completion of progress to date and compensate the Company for services rendered, which may be measured in terms of costs incurred, units installed, or some other measure of progress. Application of the input method requires the use of estimates of costs to be incurred for the performance of the contract. Contract costs include all direct material costs, direct labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, and all costs associated with operation of equipment. The contract holdback is recognized as revenue after the warranty period has expired.

The cost estimation process is based upon the professional knowledge and experience of the Company’s engineers, project managers and financial professionals. Management conducts monthly reviews to assess the contract’s schedule, performance, technical matters and estimated cost at completion. When changes in estimated contract costs are identified, such revisions may result in current period adjustments to operations applicable to performance in prior periods.

Revenue from product sales

The Company generates revenue primarily through the sale and delivery of promised goods to customers and recognizes revenue when control is transferred to customers, which typically occurs upon customer acceptance, in an amount that reflects the consideration the Company expects to be entitled to in exchange for the goods or services and is recorded net of value-added tax (“VAT”). The Company’s contracts with customers are primarily on a fixed-price basis and do not contain cancellable and refund-type provisions.

The Company generally provides a one-year warranty against defects in materials related to the sale of products. The Company considerers the warranty as an assurance type warranty since the warranty provides the customer the assurance that the product complies with agreed-upon specifications. Estimated future warranty obligations are included in cost of product sales in the period in which the related revenue is recognized. The determination of the Company’s warranty accrual is based on actual historical experience with the product, estimates of repair and replacement costs and any product warranty problems that are identified after shipment. The Company estimates and adjusts these accruals at each balance sheet date in accordance with changes in these factors.

Revenue from engineering consulting services

Revenues generated from engineering consulting services are recognized upon the delivery of the engineering report as the Company’s performance obligations are satisfied. Expenses related to these types of services are recognized as incurred.

Contract balances

Accounts receivable represent amounts invoiced and revenues recognized prior to invoicing when the Company has satisfied the Company’s performance obligation and has the unconditional rights to payment. The balances of accounts receivable, net of allowance for doubtful accounts were $6,097,806 and $5,177,611 as of December 31, 2022 and 2021, respectively. Unearned revenues consist of payments received from customers related to unsatisfied performance obligations at the end of the period, and included in advance from customers in the Company’s consolidated balance sheets with the balance of $512,369 and $61,168 as of December 31, 2022 and 2021, respectively. All unsatisfied performance obligation will be performed within the next twelve months and no significant financing component is involved. There is no significant financing component in the Company’s revenue arrangement because the Company’s expected length of time between the payment and when the Company transfers the promised services is less than 12 months. For the portion of security deposit with more than 12 months is measured at present value at the reporting date by its primary borrowing rate. The impact of discounted interest expenses is not material for the years ended December 31, 2022 and 2021.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Disaggregation of revenues

For the years ended December 31, 2022 and 2021, the disaggregation of revenues by major revenue stream is as follows:

	For the years ended December 31,
	2022	2021
System integration projects	$11,344,086	$10,007,968
Product sales	—	43,161
Engineering consulting services	30,171	105,312
Total	$11,374,257	$10,156,441

Research and development costs

Research and development activities are directed toward the development of cleaning control system, ultrapure water control system, gas detection system, and temperature automatic control system used in the semiconductor manufacturing process. These costs, which primarily include salaries, contract services and supplies, are expensed as incurred.

Operating leases

The Company has lease contracts for manufacturing facilities and office space under operating leases. The Company determines whether an arrangement constitutes a lease and records lease liabilities and right-of-use assets on its consolidated balance sheets at lease commencement. The Company measures its lease liabilities based on the present value of the total lease payments not yet paid discounted based on the more readily determinable of the rate implicit in the lease or its incremental borrowing rate, which is the estimated rate the Company would be required to pay for a collateralized borrowing equal to the total lease payments over the term of the lease. The Company estimates its incremental borrowing rate based on an analysis of weighted average interest rate of its own bank loans. The Company measures right-of-use assets based on the corresponding lease liability adjusted for payments made to the lessor at or before the commencement date, and initial direct costs it incurs under the lease. The Company begins recognizing lease expense when the lessor makes the underlying asset available to the Company.

For leases with lease term less than one year (short-term leases), the Company records operating lease expense in its consolidated statements of operations on a straight-line basis over the lease term and record variable lease payments as incurred.

Value added tax (“VAT”)

Revenue represents the invoiced value of goods and services, net of VAT. The VAT is based on gross sales price and VAT rates range from 6% to 13%, depending on the type of products sold or service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable. All of the VAT returns filed by the Company’s subsidiaries in PRC remain subject to examination by the tax authorities for five years from the date of filing.

Government grants

Government grants are recognized as income in other income, net or as a reduction of specific costs and expenses for which the grants are intended to compensate. Such amounts are recognized in the consolidated statements of income and comprehensive income upon receipt and all conditions attached to the grants are fulfilled.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For the years ended December 31, 2022 and 2021, the Company received $119,346 and $248,301 of government grants for various research programs. The benefit of these government grants on net income per share (basic and diluted) was $0.02 and $0.05 for the years ended December 31, 2022 and 2021, respectively.

Income taxes

Cayman Islands

The Company is incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the laws of the Cayman Islands. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

Under Hong Kong tax laws, HUHU HK is subject to a statutory income tax rate at 16.5% if revenue is generated in Hong Kong and they are exempted from income tax on their foreign-derived income. There are no withholding taxes in Hong Kong on remittance of dividends.

PRC

The Company derives all its income in PRC. Under the Enterprise Income Tax (“EIT”) Law of PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. HUHU China was approved as a HNTE and is entitled to a reduced income tax rate of 15% beginning December 2022 The certificate is valid until December 2025

EIT is typically governed by the local tax authority in PRC. Each local tax authority at times may grant preferred tax treatment to local enterprises as a way to encourage entrepreneurship and stimulate local economy. The impact of the tax treatment noted above decreased foreign taxes by $109,750 and $nil for the years ended December 31, 2022 and 2021, respectively. The benefit of the preferred tax treatment on net income per share (basic and diluted) was $0.2 and $nil for the years ended December 31, 2022 and 2021, respectively.

Japan

Under Japanese tax laws, HUHU Japan is subject to a statutory income tax rate at 20% if revenue is generated in Japan and they are exempted from income tax on their foreign-derived income. There are no withholding taxes in Japan on remittance of dividends.

The Company accounts for income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred for the years ended December 31, 2022 and 2021. All of the tax returns of the Company’s subsidiaries in the PRC remain subject to examination by the tax authorities for five years from the date of filing.

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended December 31, 2022 and 2021, there were no dilutive shares. For the years ended December 31, 2022 and 2021, earnings per share amounted to $0.19 and $0.27, respectively.

Foreign currency translation

The functional currencies of the Company are the local currency of the county in which the subsidiaries operate. The Company’s consolidated financial statements are reported using U.S. Dollars. The results of operations and the consolidated statements of cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect on that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component in accumulated other comprehensive income included in consolidated statements of changes in equity. Gains and losses from foreign currency transactions are included in the consolidated statement of income and comprehensive income.

Since the Company operates primarily in the PRC, the Company’s main functional currency is the Chinese Yuan (“RMB”). HUHU Japan’s functional currency is the Japanese Yen (“JPY”). The Company’s consolidated financial statements have been translated into the reporting currency of U.S. Dollars (“US$”). The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in the translation.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Period Ended RMB: USD exchange rate	6.8972	6.3726
Period Average RMB: USD exchange rate	6.7290	6.4508
Period Ended JPY: USD exchange rate	131.81	115.17
Period Average JPY: USD exchange rate	131.46	109.84

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under U.S. GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of foreign currency translation adjustments resulting from the Company not using US$ as its functional currency.

Risks and uncertainties

Beginning in late 2019, an outbreak of a novel strain of coronavirus (COVID-19) first emerged in China and has spread globally. In March 2020, the World Health Organization (“WHO”) declared the COVID-19 as a pandemic. Governments in affected countries are imposing travel bans, quarantines and other emergency public health measures, which have caused material disruption to businesses globally resulting in an economic slowdown. Due to the fact that the COVID-19 coronavirus outbreak appears to be gradually contained in China, the Company’s production and sales activities have been gradually returning to normal in fiscal 2021 and 2022. On December 7, 2022, China announced 10 new rules that constitute a relaxation of almost all of its stringent COVID-19 pandemic control measures. While such measures effectively reopened business within China, COVID-19’s continued existence may have significant and still not well-understood impacts on our industry. As the result, the Company revenues increased approximately 12% as compared to the fiscal 2021. The full extent to which the COVID-19 outbreak in China impacts our future financial condition and results of operations is uncertain and will depend on future developments that currently cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions necessary to contain the COVID-19 outbreak or treat its impact, the disruption to the general business activities of China and the impact on the economic growth and business of our production facility and distributors for the foreseeable future, among others.

Segment reporting

In accordance with ASC Topic 280, Segment Reporting, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer. The Company’s CODM reviews the consolidated financial results when making decisions about allocating resources and assessing the performance of the Company as a whole and hence, the Company has only one reportable segment. The Company operates and manages its business in PRC China as a single segment. As the Company’s long-lived assets are substantially all located in the PRC and substantially all the Company’s revenues are derived from within the PRC, no geographical segments are presented.

Concentrations of risks

(a)     Concentration of credit risk

Assets that potentially subject the Company to a significant concentration of credit risk primarily consist of cash, accounts receivable and other current assets. The maximum exposure of such assets to credit risk is their carrying amounts as at the balance sheet dates. As of December 31, 2022 and 2021, the aggregate amount of cash of $1,160,765 and $69,267 respectively, was held at major financial institutions in PRC. Cash balances in bank accounts in PRC are insured by the People’s Bank of China Financial Stability Department (“FSD”) where there is a RMB 500,000 (approximately $70,000) deposit insurance limit for a legal entity’s aggregated balance at each bank. As a result, the amounts that was not covered by FSD were $1,011,259 and $Nil as of December 31, 2022 and 2021, respectively. The Company had $165,264 in bank accounts in Japan. Cash balances in bank accounts in Japan are insured pursuant to the Deposit Insurance Act in Japan. Under the Deposit Insurance Act in Japan, the maximum amount of protection is JPY 10 million (approximately $76,000) per customer within one bank. To limit the exposure to credit risk relating to deposits, the Company primarily places cash deposits with large financial institutions. The Company conducts credit evaluations of its customers and suppliers, and generally does not require collateral or other security from them. The Company establishes an accounting policy to provide for allowance for doubtful accounts based on the individual customer’s and supplier’s financial condition, credit history, and the current economic conditions.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(b)    Significant customers

For the year ended December 31, 2022, four customers accounted for 24.4%, 12.7%, 11.5% and 10.0% of total revenues. For the year ended December 31, 2021, three customers accounted for 28.6%, 13.3% and 10.6% of total revenues. As of December 31, 2022, five customers accounted for 18.4%, 16.7%, 12.2%, 11.2% and 10.6% of total accounts receivable. As of December 31, 2021, five customers accounted for 20.6%, 17.7%, 16.8%, 13.2% and 11.6% of total accounts receivable.

(c)     Significant suppliers

For the year ended December 31, 2022, one supplier accounted for approximately 13.8% of total purchases. For the year ended December 31, 2021, no supplier accounted for more than 10% of total purchases. As of December 31, 2022, four suppliers accounted for approximately 14.0%, 12.8%, 11.4% and 10.9% of total accounts payable. As of December 31, 2021, two suppliers accounted for approximately 21.2% and 21.1% of total accounts payable.

(d)    Foreign currency risk

A majority of the Company’s transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

The Company’s functional currency is the RMB, and the Company’s financial statements are presented in U.S. dollars. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect the Company’s financial results reported in the U.S. dollar terms without giving effect to any underlying changes in the Company’s business or results of operations. Currently, the Company’s assets, liabilities, revenues and costs are denominated in RMB. To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollars would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollars for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollars against RMB would have a negative effect on the U.S. dollar amount available to the Company.

Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires the Company to measure and recognize expected credit losses for financial assets held and not accounted for at fair value through net income. In November 2018, April 2019 and May 2019, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments — Credit Losses,” “ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses,” “Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments,” and “ASU No. 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief,” which provided additional implementation guidance on the previously issued ASU. The ASU is effective for fiscal years beginning after Dec. 15, 2019 for public business entities that meet the definition of an SEC filer,

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

excluding entities eligible to be SRCs as defined by the SEC. All other entities, ASU No. 2016-13 is effective for fiscal years beginning after December 15, 2022. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, “’Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (“ASU 2021-08”). This ASU requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. The amendments are effective for the Company beginning after December 15, 2023, and are applied prospectively to business combinations that occur after the effective date. The Company does not expect the adoption of ASU 2021-04 to have a material effect on the consolidated financial statements.

In November 2021, the FASB issued Accounting Standards Update No 2021-10, Government Assistance (Topic 832) — Disclosures by Business Entities about Government Assistance (“ASU 2021-10”). ASU 2021-10 requires additional disclosures regarding the nature of government assistance, the related accounting policy used to account for assistance, the affected line items and applicable amounts within the consolidated financial position and results of operations, and significant terms and conditions related to the assistance. Government assistance within the scope of ASC 832 includes assistance that is administered by domestic, foreign, local, state, national governments, as well as departments, independent agencies and intergovernmental organizations. The updated guidance increases transparency of government assistance including, 1) the type of assistance, 2) the entity’s accounting for assistance, and 3) the effect of assistance on the entity’s financial statements. The new standard is effective for fiscal years beginning after December 15, 2021. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

	December 31, 2022	December 31, 2021
Accounts receivable from third-party customers	$6,458,820	$5,597,120
Less: allowance for doubtful accounts	(361,014)	(419,509)
Account receivable, net	$6,097,806	$5,177,611

Allowance for doubtful accounts movement is as follows:

	December 31, 2022	December 31, 2021
Beginning balance	$419,509	$411,427
Reduction	(27,251)	(1,737)
Foreign currency translation adjustments	(31,244)	9,819
Ending balance	$361,014	$419,509

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ACCOUNTS RECEIVABLE, NET (cont.)

Approximately $2.6 million or 38.9% of the account receivable balance as of December 31, 2022 has been collected as of the issuance of this financial statement.

NOTE 4 — PREPAYMENTS AND OTHER ASSETS, NET

Prepayments and other assets consisted of the following:

	December 31, 2022	December 31, 2021
Prepaid rents	$40,067	$28,111
Deposit	132,527	—
Prepaid expense	69,993	59,719
Less: allowance for uncollectible balances	(3,670)	(28,299)
Prepayments and other current assets; net	$238,917	$59,531

Allowance for doubtful accounts movement is as follows:

	December 31, 2022	December 31, 2021
Beginning balance	$(28,299)	$(27,226)
Provision	—	(417)
Reduction	23,038	—
Foreign currency translation adjustments	1,591	(656)
Ending balance	$(3,670)	$(28,299)

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consist of the following:

	December 31, 2022	December 31, 2021
Building	$339,959	$366,034
Office equipment	96,782	69,933
Transportation equipment	320,167	286,208
Subtotal	756,908	722,175
Less: accumulated depreciation	(244,153)	(169,876)
Property and equipment, net	$512,755	$552,299

Depreciation expense for the years ended December 31, 2022 and 2021 amounted to $92,825 and $86,934, respectively.

NOTE 6 — INTANGIBLE ASSETS, NET

The Company states intangible assets at cost less accumulated amortization. Amortization expenses were $45,747 and $15,343 for the years ended December 31, 2022 and 2021, respectively.

	December 31, 2022	December 31, 2021
License	$226,178	$244,798
Computer software	744	805
Less: accumulated amortization	(58,042)	(16,309)
Intangible assets, net	$168,880	$229,294

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — INTANGIBLE ASSETS, NET (cont.)

The estimated future amortization expenses are as follows:

Years ending December 31,	Estimated Amortization Expense
2023	$42,974
2024	42,974
2025	42,974
2026	39,958
Total	$168,880

NOTE 7 — LEASES

The Company has several operating leases for manufacturing facilities and offices. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Total lease expense amounted to $5,510 for the year ended December 31, 2021, which included $697 interest and $4,813 amortization expenses of ROU assets. Total lease expense amounted to $19,643 for the year ended December 31, 2022, which included $1,978 interest and $17,664 amortization expenses of ROU assets. Total cash paid for operating leases amounted to $19,643 and $9,523 for the years ended December 31, 2022 and 2021.

Supplemental balance sheet information related to operating leases was as follows:

	December 31, 2022	December 31, 2021
Right-of-use assets, net	$38,199	$53,820
Operating lease liabilities – current	$13,724	$14,685
Operating lease liabilities – non-current	19,732	35,283
Total operating lease liabilities	$33,456	$49,968

The weighted average remaining lease terms and discount rates for all of operating leases were as follows as of December 31, 2022:

Remaining lease term and discount rate:
Weighted average remaining lease term (years)	3
Weighted average discount rate	4.5%

The following is a schedule of maturities of lease liabilities as of December 31, 2022:

Years ending December 31,
2023	$14,959
2024	13,654
2025	6,827
Total future minimum lease payments	35,440
Less: imputed interest	1,984
Total	$33,456

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — ACCRUED EXPENSE AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	December 31, 2022	December 31, 2021
Payroll payable	$359,224	$272,018
Rent payable	3,844	61,141
Equipment payable	57,035	90,221
Other payables	89,278	12,096
Total	$509,381	$435,476

NOTE 9 — SHORT TERM LOANS

Short-term borrowings consisted of the following:

	December 31, 2022	December 31, 2021
Bank of Jiangsu
Interest rate of 4.4%, from April 19, 2021 to April 18, 2022	$—	$313,844
Interest rate of 4.4%, from March 22, 2021 to March 21, 2022	—	470,765
Interest rate of 5.3505%, from December 28, 2022 to December 27, 2023	144,986	—
Bank of Ningbo
Interest rate of 4.35%, from April 01, 2022 to March 28, 2023	144,986	—
Bank of Nanjing
Interest rate of 3.7%, from July 18, 2022 to July 17, 2023	434,959	—
China Construction Bank
Interest rate of 4.05%, from December 10, 2021 to November 3, 2022	—	188,306
Interest rate of 4.05%, from December 21, 2021 to November 3, 2022	—	78,461
Bank of China
Interest rate of 2.83333‰, from October 27, 2022 to August 13, 2023	579,945	—
Interest rate of 2.83333‰, from November 09, 2022 to August 13, 2023	724,933	—
Total	$2,029,809	$1,051,376

On April 19, 2021, the Company entered into a loan agreement with the Bank of Jiangsu to obtain a loan of $313,844 (RMB 2,000,000) for one year with a maturity date on April 18, 2022 at a fixed annual interest rate of 4.4%. Ms. Yinglai Wang, the shareholder of the Company, provided her real estate property to guarantee the loan repayment. The loan was fully repaid upon maturity.

On March 22, 2021, the Company entered into a loan agreement with the Bank of Jiangsu to obtain a loan of $470,765 (RMB 3,000,000) for one year with a maturity date on March 21, 2022 at a fixed annual interest rate of 4.4%. Ms. Yinglai Wang, the shareholder of the Company, provided her real estate property to guarantee the loan repayment. The loan was fully repaid upon maturity.

On December 28, 2022, the Company entered into a loan agreement with the Bank of Jiangsu to obtain a loan of $144,986 (RMB 1,000,000) with a maturity date on December 27, 2023 at a fixed annual interest rate of 5.3505%. Ms. Yinglai Wang, the shareholder of the Company, is a co-borrower of the loan. The loan was fully repaid on January 03, 2023.

On April 01, 2022, the Company entered into a loan agreement with the Bank of Ningbo to obtain a loan of $434,959 (RMB 3,000,000) with a maturity date on March 28, 2023 at a fixed annual interest rate of 4.35%.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — SHORT TERM LOANS (cont.)

After the repayment of $289,973 during fiscal year 2022, the loan balance was $144,986 as of December 31, 2022. Mr. Yujun Xiao, the CEO of the Company, and Ms. Yinglai Wang, the shareholder of the Company, guaranteed the repayment of the loan. The loan was fully repaid upon maturity.

On July 18, 2022, the Company entered into a loan agreement with the Bank of Nanjing to obtain a loan of $434,959 (RMB 3,000,000) for one year with a maturity date on July 17, 2023 at a fixed annual interest rate of 3.70%. Mr. Yujun Xiao, the CEO of the Company, and Ms. Yinglai Wang, the shareholder of the Company, guaranteed the repayment of the loan.

On December 10, 2021, the Company entered into a loan agreement with the China Construction Bank to obtain a loan of $188,306 (RMB 1,200,000) for one year with a maturity date on November 3, 2022 at a fixed annual interest rate of 4.05%. Ms. Yinglai Wang, the shareholder of the Company, personally guaranteed the repayment of the loan. The loan was fully repaid upon maturity.

On December 21, 2021, the Company entered into a loan agreement with the China Construction Bank to obtain a loan of $78,461 (RMB 500,000) for one year with a maturity date on November 3, 2022 at a fixed annual interest rate of 4.05%. Ms. Yinglai Wang, the shareholder of the Company, personally guaranteed the repayment of the loan. The loan was fully repaid upon maturity.

On October 27, 2022, the Company entered into a loan agreement with the Bank of China to obtain a loan of $579,945 (RMB 4,000,000) with a maturity date on August 13, 2023 at a fixed monthly interest rate of 2.8333‰. Mr. Yujun Xiao, the CEO of the Company, and Ms. Yinglai Wang, the shareholder of the Company, guaranteed the repayment of the loan.

On November 09, 2022, the Company entered into a loan agreement with the Bank of China to obtain a loan of $724,933 (RMB 5,000,000) with a maturity date on August 13, 2023 at a fixed monthly interest rate of 2.8333‰. Mr. Yujun Xiao, the CEO of the Company, and Ms. Yinglai Wang, the shareholder of the Company, guaranteed the repayment of the loan.

For the years ended December 31, 2022 and 2021, the Company recorded bank loan interest expenses of $51,985 and $35,007, respectively.

NOTE 10 — RELATED PARTIES BALANCES AND TRANSACTIONS

Related party balances as of December 31, 2022 and 2021 and transactions for the years ended December 31, 2022 and 2021 are as follows:

(1)    Related party relationships:

Name of Related Party	Relationship to the Company
Mr. Yujun Xiao	CEO of the Company
Ms. Yinglai Wang	Chairperson of the Company
Shanghai Tongcheng Enterprise Management Co., Ltd.	Mr. Yujun Xiao served as a supervisor and holds 40% of the shares
Anhui Zhongke Shengwei Intelligent Data Co., Ltd	Mr. Yujun Xiao is the legal representative and holds 9.51% of the shares

(2)    Purchases from related parties:

	For the years ended December 31,
	2022	2021
Anhui Zhongke Shengwei Intelligent Data Co., Ltd	$805,679	$—

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — RELATED PARTIES BALANCES AND TRANSACTIONS (cont.)

Our affiliated entity Anhui Zhongke and HUHU China entered into a software purchase agreement, whereby Anhui Zhongke sold factory management and monitoring software to HUHU China. The purchase price of the software is RMB 5,421,414 (approximately $805,679) and the purchase price was fully settled by December 31, 2022. The software was then sold to customers and the purchase price of the software was included in cost of revenue.

(3)    Due from related party:

	As of December 31,
	2022	2021
Shanghai Tongcheng Enterprise Management Co., Ltd.	$—	$1,569

The balance was fully repaid on September 5, 2022.

(4)    Due to related party:

	As of December 31,
	2022	2021
Mr. Yujun Xiao	$172,973	$637,007
Ms. Yinglai Wang	375,500	—
	$548,473	$637,007

Mr. Yujun Xiao and Ms. Yinglai Wang made advances to the Company as working capital to support the Company’s operations during the year ended December 31, 2022 and 2021. The balance was unsecured, interest-free and due upon demand.

NOTE 11 — TAXES

Corporate Income Taxes (“CIT”)

The components of the income tax provision are as follows:

	For the year ended December 31, 2022	For the year ended December 31, 2021
Current income tax expense	$568	$57,333
Deferred income tax expense	33,739	195,272
Total provision for income taxes	$34,307	$252,605

The following table reconciles the PRC statutory rate to the Company’s effective tax rate:

	For the year ended December 31, 2022	For the year ended December 31, 2021
PRC statutory tax rate	25.0%	25.0%
Effect of PRC preferential tax rate	(11.4)%	—%
Research and development (“R&D”) tax credit	(18.9)%	(6.3)%
Non-PRC entities not subject to tax	2.8%	—%
Non-deductible items*	6.1%	(3.2)%
Effective tax rate	3.6%	15.5%

____________

*        Non-deductible items represent excess expenses not deductible for PRC tax purpose.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — TAXES (cont.)

The following table summarizes deferred tax assets and liabilities resulting from differences between financial accounting basis and tax basis of assets and liabilities:

	December 31, 2022	December 31, 2021
Deferred tax assets:
Allowance for doubtful accounts	$54,703	$111,952
Net operating losses	16,170	—
Total deferred tax assets	$70,873	$111,952

As of December 31, 2022, the Company’s Japanese entities had net operating losses carryforwards of approximately $67,300, which will expire on various dates from November 01, 2023 to October 31, 2032. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the cumulative earnings and projected future taxable income in making this assessment. Recovery of substantially all of the Company’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable, management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets as at December 31, 2022 and 2021.

Taxes payable

Taxes payable consist of the following:

	December 31, 2022	December 31, 2021
Income tax payable	$14,089	$36,790
Value-added tax payable	132,188	39,357
Other taxes payable	12,897	12,797
Total taxes payable	$159,174	$88,944

NOTE 12 — SHAREHOLDERS’ EQUITY

Ordinary shares

The Company was established by the founding shareholders under the laws of the Cayman Islands on July 8, 2021. The Company is authorized to issue 5,000,000,000 Ordinary Shares with a par value of $0.00001 each. As of December 31, 2022 and 2021, on a retroactive basis to reflect the reorganization, 5,000,000 Ordinary Shares are issued and outstanding.

Capital contributions

HUHU China was incorporated under the laws of the People’s Republic of China with a total registered capital of approximately $3.27 million (RMB 21,575,000). As of December 31, 2019, the Company received total capital contributions of approximately $1.16 million (RMB 8,000,000). During the years ended December 31, 2020 and 2021, the Company received capital contributions of $113,636 (RMB 790,000) and $461,041 (RMB 3,000,000), respectively. As of the date of this report, pursuant to the articles of incorporation of HUHU China, the remaining capital investment of approximately $1.54 million (RMB 9,785,000) shall be contributed in full before December 31, 2049.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — SHAREHOLDERS’ EQUITY (cont.)

Statutory reserve and restricted net assets

As stipulated by relevant PRC laws and regulations, the Company’s subsidiaries and affiliated entities in the PRC must take appropriations from after-tax profits to non-distributive funds. These reserves include the general reserve and the development reserve.

The general reserve requires an annual appropriation of 10% of after-tax profits each year-end until the balance reaches 50% of a PRC company’s registered capital. The development reserve is set aside at the Company’s discretion. These reserves can only be used for general enterprise expansion and are not distributable as cash dividends. The general reserve amounted to $204,604 and $99,850 as of December 31, 2022 and 2021, respectively.

Because the Company’s operating subsidiaries in the PRC can only pay distributions out of distributable profits reported in accordance with PRC accounting standards, the Company’s operating subsidiaries in the PRC are restricted from transferring a portion of their net assets to the Company. The restricted amounts include the paid-in capital and statutory reserves of the Company’s entities in the PRC. The aggregate amount of paid-in capital and statutory reserves, which represented the amount of net assets of the Company’s operating subsidiaries in the PRC not available for distribution, was $1,942,783 and $1,838,029 as of December 31, 2022 and 2021, respectively.

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company is subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. As of December 31, 2022, the Company has no outstanding litigation.

NOTE 14 — SUBSEQUENT EVENTS

Bank loans

On March 17, 2023, the Company entered into a loan agreement with the Bank of Jiangsu to obtain a loan of $144,986 (RMB 1,000,000) with a maturity date on March 16, 2024 at a fixed annual interest rate of 3.7%. Mr. Yujun Xiao, the CEO of the Company, and Ms. Yinglai Wang, the shareholder and director of the Company, guaranteed the repayment of the loan.

Purchase of real estate

On January 31, 2023, the Company purchased an apartment for dormitory use in Otsu, Kikuchi-gun, Kumamoto, Japan. The purchase price was $ 396,783 (JPY 52,300,000).

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
SCHEDULE I — PARENT COMPANY FINANCIAL INFORMATION

The Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. The payment of dividends by entities organized in the PRC is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in the PRC. The Company’s subsidiaries are also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its statutory reserves account until the accumulative amount of such reserves reaches 50% of its respective registered capital. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

In addition, the Company’s operations and revenues are conducted and generated in the PRC, all of the Company’s revenues being earned and currency received are denominated in RMB. RMB is subject to the foreign exchange control regulation in China, and, as a result, the Company may be unable to distribute any dividends outside of China due to PRC foreign exchange control regulations that restrict the Company’s ability to convert RMB into USD.

Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company’s PRC subsidiary exceed 25% of the consolidated net assets of the Company.

Certain information and footnote disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. The Company’s investment in subsidiary is stated at cost plus equity in undistributed earnings of subsidiaries.

The condensed financial information has been prepared using the same accounting policies as set out in the consolidated financial statements except that the equity method has been used to account for investments in its subsidiaries. For the parent company, the Group records its investments in subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments — Equity Method and Joint Ventures. Such investments are presented on the Condensed Balance Sheets as ‘‘Investments in subsidiaries’’ and the subsidiaries’ gain as ‘‘Equity in gain of subsidiaries’’ on the Condensed Statements of Comprehensive Income.

For the period from July 8, 2021 (the date of incorporation of the parent company) to December 31, 2022 there were no material contingencies, significant provisions of long-term obligations, guarantees of the parent company.

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
SCHEDULE I — PARENT COMPANY FINANCIAL INFORMATION

PARENT COMPANY BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Cash	$189	$—
Investment in subsidiaries, net	1,468,874	727,181
TOTAL ASSETS	$1,469,063	$727,181

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Due to related party	$50,500	$—
TOTAL LIABILITIES	$50,500	$—

EQUITY:

Share capital	50	50
Subscription receivable	(50)	(50)
Retained earnings	1,622,624	692,615
Accumulated other comprehensive (loss) income	(204,061)	34,566
TOTAL SHAREHOLDERS’ EQUITY	1,418,563	727,181
TOTAL LIABILITIES AND EQUITY	$1,469,063	$727,181

____________

*        Shares and per share data are presented on a retroactive basis to reflect the recapitalization.

PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the year ended December 31, 2022	For the period from July 8, 2021 (Inception) to December 31, 2021
G&A expenses	$(50,311)	$—
Equity in earnings of subsidiaries	980,320	692,615
NET INCOME	930,009	692,615
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	(238,627)	34,566
COMPREHENSIVE INCOME	$691,382	$727,181

HUHUTECH INTERNATIONAL GROUP INC. AND SUBSIDIARIES
SCHEDULE I — PARENT COMPANY FINANCIAL INFORMATION

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2022	For the period from July 8, 2021 (Inception) to December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$930,009	$692,615
Adjustments to reconcile net income to net cash used in operating activities:
Equity in earnings of subsidiaries	(980,320)	(692,615)
NET CASH (USED IN) OPERATING ACTIVITIES	(50,311)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Due from related party	50,500	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	50,500	—
CHANGES IN CASH	189	—
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF YEAR	—	—
CASH AND CASH EQUIVALENTS AT THE END OF YEAR	$189	$—

— Ordinary Shares

HUHUTECH International Group Inc.

PROSPECTUS

, 2023

Until and including          , 2023 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended memorandum and articles of association provides that every director, alternate director or officer shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or willful default.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

The Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Rule 901 of Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, or Section 4(a)(2) under the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of securities.

On July 8, 2021, we issued 5,000,000 Ordinary Shares in connection with the incorporation of the Company pursuant to the exemptions from registration under Rule 901 of Regulation S and Section 4(a)(2) under the Securities Act.

The details of the above-mentioned issuance are as follows:

Shareholders	Date of Issuance	Number of Securities	Consideration
Harneys Fiduciary (Cayman) Limited*	July 8, 2021	1	US$ 0.00001
Billion Wang Holdings Limited	July 8, 2021	2,061,999	US$ 20.6
Army Xiao Holdings Limited	July 8, 2021	2,109,500	US$ 21.1
Fountain Qian Holdings Limited	July 8, 2021	210,000	US$ 2.1
Lucky Wei Holdings Limited	July 8, 2021	155,000	US$ 1.6
Increase Willpower Limited Partnership	July 8, 2021	463,500	US$ 4.6

____________

*        On July 8, 2021, Harneys Fiduciary transferred 1 share to Billion Wang Holdings Limited. pursuant to Section 4(a)(1) of the Securities Act, for transactions by persons other than an issuer, underwriter, or dealer.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)    That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)    That for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That for the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

HUHUTECH International Group Inc.

Exhibit Index

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1***	Memorandum and Articles of Association
4.1**	Specimen Certificate for ordinary share
4.2**	Form of Underwriter’s Warrant
5.1**	Opinion of regarding the validity of the Ordinary Shares being registered
5.2**	Opinion of Ortoli Rosenstadt LLP, U.S. counsel to HUHUTECH International Group Inc., as to the enforceability of the Underwriters Warrants
8.1**	Opinion of Jiangsu Junjin Law Firm regarding certain PRC tax matters (included in Exhibit 99.1)
10.1***	Form of Employment Agreement by and between Executive Officers and the Company
10.2**	Form of Lock-Up Agreement
10.3***	Lease Agreement between the Company and Yue Li Leasing Service (Nanjing) Co., Ltd.
10.4***	English Translation of Lease Agreement between the Company and Chongda He.
10.5***	English Translation of Property Certificate of Tianan Zhihui City property owned by the Company
10.6***	English Translation of Property Purchase Contract between the Company and regarding the purchase of Tiananzhihui City Property
10.7***	English Translation of Flexible Term Working Capital Loan Agreement between the Company and Bank of China dated June 22, 2022
10.8***	English Translation of Working Capital Loan Agreement between the Company and Bank of Nanjiing (Wuxi branch) dated July 18, 2022
10.9***	English Translation of Working Capital Loan Agreement between the Company and Bank of Ningbo dated March 28, 2022
10.10***	English Translation of Flexible Term Work Capital Loan Agreement between the Company and Bank of China dated July 19, 2022
10.11***	English Translation of Working Capital Loan Contract between the Company and Bank of Jiangsu dated March 19, 2020.
10.12***	English Translation of Working Capital Loan Contract between the Company and Bank of Jiangsu dated March 22, 2021.
10.13***	English Translation of Working Capital Loan Contract between the Company and Bank of Jiangsu dated April 19, 2021.
10.14***	English Translation of Working Capital Loan Contract between the Company and Bank of Jiangsu dated March 15, 2022.
10.15***	English Translation of Loan Contract between the Company and China Construction Bank dated November 3, 2021.
10.16***	English Translation of Agreement between Li Yi System Engineering (Shanghai) Limited and the Company dated September 15, 2020
10.17***	English Translation of Sales Agreement between AUO and the Company dated December 8, 2020.
10.18***	English Translation of Installation Agreement between Hefei Lanke and the Company dated April 1, 2021.
10.19***	English Translation of Sales Agreement between Shiyuan and the Company dated July 9, 2021.
10.20***	English Translation of Project Contract between China Electronics and the Company dated June 8, 2021.
10.21***	English Translation of Employment Agreement between the Chief Executive Officer, Yujun Xiao, and the Company
10.22***	English Translation of Employment Agreement between the Chief Financial Officer, Huiping Zhang, and the Company
10.23***	English Translation of Employment Agreement between the Chief Technology Officer, Xiaoming Chen, and the Company
10.24***	English Translation of Software Purchase Agreement between the Company and Anhui Zhongke dated March 8, 2022
10.25***	The Company’s Affidavit regarding the Loan Agreement with China Construction Bank

Exhibit No.	Description
10.26***	The Company’s Affidavit regarding the Loan Agreement with Bank of Ningbo
14.1***	Code of Business Conduct and Ethics of the Registrant
21.1***	List of Subsidiaries
23.1*	Consent of Wei, Wei & Co., LLP
23.2**	Consent of (included in Exhibit 5.1)
23.3**	Consent of Jiangsu Junjin Law Firm (included in Exhibits 8.1 and 99.1)
99.1**	Opinion of Jiangsu Junjin Law Firm, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters
99.2***	Audit Committee Charter
99.3***	Compensation Committee Charter
99.4***	Nomination Committee Charter
99.6***	Request for Waiver and Representation under Item 8.A.4 of Form 20-F.
107***	Filing Fee Table

____________

*        Filed herewith.

**      To be filed by amendments

***    Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jiangsu, China, on May 31, 2023.

HUHUTECH International Group Inc.
By:	/s/ Yujun Xiao
	Name:	Yujun Xiao
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on May 31, 2023.

Signature	Title
/s/ Yujun Xiao	Chief Executive Officer and Director
Name: Yujun Xiao	(Principal Executive Officer)
/s/ Huiping Zhang	Chief Financial Officer
Name: Huiping Zhang	(Principal Executive Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of HUHUTECH International Group Inc., has signed this registration statement or amendment thereto in New York on May 31, 2023.

Authorized U.S. Representative
Cogency Global Inc.
By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President